As filed with the Securities and Exchange Commission on January 11, 2010        Registration No. 333-166839

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-1
Pre Effective Amendment No. 3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MOQIZONE HOLDING CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware		95-4217605
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

7A-D Hong Kong Industrial Building
444-452 Des Voeux Road West
Hong Kong
+852 34434384
(Address and telephone number of principal executive offices and principal place of business)

Moqizone Holding Corporation
7A-D Hong Kong Industrial Building
444-452 Des Voeux Road West
Hong Kong
+852 34434384
(Name, address and telephone number of agent for service)

Copies to:
Leser, Hunter, Taubman & Taubman
17 State Street, Flr. 20
New York, NY 10004
Tel: (212) 732-7184

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.   See definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per share (2)		Proposed maximum aggregate offering price		Amount of registration fee (5)
Common Stock, $0.001 par value		$		$		$
Common Stock underlying Series C preferred (3)	869,422		9.50		8,259,509		588.90
Common Stock underlying Warrants (4)	869,422		9.50		8,259,509		588.90
Common Stock underlying Placement Agent Warrants	173,884		9.50		1,651,898		117.78
Total	1,912,728				$18,170,916		$1,295.58

(1)
Pursuant to Rule 416 of the Securities Act of 1933, as amended, the shares of common stock offered hereby also include such presently indeterminate number of shares of our common stock as shall be issued by us to the selling shareholders as a result of stock splits, stock dividends or similar transactions.

(2)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended based upon the average of the bid and asked price of the Registrant’s common stock as quoted on the Over-the-Counter Bulletin Board on May 13, 2010.  Accordingly, the closing bid price on May 13, 2010 was $4.00 and the asked price was $15.00.

(3)
The shares of common stock registered hereunder are being registered for resale by selling stockholders named in the prospectus upon conversion of 869,422 shares of series C convertible preferred stock.

(4)	The shares of common stock registered hereunder are being registered for resale by selling stockholders named in the prospectus upon exercise of outstanding warrants to purchase common stock.

(5)	The registration fee has been calculated in accordance with Rule 457(g).

EXPLANATORY NOTE

The registrant is filing a single prospectus in this Registration Statement on Form S-1 pursuant to Rule 429 under the Securities Act of 1933, as amended, in order to satisfy the requirements of the Securities Act and the rules and regulations thereunder for this offering.

We are filing this amendment to include our responses to the Securities & Exchange Commission’s  (“SEC”) Comment letter dated November 9, 2010 after its review of the S-1 Amendment No. 1 filed on October 13, 2010, file number 333-166839.  This amendment is also being filed to conform the disclosure contained herein to our Quarterly Report on Form 10-Q for the quarter ending September 30, 2010, which we filed on November 15, 2010.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED

PROSPECTUS

MOQIZONE HOLDING CORPORATION.

1,912,728  Shares

Common Stock

This prospectus relates to the resale of up to 1,912,728 shares of our common stock, $0.001 par value. The selling stockholders named herein may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price, at prices related to such prevailing market price, in negotiated transactions or a combination of such methods of sale. We will not receive any proceeds from the sales by the selling stockholders.

Our shares of common stock are quoted on OTC Bulletin Board under the symbol “MOQZ.”  The closing price of our common stock on January 10, 2011 was $1.65.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK.  YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT.  SEE “RISK FACTORS” BEGINNING ON PAGE 8 FOR A DISCUSSION OF RISKS APPLICABLE TO US AND AN INVESTMENT IN OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is January 10, 2011

We have not authorized any person to give you any supplemental information or to make any representations for us. You should not rely upon any information about us that is not contained in this prospectus or in one of our public reports filed with the Securities and Exchange Commission (“SEC”) and incorporated into this prospectus. Information contained in this prospectus or in our public reports may become stale. You should not assume that the information contained in this prospectus, any prospectus supplement or the documents incorporated by reference are accurate as of any date other than their respective dates, regardless of the time of delivery of this prospectus or of any sale of the shares. Our business, financial condition, results of operations and prospects may have changed since those dates. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted.

In this prospectus the “company,” “we,” “us,” and “our” refer to MOQIZONE HOLDING CORPORATION, a Delaware corporation and its subsidiaries.

Until [  ], all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters.

ADDITIONAL  INFORMATION; ABOUT THIS PROSPECTUS

We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov.  Copies of Company’s Annual Reports on Form 10K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 are all available on our website http://www.moqicorp.com free of charge, within a week after we file same with the SEC or by sending a request for a paper copy to our outside securities counsel: Leser, Hunter, Taubman & Taubman, c/o Moqizone Holding Corporation, 17 State Street, Suite 2000, New York, NY 10004.

ITEM 3. SUMMARY INFORMATION, RISK FACTORS AND RATIO OF EARNINGS TO FIXED CHANGES

This summary highlights selected information appearing elsewhere in this prospectus. While this summary highlights what we consider to be the most important information about us, you should carefully read this prospectus and the registration statement of which this prospectus is a part in their entirety before investing in our common stock, especially the risks of investing in our common stock, which we discuss later in “Risk Factors,” and our financial statements and related notes beginning on page s 8, F-1 and F-7,   respectively . Unless the context requires otherwise, the words “we,” “us” and “our” refer to MOQIZONE HOLDING CORPORATION and our subsidiaries.

Our Company

Through our Shanghai MoqiZone subsidiary, our primary business focus is to provide an online game delivery platform delivering contents of online games that are hosted by us to internet cafes which have installed Netcafe Farmer and/or our WiMAX equipment in China via our Netcafe Farmer software or our proprietary MoqiZone WiMAX Network. Our MoqiZone WiMAX Network is a wireless virtual proprietary network. Netcafe Farmer is an online game client software auto-update distribution system which enables internet cafés to automatically update their game client software on real time basis for all the PCs in their cafés. The combination of MoqiZone WiMAX Network and Netcafe Farmer form the backbone of our distribution channel for our online games to our targeted market, which are licensed Internet cafes in cities where the internet cafés business is more developed. Please see further discussion at page 47 under “Business – Key Corporate Objectives”. Since November 2009, we have connected approximately 30 Internet cafes in Chengdu and 3 Internet cafes in Suzhou. We have not generated any revenue from MoqiZone WiMAX Network and little revenue was generated from the license fee of Netcafe Farmer as of December 31, 2009 as we are providing our WiMAX installation to the internet cafes free of charge. Once a substantial number of WiMAX installed internet cafes are participating in our business (expected to be approximately 700 internet cafes), we plan to commence our charged services to the internet cafes.

Netcafe Farmer is currently servicing approximately 700 internet cafés mainly in Henan, Hebei, Zhejiang, and Northeast of China with a nominal annual subscription fees and has also established a strong network with major content suppliers to help them to promote games in internet cafés.

Our key business development objectives over the next two years are to grow and expand our business penetration servicing Internet cafes throughout selected targeted cities in China. These business objectives will require the build out of our MoqiZone WiMAX Network, continuous technological development of our portals including but not limited to  www.moqizone.com  and www.53mq.com (“53MQ”), and also aggregation of online digital entertainment contents (meaning online gaming, videos, movies, music and other online contents). We will not be able to generate significant revenue until we have a basic foundation of all these components. Please see further discussion at page (44) under “Business – Key Operating Objectives”.

Our principal executive offices are located at Hong Kong and Shanghai, and our telephone number is +852 34434383.

Our Independent Auditors Have Expressed Their Concern As To Our Ability to Continue As A Going Concern

Our independent auditors, Paritz & Company, P.A., have expressed substantial doubt concerning our ability to continue as a going concern. As of March 31, 2010, we had a stockholders’ deficiency of approximately $3,800,000 and an accumulated deficit of roughly $6,100,000. We will continue incurring additional expenses as we implement our growth in the fiscal year of 2010, which will reduce our net income in 2010. If we are not able to achieve profit or continue to raise capital from additional financings to fund our operation, then we likely will be forced to cease operations and investors will likely lose their entire investment.

Our History

Moqizone Holding Corporation, formerly called Trestle Holdings, Inc., was previously a non-operating public company which was seeking out suitable candidates for a business combination with a private company.  Trestle originally developed and sold digital tissue imaging and telemedicine applications linking dispersed users and data primarily in the healthcare and pharmaceutical markets.

The common stock of MoqiZone currently trades on the OTCBB under the symbol “MOQZ.”

Acquisition of our Operating Business

On March 15, 2009, Trestle entered into a Share Exchange Agreement with MoqiZone Cayman, Lawrence Cheung, the principal shareholder of MoqiZone Cayman, and, MKM, our former principal stockholder (the “Agreement”).  MoqiZone Cayman is the record and beneficial owner of 100% of the share capital of MoqiZone Hong Kong and MoqiZone Hong Kong is the record and beneficial owner of 100% of the share capital of Shanghai MoqiZone.  On June 1, 2009, pursuant to the Agreement, and as a result of MoqiZone Hong Kong’s receipt of approximately $4,345,000 in gross proceeds from our private financing, Trestle became the record and beneficial owner of 100% of the share capital of MoqiZone Cayman and therefore own 100% of the share capital of MoqiZone Hong Kong directly and Shanghai MoqiZone indirectly in exchange for the issuance to Lawrence Cheung and the other shareholders of MoqiZone Cayman of 10,743 shares of our sought to be created Series B convertible preferred stock. and such Series B preferred stock will be automatically converted (on the basis of 1,000 shares of common stock for each share of Series B preferred stock) into an aggregate of 10,743,000 shares of our common stock, representing approximately 95% of our issued and outstanding shares of common stock, on a fully-diluted basis, as at the time of conversion (but prior to the issuance of any other equity or equity type securities). The remaining 5% of the then outstanding shares of the Company’s common stock are publicly traded and are owned by approximately 83 shareholders on record (see Reverse Stock Split below at Page 6).

Pursuant to the terms of the Agreement, Eric Stoppenhagen resigned as our Interim President, effective immediately.  Additionally, each of our directors tendered their resignation as one of our directors, which was on June 19, 2009 to our stockholders.  Our Board of Directors appointed Lawrence Cheung to serve as our Chief Executive Officer, effective June 19, 2009.  Additionally, commencing on that same date, Benjamin Chan was elected to serve as a director as well.

Recent Developments

The 2010 Financing
We completed a private equity financing of $1,956,200 on March 29, 2010, with 7 accredited investors. Net proceeds from the offering are approximately $1,760,400. Pursuant to the financing, we issued a total of 869,422 units of our securities at $2.25 per unit. Each Unit consists of (i) one (1) share of the Company’s Series C Convertible Preferred Stock, par value $0.001 per share (the “Preferred Shares”), convertible into one share of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and (ii) a Series C Warrant (the “Series C Warrant”) and Series D Warrant (the “Series D Warrant”), collectively the “Warrants”), with the total amount of Warrants of each Series exercisable to purchase that number of shares of Common Stock as shall be equal to fifty percent (50%) of the number of Units purchased in the Offering. Each of the Warrants has a term of three (3) years.

In connection with this financing, we paid cash compensation to a placement agent in the amount of $195,620. Additionally, in connection with this financing, we granted warrants to purchase up to 86,942 shares of common stock, Series C Warrants to purchase up to 43,471 shares of common stock and Series D Warrants to purchase 43,471 shares of common stock to the placement agent or its designees. These warrants have the same terms as the warrants issued to Investors that are included in the Units.

The MobiZone Hong Kong Financing

On June 1, 2009, we completed a private financing of $4,345,000, with 10 accredited investors (the “June 1 Financing”), which initially included $300,000 that we received in October 2008 pursuant to a Convertible Loan Agreement with two accredited investors (the “Convertible Notes”), however, in accordance with the terms of the Convertible Notes, on August 20, 2009, the holders of the Convertible Notes elected to be repaid the principal of the Notes rather than convert the Convertible Notes into the same securities issued to the investors pursuant to the June 1 Financing. The net proceeds from the June 1 Financing were approximately $3,337,000 after taking into account the fees and expenses of the Offering as well as the repayment of the Convertible Notes.  Consummation of the June 1 Financing was a condition to the completion of the Share Exchange.  The securities offered in the June 1 Financing was sold pursuant to a Securities Purchase Agreement (the “Purchase Agreement”) by and among the Company, MoqiZone Cayman, Cheung, MKM and each of the purchasers thereto (the “Investors”).  Pursuant to the Purchase Agreement, we issued a total of approximately 405 Units of securities consisting of (a) $10,000 of 8% exchangeable convertible notes of MobiZone Hong Kong due March 31, 2011 (the “Notes”), (b) three year Class A callable warrants (the “Class A Warrants”) to purchase 2,778 shares of common stock of Trestle, at an exercise price of $2.50 per share, and (c) three year Class B non-callable warrants (the “Class B Warrants”) to purchase 2,778 shares of common stock of the Company at an exercise price of $3.00 per share.  The exercise prices of the Warrants are subject to weighted average and other anti-dilution adjustments.  Pursuant to the sale of approximately 405 Units, we issued an aggregate of approximately $4,045,000 of Notes, Class A Warrants to purchase up to 1,123,614 shares of common stock and Class B Warrants to purchase up to 1,123,614 shares of common stock will be issued.  The Notes were and will be issued by MobiZone Hong Kong and the Warrants will be issued by Trestle (now Moqizone Holding Corporation).

On August 11, 2009, we completed a further private equity financing of $900,000 with 3 accredited investors (the “August 11 Financing”).  Net proceeds from the August 11 Financing are approximately $800,000.  Pursuant to the August 11 Financing, we issued a total of approximately 90 Units of securities each consisting of (a) $10,000 of 8% exchangeable convertible notes of MobiZone Hong Kong due March 31, 2011 (the “Notes”), (b) three year Class A callable warrants (the “Class A Warrants”) to purchase 2,778 shares of common stock of Moqizone, at an exercise price of $2.50 per share, and (c) three year Class B non-callable warrants (the “Class B Warrants”) to purchase 2,778 shares of common stock of Moqizone at an exercise price of $3.00 per share.  The exercise prices of the Warrants are subject to weighted average and other anti-dilution adjustments.  Pursuant to the sale of approximately 90 Units, we issued an aggregate of approximately $900,000 of Notes, Class A Warrants to purchase up to 250,000 shares of common stock and Class B Warrants to purchase up to 250,000 shares of common stock will be issued.  All of the securities issued in the August 11 Financing contain the same terms and conditions as the securities issued to the investors of the June 1 Financing (the “August 11 Financing”; and together with the June 1 Financing, the “Financings”).

We raised a total of $4,945,000 from 11 accredited investors from the Financings after repayment of the Convertible Notes.  As a result of the Financings, we issued a total of approximately 494.5 Units of securities each consisting of (a) the Notes, (b) the Class A Warrants, and (c) the Class B Warrants.  Pursuant to the sale of approximately 494.5 Units, we issued an aggregate of approximately $4,945,000 of Notes, Class A Warrants to purchase up to 1,373,614 shares of common stock and Class B Warrants to purchase up to 1,373,614 of common stock will be issued.  The net proceeds from the Financings are to be used for working capital and general corporate purposes.  We are obligated to file a registration statement within 150 days of the second closing, providing for the resale of the shares of common stock underlying the securities issued pursuant to the Financings.

In connection with the June 1 Financing and August 11 Financing, we granted warrants to purchase up to 582,779 shares of common stock respectively to Tripoint Global Equities, LLC, the placement agent or its designees.  These warrants have the same terms as the warrants issued to Investors and included in the Units.  The placement agent received a total of 582,779 warrants to purchase up to 582,779 shares of our common stock from the Financing. These warrants have the same terms as the warrants issued to Investors and included in the Units.

We completed the initial closing of a private equity financing of approximately $247,000 on August 27, 2010 with 2 accredited investors pursuant to a Securities Purchase Agreement.  Net proceeds from the offering, are approximately $207,000.  Pursuant to the financing, we issued a total of 11 units of our securities at $22,500 per unit.  Each Unit consists of (i) an 8% Convertible Note, convertible into shares of the Common Stock, (ii) a Series E Warrant, and (iii) a Series F Warrant, each such warrant gives the holder the right to purchase up to that number of shares of our common stock as shall be equal to fifty percent (50%) of the number of shares of common stock underlying the Convertible Note.  Each of the Warrants has a term of three (3) years.

In connection with this financing, we paid cash compensation to a placement agent in the amount of $24,650.  We also issued, to the placement agent or its designees, in connection with this financing, warrants to purchase up to that number of shares of our common stock as shall be equal to ten percent (10%) of the total number of shares underlying the Units.  These warrants have the same terms as the warrants issued to Investors that are included in the Units.

(a)	all of the issued and outstanding Notes were cancelled;

(b)
all interest accrued on the Notes (at the rate of 8% per annum) from the date of issuance to the date of cancellation was paid, at the Company’s option, in shares of Trestle common stock valued at $1.80 per share;

(c)
each $1,000 principal amount of cancelled MoqiZone Hong Kong Note was exchanged for one share of Series A Preferred Stock, $0.001 par value per share.  The Series A Preferred Stock (i) has a liquidation value of $1,000 per share, (ii) votes, together with the Trestle common stock, on an “as converted basis”, and (iii) is convertible, at any time after issuance, at the option of the holder, into shares of Trestle common stock at a conversion price of $1.80 per share, subject to customary adjustments, including weighted average anti-dilution protection.

Acquisition of Netcafe Farmer
On December 21, 2009, we acquired a client-end software called “Netcafe Farmer” which was originally developed by Mr. Liu Qian in 2006. It is a client-end software available in the market that provides an automatic content update distribution system in internet cafés allowing internet cafés to automatically update their client-end software on a real time basis for all their computers. Pursuant to the Agreement, we acquired the ownership of the software “Netcafe Farmer” from Mr. Liu Qian, including all the intellectual property and all its existing business has been transferred to Shanghai MoqiZone. The total consideration paid was RMB650,000 (or approximately US$95,000). By acquiring Netcafe Farmer, the Company also recruited Mr. Liu Qian and his development team of 4 people. The incremental salary is approximately $75,500 (RMB516,000) per annum. It is expected that the income generated from existing Netcafe Farmer business will substantially subsidize the monthly additional salary expenses. Under the guidance in FASB ASC 805, the purchase price was allocated to intangible assets and amortized over its estimated life. No liability was assumed in this acquisition. “Netcafe Farmer” has operated for approximately 18 months and earned less than 20,000 RMB (or approximately US$3,000) per month. The total income in the most recentfiscal year was approximately US$36,000. Mr. Liu Qian has the obligation to transfer all the intellectual property, including source codes of Netcafe Farmer to the Company.

Netcafe Farmer is currently servicing approximately 700 internet cafés mainly in Henan, Hebei, Zhejiang, and Northeast of China and has also established a strong network with major content suppliers to help them to promote games in internet cafés. As a result of the foregoing, we will be able to bring tremendous synergy to the Moqizone online game platform business and improve our services to internet café operators. The existing brand name “Netcafe Farmer” will be retained and a new version will be developed to support the Moqizone WiMAX Network.   The acquisition of Netcafe Farmer will also allow us to cover internet café s, which due to physical limitation cannot install our WiMAX equipment, via fixed line network. Internet cafe s installed with Netcafe Farmer will be able to enjoy the same products and services as those that are installed with WiMAX equipment except the revenue sharing would be different. For Netcafe Farmer connected internet cafés, they will be sharing less revenue because the company will have to subcontract fixed line connectivity from major Telco providers and as a result the cost to the company to deploy such system will be higher.

Management has adopted FASB ASC 805-10-25-1 to determine which accounting method should be used for this acquisition. According to FASB ASC 805-10-25-1, entity shall determine whether a transaction or other event is a business combination by applying the definition, which requires that the assets acquired and liabilities assumed constitute a business. If the assets acquired are not a business, the reporting entity shall account for the transaction or other event as an asset acquisition. An entity shall account for each business combination by applying the acquisition method. Management has also adopted FASB ASC 805-10-55-4, which declares that a business consists of inputs and processes applied to those inputs that have the ability to create outputs. Since Netcafe Farmer has all three elements, management believes that it constitutes a business and we accounted for it under the acquisition method.

According to rule 11-01 of Regulation S-X, financial information and pro forma financial information of an acquired business may be required depending on the level of significance in accordance with Rule 1-02(w) of Regulation S-X. Pursuant to Rule 11-01(b) and Rule 1-02(w), the significance test, (1) The total net income of Netcafe Farmer in the most resent fiscal year was approximately US$36,000, which didn’t exceed 20 percent of the net loss of the company and its subsidiaries consolidated for the most recently completed fiscal year, which was approximately US$913,000 for the year ended December 31, 2008;  (2) the company’s investment in “Netcafe Farmer” was approximately US$95,000 which was about 20 percent of the total assets of the company and its subsidiaries consolidated as of the end of the most recently completed fiscal year and we believe the effect is immaterial; and (3) the total asset of “Netcafe Farmer” didn’t exceed 20 percent of the total assets of the company as of the end of the most recently completed fiscal year. As a result, the business combination was not considered to be significant and we were not required to file pro forma financial information.

Our Corporate Structure

The following table sets forth our corporate structure, after giving effect to consummation of the transactions contemplated by the Share Exchange Agreement described below, assuming the termination of the SZ Mellow Agreements.

THE OFFERING

Common stock being offered by Selling Stockholders	Up to 1,912,728 shares of common stock (1)

OTCBB Symbol	MOQZ

Risk Factors
The securities offered by this prospectus are speculative and involve a high degree of risk and investors purchasing securities should not purchase the securities unless they can afford the loss of their entire investment. See “Risk Factors” beginning on page 13.

(1)  Pursuant to Rule 416 of the Securities Act of 1933, as amended, the shares of common stock offered hereby also include such presently indeterminate number of shares of our common stock as shall be issued by us to the selling shareholders as a result of stock splits, stock dividends or similar transactions.

SUMMARY FINANCIAL DATA

The following table summarizes the relevant financial data for our business and should be read in conjunction with our financial statements which are   included elsewhere in this prospectus.  Our historical financial data reflect only the financial statements of the Company which, as a result of the Share Exchange transaction, is deemed for accounting purposes to have acquired Moqizone.  The summary set forth below should be read together with our consolidated financial statements and the notes thereto, as well as “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included elsewhere in this prospectus.

Consolidated Statement of Operations Data :

Consolidated Statement of Operations Data (in Thousands) :

	Three months ended June 30,		Years ended December 31,
	2010	2009	2009	2008

Revenues	$58	$-	$1	$-

Gross profit	5	-	1	-
Net profit (Loss)	1,217	(598)	(23,441)	(913)
Foreign adjustment	58	2	4	(6)

Comprehensive income (Loss)	1,275	(596)	(23,550)	(919)

	Six months ended June 30,		Years ended December 31,
	2010	2009	2009	2008

Revenues	$59	$-	$1	$-

Gross profit	7	-	1	-
Net profit (Loss)	19,882	(1,003)	(23,441)	(913)
Foreign adjustment	89	(3)	4	(6)

Comprehensive income (Loss)	19,971	(1,006)	(23,550)	(919)

Consolidated Balance Sheet Data :

	As of June 30,	As of December 31,
	2010	2009	2008

Balance Sheet Data:
Current Assets	$1,106	$666	$18
Total assets	1,926	1,565	466
Total Current Liabilities	4,478	25,889	1,187
Total Liabilities	4,478	25,889	1,187
Total Stockholders’ Deficiency	$(2,552)	$(24,324)	$(721)

RISK FACTORS

Investment in our securities involves risk. You should carefully consider the risks we describe below before deciding to invest. The market price of our securities could decline due to any of these risks, in which case you could lose all or part of your investment. In assessing these risks, you should also refer to the other information included in this Memorandum. You should pay particular attention to the fact that a substantial amount of our operations in China are subject to legal and regulatory environments that in many respects differ from that of the United States. Our business, financial condition or results of operations could be affected materially and adversely by any of the risks discussed below and any others not foreseen. This discussion contains forward-looking statements.

Risks Related to Our Business and Industry

We depend on the People’s Liberation Army’s or PLA’s s approval and our cooperation relationship with Tai Ji as low cost WiMAX network provider.  The termination or alteration of the PLA’s approval or the termination of our cooperation relationship with Tai Ji would materially and adversely impact our business operations and financial conditions.

Tai Ji was authorized to exclusively use the 3.5GHz radio frequency resources by an approval letter issued by the PLA Resource Office dated October 31, 2007 (“PLA Approval Letter”).  However, we cannot assure you that (i) the PLA Resource Office or its higher authority will not revoke their approval by issuing another letter; (ii) whether the PLA Resource Office has the authority to grant an “exclusive” right to Tai Ji to use the 3.5GHz radio frequency resources; (iii) whether the 3.5GHz radio frequency resources authorized by the PLA Approval Letter can be widely used for commercial purpose. If the PLA Approval Letter is revoked, the Company may be forced to purchase T1 ADSL bandwidth from the incumbent telecom carriers, which will increase our operational cost and materially and adversely impact our business operations and financial conditions.

Notwithstanding the Cooperation Agreement (see further below the discussion of “VIE” at Page 44) among Tai Ji, SZ Alar and Shanghai MoqiZone and the fact that there are common members among the management teams of the Company and Tai Ji, we cannot assure you that (i) the cooperation relationship between Shanghai MoqiZone and Tai Ji will be maintained, and (ii) the Cooperation Agreement will be fully performed.  In the event that Tai Ji breaches the Cooperation Agreement, or we cannot get a renewal of the cooperation relationship after it expires, we will not be able to use the 3.5GHz radio frequency resources, which could cause significant disruptions to our business operations or may materially adversely affect our business, financial condition and results of operations.

Significant changes in policies or guidelines of the PLA may result in lower revenue or additional costs for us and materially adversely affect our financial condition or results of operations.

It is possible that the PLA will from time to time issue policies or guidelines, requesting or stating its preference for certain actions to be taken by Tai Ji using its networks, including changing the usable frequency from 3400-3430 MHz and 3500-3530 MHz to other range. Due to our reliance on the PLA as low-cost network resources provider, a significant change in its policies or guidelines may have a material effect on us. Such change in policies or guidelines may result in lower revenues or additional operating costs for us, and we cannot assure you that our financial condition and results of operation will not be materially adversely affected by any policy or guideline change by the PLA in the future.

If the PRC government believes that the agreements that establish the structure for operating our business do not comply with PRC government restrictions on foreign investment in the value-added telecommunications industry, we could be subject to severe penalties.

In December 2001, in order to comply with China’s commitments with respect to its entry into the World Trade Organization, or WTO, the State Council promulgated the Administrative Rules for Foreign Investments in Telecommunications Enterprises, or the Telecom FIE Rules. The Telecom FIE Rules set forth detailed requirements with respect to capitalization, investor qualifications and application procedures in connection with the establishment of a foreign-invested telecommunications enterprise. Pursuant to the Telecom FIE Rules, the ultimate ownership interest of a foreign investor in a foreign-funded telecommunications enterprise that provides value-added telecommunication services, shall not exceed 50%.

We (including Shanghai MoqiZone), are considered as foreign persons or foreign-invested enterprises under PRC laws. As a result, have been operating our wireless value-added services in China through the VIE, which is owned by PRC citizens since 2009. We do not have any direct equity interest in the operating company but instead, the Company will only share its economic benefits derived through contractual arrangements, including agreements on provision of services, license of intellectual property, and certain corporate governance and shareholder rights matters. The VIE conducts portion of our operations and generates portion of our revenues. It also holds the licenses (including the Content Provider License) and approvals that are essential to our business.

On September 28, 2009, the PRC General Administration of Press and Publication (“GAPP”), National Copyright Administration, and National Office of Combating Pornography and Illegal Publications jointly published a notice, which, among others, (i) provides that GAPP is responsible for pre-examination and approval of internet games as authorized by the central government and State Council, and that the provision of Internet games either online or on a downloaded basis constitutes Internet game publishing, which is subject to pre-examination and approval by GAPP; and (ii) prohibits foreign investors from participating in Internet game operating businesses via wholly owned, equity joint venture or cooperative joint venture investments in the PRC, and from controlling and participating in such businesses directly or indirectly through contractual or technical support arrangements.

If applied literally and uniformly, such notice may render our VIE ownership structure in the PRC invalid and illegal. To date, however, there are substantial uncertainties regarding the interpretation and application of such notice under the current or future PRC laws and regulations. Accordingly, we cannot assure you that PRC government authorities will ultimately take a view that is consistent with our view. If we or any of our PRC operating companies are found to be in violation of any existing or future PRC laws or regulations, the relevant government authorities would have broad discretion in dealing with such violations and could impose significant penalties and sanctions or other regulatory or enforcement actions, including levying fines, confiscating income, revoking business or operating licenses, requiring us to restructure our ownership structure, and requiring us to discontinue all or any part of our business operations. Any of these actions could have a material adverse effect on our business, financial condition and results of operations.

Accordingly, we cannot assure you that PRC regulatory authorities will not determine that our contractual arrangements with the VIE violate PRC laws or regulations.

If we or our operating company were found to violate any existing or future PRC laws or regulations, the relevant regulatory authorities would have broad discretion in dealing with such violation, including, without limitation, the following:

(a)	levying fines;
(b)	confiscating our or our operating company’s income;
(c)	revoking our or our operating company’s business licenses and other operating licenses;
(d)	shutting down the servers or blocking our or our operating company’s web sites;
(e)	restricting or prohibiting our use of the proceeds from this offering to finance our business and operations in China;
(f)	requiring us to restructure our ownership structure or operations; and/or
(g)	requiring us or our operating company to discontinue our wireless value-added services business.

Any of these or similar actions could cause significant disruptions to our business operations or render us unable to conduct our business operations and may materially adversely affect our business, financial condition and results of operations.

Our contractual arrangement with the VIE and their shareholders may not be as effective in providing operational control as direct ownership of these businesses and may be difficult to enforce. We were not able to establish operations control of SZ Mellow under prior agreements.

PRC laws and regulations currently restrict foreign ownership of companies that provide value-added telecommunication services, which include wireless value-added services and Internet content services. As a result, we conduct a portion of our operations and could generate revenues through the VIE pursuant to a series of contractual arrangements with it and its respective shareholders. These agreements may not be as effective in providing control over our operations as direct ownership of these businesses. Direct ownership would allow us, for example, to directly exercise our rights as a shareholder to effect changes in the board of the VIE, which, in turn, could affect changes, subject to any applicable fiduciary obligations, at the management level. However, under the current contractual arrangements, as a legal matter, if the VIE or its shareholders fail to perform their respective obligations under these contractual arrangements, we may have to incur substantial costs and expend significant resources to enforce those arrangements, and rely on legal remedies under PRC law. These remedies may include seeking specific performance or injunctive relief, and claiming damages, any of which may not be effective. For example, if the VIE’s shareholders refuse to transfer their equity interest in the VIE to us or our designee when we exercise the purchase option pursuant to these contractual arrangements, or if any of those individuals otherwise act in bad faith towards us, we may have to take legal action to compel them to fulfill their contractual obligations.  This was the case with regard to the shareholders of SZ Mellow.  When these persons refused to cooperate with our management with regard to the use and operation of SZ Mellow’s ISP license, we were forced to hire PRC litigation counsel to terminate the agreements with SZ Mellow.  Additionally, we were forced to seek out a new VIE company in order to continue to operate our business as planned.  Although we were able to enter into new agreements with SZ Alar and, as a result, our dispute with the owners of SZ Mellow did not materially disrupt our business, we cannot guarantee that we will not have similar problems with SZ Alar in the future or that we will be able to prevent further disruption to our business and operations as a result.

Additionally, all of these contractual arrangements are governed by PRC laws and provide for the resolution of disputes through arbitration in the PRC. Accordingly, these contracts would be interpreted in accordance with PRC laws and any disputes would be resolved in accordance with PRC legal procedures. The legal environment in the PRC is not as developed as in other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. In the event we are unable to enforce these contractual arrangements, which relate to critical aspects of our operations, we may be unable to exert effective control over the VIE and our ability to conduct our business may be negatively affected.

If we are unable to get additional online games that are attractive to players and result in overall revenue growth, our business, financial condition and results of operations may be materia lly and adversely affected and our ability to recover related costs may become limited   .

In order to maintain our long-term profitability and financial and operational success, we must continually get new online games that are attractive to players. To date, we have signed up 4 online game companies with approximately 30 games. These games may or may not attract players away from other games companies and may or may not be profitable or popular among the online game players in China. If these games fail to attract new players and fail to drive our online game revenues, our business, financial condition and results of operations may be materially and adversely affected.

Our ability to purchase or license successful online games will depend on their availability at acceptable terms, including price, our ability to compete effectively against other potential purchasers or licensees to attract the developers of these games, and our ability to obtain government approvals required for the purchase or licensing and operation of these games.

The games that we purchase or license may not be attractive to players, may be viewed by the regulatory authorities as not complying with content restrictions, may not be launched as scheduled or may not compete effectively with our competitors’ games. Additionally, new technologies in our competitors’ online game programming or operations could render our games obsolete or unattractive to players, thereby limiting our ability to recover related product development costs, purchase costs and licensing fees. If we are not able to develop, purchase or license successfully online games appealing to players, our future profitability and growth prospects will decline.

Our operating results may be impacted materially by the valuation of our warrants.

The warrants that each investor received as a result of our June 1 and August 11 Financings and the conversion of the convertible notes contained a down round protection that allows the price of the Warrants to be reduced in the event the Company issues any additional shares of common stock at a price per share less than the then-applicable warrant price. As such and in accordance with the accounting guidelines, we valued the warrants as a derivative financial instrument and the corresponding liabilities were entered onto our consolidated balance sheet, measured at fair value (at issuance date) and re-measured at fair value (at each reporting period) with changes in fair value recorded in earnings at each reporting period.  The Company used a Black-Scholes option pricing model, which uses the underlying price of our common stock as one of the inputs, to determine the fair value at issuance date and each subsequent reporting period.  As a result, the fair value of the warrants is impacted by changes in the market price of our common stock.  The market price of our Common Stock can be volatile and is subject to factors beyond our control.  These factors include, but are not limited to, changes in financial estimates by industry and securities analysts, conditions or trends in the industry in which we operate, the market of OTC Bulletin Board quoted stocks in general and/or sales of our common stock.  As a result, the value of our common stock may change from measurement date to measurement date thereby resulting in fluctuations in the fair value of the warrants that can materially impact our operating results.

Our limited operating history and the unproven long-term potential of our business model make evaluating our business and prospects difficult.

We were incorporated in August 29, 2007. As our operating history is limited, the revenue and income potential of our business and markets are yet to be fully proven. In addition, we are exposed to risks, uncertainties, expenses and difficulties frequently encountered by companies at an early stage of development. Some of these risks and uncertainties relate to our ability to:

a.	maintain our current, and develop new, cooperation arrangements;

b.	increase the number of our users by expanding the type, scope and technical sophistication of the content and services we offer;

c.	respond effectively to competitive pressures;

d.	respond in a timely manner to technological changes or resolve unexpected network interruptions;

e.	comply with changes to regulatory requirements;

f.	maintain adequate control of our costs and expenses;

g.	increase awareness of our brand and continue to build user loyalty; and

h.	attract and retain qualified management and employees.

We cannot predict whether we will meet internal or external expectations of our future performance. If we are not successful in addressing these risks and uncertainties, our business, financial condition and results of operations may be materially adversely affected.

Our success depends on attracting and retaining qualified personnel.

We depend on a core management and key executives.  In particular, we rely on the expertise and experience of our founders and senior officers, in our business operations, and their personal relationships with our other significant shareholders, employees, the regulatory authorities, our clients, our suppliers and the PLA. If any of them, become unable or unwilling to continue in their present positions, or if they join a competitor or form a competing company in contravention of their employment agreements, we may not be able to identify a replacement easily, our business may be significantly disrupted and our financial condition and results of operations may be materially adversely affected. We do not currently maintain key-man life insurance for any of our key personnel.

We may not be able to continue as a going concern because it’s not clear that they will be able to indefinitely raise enough resources to stay operational

Our accompanying financial statements have been prepared assuming that the Company will continue as a going concern. We have sustained a loss since inception of approximately US$6,112,000 and, as of September 30, 2010, have only generated a nominal amount of revenue from Netcafe Farmer software license fee. In addition, the Company had cash or cash equivalents of approximately US$901,000 as of June 30, 2010. On March 29, 2010, we completed a private equity financing of $1,956,200, with 7 accredited investors. Net proceeds from the offering were approximately $1,760,400. In August 2010, we completed another private equity funding of approximately $247,000 which resulted in net proceeds of roughly $207,000.

Although we expect that the net proceeds of these recent private placements described above, together with our available funds and funds generated from our operations and continue business development until December 2010, we will need to obtain additional capital to continue to grow our business and execute our business plans.

We currently estimate that we will need approximately US$2 million of additional financing to fund our WiMAX deployment to the point where our cash flow from operating activities will be positive and a further US$1 million to aggregate and license contents. In addition, we currently estimate that we will need an additional $10,000,000 in order to completely deploy our online game delivery platform in our targeted cities by 2014. As a result, we currently estimate that we will need an additional $13,000,000 to fund our current business plan and expansion. Our cash requirements may vary materially from those currently anticipated due to changes in our operations, including our marketing and distribution activities, product development, and expansion of our personnel and the timing of our receipt of revenues. . Our ability to obtain additional financing in the future will depend in part upon the prevailing capital market conditions, as well as our business performance. There can be no assurance that we will be successful in our efforts to arrange additional financing on terms satisfactory to us or at all. If we do not receive additional financing, we may have to restrict or discontinue our business. Our success is dependent on future financings. These factors, among others, raise substantial doubt about our ability to continue as a going concern. In addition, our independent auditors, Paritz & Company, P.A., have expressed substantial doubt concerning our ability to continue as a going concern. As of September 30, 2010, we had a stockholders’ deficiency of approximately $3,315,000 We will continue incurring additional expenses as we implement our growth in the fiscal year of 2010, which will reduce our net income in 2010. If we are not able to achieve profit or continue to raise capital from additional financings to fund our operation, then we likely will be forced to cease operations and investors will likely lose their entire investment.

We may not be able to continue to operate our business if we are unable to attract additional operating capital.

As at September 30, 2010, we had a cash balance of $63,233. On March 29, 2010, we completed a private equity financing of $1,956,200 with 7 accredited investors. Net proceeds from the offering, were approximately $1,760,400.

On August 27, 2010, we completed the initial closing of a private equity financing of approximately $247,000. Net proceeds from the offering, are approximately $207,000. Although we expect the net proceeds of these recent financings will allow us to continue operations and business development through December 2010 before additional capital is required to continue to fund our operations, we will need additional capital to continue to grow our business and execute our business plans. Based on our current business development plans, we will need approximately US$2 million of additional financing to fund our WiMAX deployment to the point where our cash flow from operating activities will be positive and a further US$1 million to aggregate and license contents. In addition to the $3 million of financing described above, we will need an approximately $10,000,000 of additional funding to completely deploy our online game delivery platform in all of our targeted cities by 2014. As a result, we currently estimate that we will need an additional $13,000,000 to fund our current business plans and expansion.

If we do not receive additional financing by the end of December 2010, we may have to restrict or discontinue our business. If we are able to raise a portion of the required funding, we will need to scale back our plans outlined herein. For example, if we are only able to secure $3 million of additional funding (as described above will be sufficient to fund our WiMAX deployment and aggregation of license contents), we believe that this will allow us to become cash flow positive and slowly expand our business from cash generated from operations. If we are able to secure additional financing of more than $3 million but less than $13 million, we will need to refine and modify our business plan based on both the amount of capital raised and the timing of these raises. As such, our success is dependent on future financings and there is substantial doubt about our ability to continue as a going concern. Accordingly, our current level of our revenues is not sufficient to finance all of our operations on a long-term basis. We continue to attempt to raise additional debt or equity financing as our operations do not produce sufficient cash to offset the cash drain of our general operating and administrative expenses. Accordingly, our business and operations are substantially dependent on our ability to raise additional capital to: (i) supply working capital for the expansion of sales and the costs of marketing of new and existing products; and (ii) fund ongoing selling, general and administrative expenses of our business. Our ability to obtain additional financing in the future will depend in part upon the prevailing capital market conditions, as well as our business performance. There can be no assurance that we will be successful in our efforts to arrange additional financing on terms satisfactory to us or at all. If we do not receive by the end of December 2010, we may have to restrict or discontinue our business, including reducing the name of target internet cafes, eliminating some proposed online gaming software and /or reducing staffing. Our success is dependent on future financings.

We may not be able to adequately protect our intellectual property, and we may be exposed to infringement claims by third parties.

We believe the copyrights, service marks, trademarks, trade secrets and other intellectual property we use are important to our business, and any unauthorized use of such intellectual property by third parties may adversely affect our business and reputation. We rely on the intellectual property laws and contractual arrangements with our employees, clients, business partners and others to protect such intellectual property rights. Third parties may be able to obtain and use such intellectual property without authorization. Furthermore, the validity, enforceability and scope of protection of intellectual property in the Internet and wireless value-added related industries in China is uncertain and still evolving, and these laws may not protect intellectual property rights to the same extent as the laws of some other jurisdictions, such as the United States. Moreover, litigation may be necessary in the future to enforce our intellectual property rights, which could result in substantial costs and diversion of our resources, and have a material adverse effect on our business, financial condition and results of operations.

The laws and regulations governing the value-added telecommunications and Internet industry in China are developing and subject to future changes. Substantial uncertainties exist as to the interpretation and implementation of those laws and regulations.

Our digital entertainment services are subject to general regulation regarding telecommunication services. In recent years, the PRC government has begun to promulgate laws and regulations applicable to Internet-related services and activities, many of which are relatively new and untested and subject to future changes. In addition, various regulatory authorities of the central PRC government, such as the State Council, the MIIT (formerly known as the Ministry of Information Industry, or MII), the State Administration of Industry and Commerce, or SAIC, and the Ministry of Public Security, are empowered to issue and implement rules to regulate certain aspects of Internet-related services and activities. Furthermore, some local governments have also promulgated local rules applicable to Internet companies operating within their respective jurisdictions. As the Internet industry itself is at an early stage of development in China, there will likely be new laws and regulations promulgated in the future to address issues that may arise from time to time. As a result, uncertainties exist regarding the interpretation and implementation of current and future PRC Internet laws and regulations.

The VIE has obtained various value-added telecommunication service licenses from the MIIT or its local branches, and Tai Ji has obtained PLA Authorization, for the provisions of their services in relation to the usage of 3.5GHz. Tai Ji will apply for licenses for each and all WiMAX base stations when they are built up. These licenses will be held by Tai Ji and Tai Ji will license these stations to the VIE. We cannot assure you that we will be able to obtain or maintain these licenses or that the regulatory authorities will not take any action against us if we fail to obtain or maintain them. If the VIE and/or Tai Ji fails to obtain or maintain any of the required licenses or permits respectively, it may be subject to various penalties, including redressing the violations, confiscation of income, imposition of fines or even suspension of its operations. Any of these measures could materially disrupt our operations and materially and adversely affect our financial condition and results of operations.

The MIIT issued regulations that regulate and limit ownership and investment in internet and other value-added telecommunications businesses in the PRC which may limit the type of businesses we will be able to acquire.

On July 13, 2006, the MII issued a notice with the purpose of increasing the regulation of foreign investment in and operations of value added telecom services which include internet and telecommunication businesses in the PRC. The regulations require Chinese entities to own and control the following: (i) internet domain names, (ii) registered trademarks, and (iii) servers and other infrastructure equipment used to host and operate web-sites and conduct businesses. The ownership requirements functionally limit foreign direct and indirect ownership and control of the intellectual property of these businesses even when attempted through various parallel control, licensing, use and management agreements. It is anticipated that these regulations will be strictly enforced, and the government has provided that the new regulations apply retroactively and provide for audit procedures. The failure to comply may cause the MIIT to terminate a telecommunication license or otherwise modify existing agreements or require the disposition of the assets by the foreign entity. Any anticipated foreign investment in such businesses will be subject to prior approval by the MIIT, and it is expected that approval for investment may not be easily obtained for foreign investment in these businesses unless in strict compliance. Therefore, investment by us in this sector may not be actively pursued because certain assets may not be acquirable and accounting consolidation may be restricted or not permitted as a result of an unfavorable but permitted transaction structure.

The PRC government may prevent us from distributing, and we may be subject to liability for content that any of them believes is inappropriate.

China has promulgated regulations governing telecommunication service providers, Internet access and the distribution of online games and other information. In the past, the PRC government has stopped the distribution of information over the Internet that it believes to violate Chinese law, including content that is obscene, incites violence, endangers national security, is contrary to the national interest or is defamatory.

The growth of our business may be adversely affected due to public concerns over the security and privacy of confidential user information.

The growth of our business may be inhibited if the public concern over the security and privacy of confidential user information transmitted over the Internet and wireless networks is not adequately addressed. Our service quality may decline and our business may be adversely affected if significant breaches of network security or user privacy occur.

We could be liable for breaches of security of our website and third-party online payment system, which may have a material adverse effect on our reputation and business.

Secure transmission of confidential information, such as customers’ debit and credit card numbers and expiration dates, personal information and billing addresses, over public networks, including our official game website, is essential for maintaining consumer confidence. We currently provide password protection, IP address verification and hardware verification for all of player accounts. While we have not experienced any breach of our security measures to date, such current security measures may be inadequate. In addition, we expect that an increasing number of our sales will be conducted over the Internet as result of the growing use of online payment systems. We also expect that associated online crime will likely increase accordingly. We must therefore be prepared to increase our security measures and efforts so that our customers have confidence in the reliability of the online payment system that we use. We do not have control over the security measures of our third-party online payment operator, and its security measures may not be adequate at present or may not be adequate with the expected increased usage of online payment systems. We could be exposed to litigation and possible liability if we fail to secure confidential customer information, which could harm our reputation, ability to attract customers and ability to encourage players to purchase our game points.

Unexpected network interruptions, security breaches or computer virus attacks could have a material adverse effect on our business, financial condition and results of operations.

Any failure to maintain the satisfactory performance, reliability, security and availability of our network infrastructure may cause significant harm to our reputation and our ability to attract and maintain players. All our game servers and all of the servers which handle log-in, billing and data back-up matters are hosted and maintained by third party service providers. Major risks involved in such network infrastructure include any break-downs or system failures resulting in a sustained shutdown of all or a material portion of our servers, including failures which may be attributable to sustained power shutdowns, or efforts to gain unauthorized access to our systems causing loss or corruption of data or malfunctions of software or hardware.

Our network systems are also vulnerable to damage from fire, flood, power loss, telecommunications failures, computer viruses, hacking and similar events. Any network interruption, virus or other inadequacy that causes interruptions in the availability of the online games or deterioration in the quality of access to the online games could reduce our players’ satisfaction and ultimately harm our business, financial condition and results of operations. In addition, any security breach caused by hackings, which involve efforts to gain unauthorized access to information or systems, or to cause intentional malfunctions or loss or corruption of data, software, hardware or other computer equipment, and the inadvertent transmission of computer viruses could have a material adverse effect on our business, financial condition and results of operations. We do not maintain insurance policies covering losses relating to our network systems and we do not have business interruption insurance.

Future acquisitions may have an adverse effect on our ability to manage our business.

Selective acquisitions form part of our strategy to expand our business. We do not, however, have any prior experience integrating any new companies into ours, and we believe that integration of a new company’s operation and personnel will require significant management attention. The diversion of our management’s attention from our business and any difficulties encountered in the integration process could have an adverse effect on our ability to manage our business.

We may pursue acquisitions of companies, technologies and personnel that are complementary to our existing business. However, our ability to grow through future acquisitions or investments or hiring will depend on the availability of suitable acquisition and investment candidates at an acceptable cost, our ability to compete effectively to attract these candidates, and the availability of financing to complete larger acquisitions. We may face significant competition in executing our growth strategy. Future acquisitions or investments could result in potential dilutive issuances of equity securities or incurrence of debt, contingent liabilities or impairment of goodwill and other intangible assets, any of which could adversely affect our financial condition and results of operations. The benefits of an acquisition or investment may also take considerable time to develop and any particular acquisition or investment may not produce the intended benefits.

Future acquisitions would also expose us to potential risks, including risks associated with the assimilation of new operations, technologies and personnel, unforeseen or hidden liabilities, the diversion of resources from our existing businesses, sites and technologies, the inability to generate sufficient revenue to offset the costs and expenses of acquisitions, and potential loss of, or harm to, our relationships with employees, customers, licensors and other suppliers as a result of the integration of new businesses.

We may be subject to infringement and misappropriation claims in the future, which may cause us to incur significant expenses, pay substantial damages and be prevented from providing our services or technologies.

Our success depends, in part, on our ability to carry out our business without infringing the intellectual property rights of third parties. We may be subject to litigation involving claims of patent, copyright or trademark infringement, or other violations of intellectual property rights of third parties. Future litigation may cause us to incur significant expenses, and third-party claims, if successfully asserted against us, may cause us to pay substantial damages, seek licenses from third parties, pay ongoing royalties, redesign our services or technologies, or prevent us from providing services or technologies subject to these claims. Even if we were to prevail, any litigation would likely be costly and time-consuming and divert the attention of our management and key personnel from our business operations.

The successful operation of our business depends upon the performance and reliability of the Internet infrastructure and fixed telecommunication networks in China.

Our business depends, in part, on the performance and reliability of the Internet infrastructure in China. Almost all access to the Internet is maintained through state-owned telecommunication operators under the administrative control and regulatory supervision of the MIIT. In addition, the national networks in China are connected to the Internet through international gateways controlled by the PRC government. These international gateways are the only channels through which a domestic user can connect to the Internet. A more sophisticated Internet infrastructure may not be developed in China. We or the players of online games may not have access to alternative networks in the event of disruptions, failures or other problems with China’s Internet infrastructure.  As one of our important business partners are Internet cafés in China, intensified government regulation of Internet cafés could limit our ability to maintain or increase our net revenues and expand our customer base.

We rely on Internet cafes as our business partners in China to provide our services to the final users. Starting in 2001, the Chinese government began tightening its supervision of Internet cafés, closing unlicensed Internet cafés, requiring those remaining open to install software to prevent access to sites deemed subversive and requiring web portals to sign a pledge not to host subversive sites. In February 2007, 14 PRC national government authorities, including the MIIT, the Ministry of Culture and the General Administration of Press and Publication, jointly issued a notice suspending nationwide approval for the establishment of new Internet cafés in 2007 and enhancing the punishment for Internet cafés admitting minors. This suspension may continue indefinitely. Furthermore, the Chinese government’s policy, which encourages the development of a limited number of national and regional Internet café chains and discourages the establishment of independent Internet cafés, may slow down the growth of Internet cafés.

As Internet cafés are the primary venue for users to use our service, any reduction in the number, or any slowdown in the growth, of Internet cafés in China will limit our ability to maintain or increase our net revenues and expand our customer base, which will in turn materially and adversely affect our business and results of operations.

Our business may be adversely affected by public opinion and government policies in China.

Internet cafés, which are currently the most important outlets for online games, have been criticized by the general public in China for having exerted a negative influence on young people. Due primarily to such adverse public reaction, regulators in China have tightened their regulation of Internet café operations through, among other things, suspending the issuance of new operating licenses and further reducing the hours during which the Internet cafés are permitted to remain open for business. Also, local and higher-level governmental authorities may from time to time decide to more strictly enforce age limits and other requirements relating to Internet cafés as a result of the occurrence of, and the media attention on, gang fights, arson and other incidents in or related to Internet cafés. As most of our customers access online games from Internet cafés, any restrictions on Internet café operations could result in a reduction of the amount of time the customers spend on online games or a reduction in or slowdown in the growth of the player base. Moreover, any adverse public reaction to the online game industry may discourage players from spending too much time playing online games, which could limit the growth of or reduce our net revenues. In addition, it is also possible that the Chinese government authorities may decide to adopt more stringent policies to monitor the online game industry as a result of adverse public reaction or otherwise. Any such restrictions on online game playing would adversely affect our business and results of operations.

Our operations may be adversely affected by implementation of new addiction-related regulations.

The Chinese government may decide to adopt more stringent policies to monitor the online game industry as a result of adverse public reaction to perceived addiction to online games, particularly by minors. On April 15, 2007, eight PRC government authorities, including the State Press and Publication Administration, the Ministry of Education and the Ministry of Information Industry issued a Notice on the Implementation of Online Game Anti-Addiction System to Protect the Physical and Psychological Health of Minors (the “Anti-Addiction Notice”), requiring all Chinese game operators to adopt an “anti-addiction system” in an effort to curb addiction to online games by minors. Under the anti-addiction system, three hours or less of continuous play is defined to be “healthy,” three to five hours is defined to be “fatiguing,” and five hours or more is defined to be “unhealthy.” Game operators are required to reduce the value of game benefits for minor players by half when those players reach the “fatigue” level, and to zero when they reach the “unhealthy” level. In addition, online game players in China are now required to register their identity card numbers before they can play an online game. This system allows game operators to identify which players are minors. Failure to comply with the requirements under the Anti-Addiction Notice may subject us to penalties, including but not limited to suspension of the operation of online games, revocation of the licenses and approvals for Internet cafes’ operations, rejection or suspension of the application for approvals, licenses, or filings for any new games, or prohibiting Internet cafes from operating any new game.

Internet cafes currently do not allow the admission of juvenile players. If these restrictions are expanded to apply to adult players in the future, it could have a material and adverse effect on our business, financial condition and operating results.

Risks Related to International Operations

Substantially all of our assets may be located in the PRC and substantially all of our revenue may be derived from our operations in the PRC. Accordingly, our results of operations and prospects will be subject, to a significant extent, to the economic, political and legal policies, developments and conditions in such country.

The PRC economic, political and social conditions, as well as government policies, could affect our business. For instance, the PRC economy differs from the economies of most developed countries in many respects. The PRC economy has been transitioning from a planned economy to a more market-oriented economy. Although in recent years the PRC government has implemented measures emphasizing the use of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises, a substantial portion of productive assets in the PRC is still owned by the PRC government. In addition, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. It also exercises significant control over PRC economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.

If the PRC imposes restrictions to reduce inflation, future economic growth in the PRC could be severely curtailed which could materially and adversely impact our profitability.

While the economy of the PRC has experienced rapid growth, this growth has been uneven among various sectors of the economy and in different geographical areas of the country. Rapid economic growth can lead to growth in the supply of money and rising inflation. In order to control inflation in the past, the PRC has imposed controls on bank credits, limits on loans for fixed assets and restrictions on state bank lending. Imposition of similar restrictions may lead to a slowing of economic growth and decrease the interest in the services or products we may ultimately offer leading to a material and adverse impact on our profitability.

Any devaluation of currencies used in the PRC could negatively impact our business’ results of operations and any appreciation thereof could cause the cost of our business as measured in dollars to increase.

Because substantially all revenues and income would be received in a foreign currency such as RMB, the national currency in the PRC, the dollar equivalent of our net assets and distributions, if any, would be adversely affected by fluctuations in the value of the RMB. The value of foreign currency fluctuates and is affected by, among other things, changes in political and economic conditions. To the extent that we need to convert U.S. dollars into Chinese currency for our operations, appreciation of this currency against the U.S. dollar could have a material adverse effect on our business, financial condition and results of operations. Conversely, if we decide to convert RMB into U.S. dollars for other business purposes and the U.S. dollar appreciates against this currency, the U.S. dollar equivalent of such currency we convert would be reduced.

The conversion of RMB into foreign currencies such as the U.S. dollar has been generally based on rates set by the People’s Bank of China, which are set daily based on the previous day’s interbank foreign exchange market rates and current exchange rates on the world financial markets. Historically, the PRC “pegged” its currency to the U.S. dollar. This meant that each unit of Chinese currency had a set ratio for which it could be exchanged for United States currency, as opposed to having a floating value like other countries’ currencies. Many countries argued that this system of keeping the Chinese currency low when compared to other countries gave Chinese companies an unfair price advantage over foreign companies. Due to mounting pressure from other countries, the PRC recently reformed its economic policies to establish a floating value for its currency. Since July 21, 2005, RMB has been pegged to a basket of currencies, and permitted to fluctuate within a managed band. As of July 22, 2008 Beijing time, the exchange rate of the RMB was 6.8219:1 against the US dollar. This floating exchange rate, and any appreciation of the RMB that may result from such rate, could cause the cost of our business as measured in dollars to increase. Further, our business may be adversely affected since the competitive advantages that existed as a result of the former policies will cease.

Our corporate structure may limit our ability to receive dividends from, and transfer funds to, our PRC subsidiary, which could restrict our ability to act in response to changing market conditions.

Moqizone is a holding company. Shanghai MoqiZone, our indirectly wholly-owned subsidiary established in China has entered into contractual arrangements with the VIE through which we conduct our wireless value-added activities and receive substantially all of our revenues in the form of service fees. We rely on dividends and other distributions on equity paid by our subsidiary and service fees from the VIE for our cash requirements in excess of any cash raised from investors and retained by us. If our subsidiary incurs debt in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us.

In addition, PRC law requires that payment of dividends by our subsidiary can only be made out of its net income, if any, determined in accordance with PRC accounting standards and regulations. Under PRC law, our subsidiary is also required to set aside no less than 10% of its after-tax net income each year to fund certain reserve funds unless such reserve funds have reached 50% of the registered capital of our subsidiary, and these reserves are not distributable as dividends. Any limitation on the payment of dividends by our subsidiary could materially adversely affect our ability to grow, fund investments, make acquisitions, pay dividends, and otherwise fund and conduct our business. Any transfer of funds from our company to our PRC subsidiary, either as a shareholder loan or as an increase in registered capital, is subject to registration or approval of Chinese governmental authorities, including the relevant administration of foreign exchange and/or the relevant examining and approval authority. These limitations on the free flow of funds between us and our PRC subsidiary could restrict our ability to act in response to changing market conditions.

Recent regulations relating to offshore investment activities by PRC residents may increase the administrative burden we face and create regulatory uncertainties that may limit or adversely affect our ability to acquire PRC companies.

Regulations were issued on January 24, 2005, on April 8, 2005 and on October 21, 2005, by the SAFE, that will require approvals from, and registration with, PRC government authorities in connection with direct or indirect offshore investment activities by PRC residents and PRC corporate entities. The Circular on Issues Relating to the Administration of Foreign Exchange in Fund-raising and Reverse Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies, or Circular 75, which were issued on October 21, 2005 and became effective as of November 1, 2005 repealed the previous January and April SAFE regulations. Circular 75 requires each Chinese domestic resident, whether a natural or legal person, to complete the overseas investment foreign exchange registration procedures with the relevant local SAFE branch, prior to establishing or assuming control of an offshore company for the purpose of acquiring assets or equity interests in the PRC and using these assets to seek overseas financing (known as “round-trip investment”). In addition, an amendment to the registration with the local SAFE branch is required to be filed by any Chinese domestic resident that directly or indirectly holds interests in that offshore company upon either (1) the injection of equity interests or assets of an onshore enterprise to the offshore company, or (2) the completion of any overseas fund raising by such offshore company. An amendment to the registration is also required to be filed by such Chinese domestic resident when there is any material change involving a change in the capital of the offshore company. Moreover, Circular 75 applies retroactively. As a result, Chinese domestic residents who have established or acquired control of offshore companies that have made onshore investments in China in the past are required to complete the relevant overseas investment foreign exchange registration procedures. For purposes of SAFE registrations required under Circular 75, “Chinese domestic residents” shall include individuals without mainland China identity papers who have habitually lived in China due to economic interest. In the event that a PRC shareholder with a direct or indirect stake in an offshore parent company fails to obtain the required SAFE approval and make the required registration, the PRC subsidiaries of such offshore parent company may be prohibited from making distributions of profit to the offshore parent and from paying the offshore parent proceeds from any reduction in capital, share transfer or liquidation in respect of the PRC subsidiaries. Further, failure to comply with the various SAFE approval and registration requirements described above, as currently drafted, could result in penalties under PRC foreign exchange administration regulations and liability under PRC law for foreign exchange evasion.

As a Hong Kong company, and therefore an offshore company for purpose of SAFE regulations, if we purchase the assets or equity interest of a Chinese company owned by Chinese domestic residents, including those which we will generate revenue from and exercise control over through agreements, such Chinese domestic residents who may become our shareholders will be subject to registration procedures described in the aforementioned SAFE notice. Moreover, Chinese domestic residents who are already our beneficial shareholders may be required to register with SAFE in connection with their shareholdings in us. Failure of any Chinese shareholders of us to register with SAFE may limit our Chinese subsidiary’s ability to distribute dividends to us.

The PRC regulations relating to acquisitions of PRC companies by foreign entities may create regulatory uncertainties that could restrict or limit our ability to operate, including our ability to pay dividends.

On August 8, 2006, the Ministry of Commerce (“MOFCOM”), joined by the State-Owned Assets Supervision and Administration Commission of the State Council, State Administration of Taxation, State Administration for Industry and Commerce, China Securities Regulatory Commission (“CSRC”) and SAFE, amended and released the Provisions for Foreign Investors to Merge and Acquire Domestic Enterprises, which took effect as of September 8, 2006.  This new regulation, among other things, has certain provisions that require SPVs formed for the purpose of acquiring PRC domestic companies and controlled by PRC individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock market. However, the new regulation does not expressly provide that approval from the CSRC is required for the offshore listing of a SPV which acquires, directly or indirectly, equity interest or shares of domestic PRC entities held by domestic companies or individuals by cash payment, nor does it expressly provide that approval from CSRC is not required for the offshore listing of a SPV which has fully completed its acquisition of equity interest of domestic PRC equity prior to September 8, 2006. On September 21, 2006, the CSRC published on its official website a notice specifying the documents and materials that are required to be submitted for obtaining CSRC approval.

It is not clear whether the provisions in the new regulation regarding the offshore listing and trading of the securities of a SPV applies to an offshore company such as us which owns controlling contractual interest in the VIE. We believe that the new M&A regulation and the CSRC approval are not required in the context of the share exchange because (i) the Share Exchange is a purely foreign related transaction governed by foreign laws, not subject to the jurisdiction of PRC laws and regulations; (ii) we are not a special purpose vehicle formed or controlled by PRC companies or PRC individuals, (iii) we are owned or substantively controlled by foreigners.  However, we cannot assure that the relevant PRC government agencies, including the CSRC, would reach the same conclusion, and we still cannot rule out the possibility that CSRC may deem that the transactions effected by the Share Exchange circumvented the new M&A rules, the PRC Securities Law and other rules and notices, especially when taking into consideration of the performance-based incentive option arrangement by way of the share transfer between Mr. Cheung and other management.

If the CSRC or another PRC regulatory agency subsequently determines that the CSRC’s approval is required for this Offering, we may face sanctions by the CSRC or another PRC regulatory agency. If this happens, these regulatory agencies may impose fines and penalties on our operations in the PRC, limit our operating privileges in the PRC, delay or restrict the repatriation of the proceeds from this offering into the PRC, restrict or prohibit payment or remittance of dividends to us or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our shares. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to delay or cancel this offering before settlement and delivery of the shares being offered by us.

The new M&A rules, along with foreign exchange regulations discussed in the above subsection, will be interpreted or implemented by the relevant government authorities in connection with our future offshore financings or acquisitions, and we cannot predict how they will affect our acquisition strategy. For example, our prospective partner’s ability to remit dividends to us, or to engage in foreign-currency-denominated borrowings, may be conditioned upon compliance with the SAFE registration requirements by such Chinese domestic residents, over whom we may have no control. In addition, such Chinese domestic residents may be unable to complete the necessary approval and registration procedures required by the SAFE regulations. Such uncertainties may restrict our ability to implement our acquisition strategy and adversely affect our business and prospects.

Because Chinese law will govern almost all of our business’ material agreements, we may not be able to enforce our rights within the PRC or elsewhere, which could result in a significant loss of business, business opportunities or capital.

The Chinese legal system is similar to a civil law system based on written statutes. Unlike common law systems, it is a system in which decided legal cases have little precedential value. Although legislation in the PRC over the past 25 years has significantly improved the protection afforded to various forms of foreign investment and contractual arrangements in the PRC, these laws, regulations and legal requirements are relatively new. Due to the limited volume of published judicial decisions, their non-binding nature, the short history since their enactments, the discrete understanding of the judges or government agencies of the same legal provision, inconsistent professional abilities of the judicators, and the inclination to protect local interest in the court rooms, interpretation and enforcement of PRC laws and regulations involve uncertainties, which could limit the legal protection available to us, and foreign investors, including you. The inability to enforce or obtain a remedy under any of our future agreements could result in a significant loss of business, business opportunities or capital and could have a material adverse impact on our business, prospects, financial condition, and results of operations. In addition, the PRC legal system is based in part on government policies and internal rules (some of which are not published on a timely basis or at all) that may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until some time after the violation. In addition, any litigation in the PRC, regardless of outcome, may be protracted and result in substantial costs and diversion of resources and management attention.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China based on United States or other foreign laws against us and our management.

We conduct substantially all of our operations in China and substantially all of our assets are located in China. In addition, some of our directors and executive officers reside within China. As a result, it may not be possible to effect service of process within the United States or elsewhere outside China upon some of our directors and senior executive officers, including with respect to matters arising under U.S. federal securities laws or applicable state securities laws. It would also be difficult for investors to bring an original lawsuit against us or our directors or executive officers before a Chinese court based on U.S. federal securities laws or otherwise. Moreover, China does not have treaties with the United States or many other countries providing for the reciprocal recognition and enforcement of judgment of courts.

New PRC enterprise income tax law could adversely affect our business and our net income.

On March 16, 2007, the National People’s Congress of the PRC passed the new Enterprise Income Tax Law (or “EIT Law”), which took effect on of January 1, 2008. The new EIT Law imposes a unified income tax rate of 25.0% on all companies established in China. Under the new EIT Law, an enterprise established outside of the PRC with “de facto management bodies” within the PRC is considered as a resident enterprise and will normally be subject to the enterprise income tax at the rate of 25.0% on its global income. If the PRC tax authorities subsequently determine that we should be classified as a resident enterprise, then our global income will be subject to PRC income tax at a tax rate of 25.0%.

With the introduction of the EIT Law, China has resumed imposition of a withholding tax (10.0% in the absence of a bilateral tax treaty or new domestic regulation reducing such withholding tax rate to a lower rate).  Per the Double Tax Avoidance Arrangement between Hong Kong and Mainland China, a Hong Kong company as the investor, which is considered a “non-resident enterprise” under the EIT Law, may enjoy the reduced withholding tax rate of 5% if it holds more than 25% equity interest in its PRC subsidiary.  As MoqiZone Hong Kong is the sole shareholder of Shanghai MoqiZone, substantially all of our income will be derive from dividends we receive from Shanghai MoqiZone through MoqiZone Hong Kong.  When we declare dividends from the income in the PRC, we cannot assure whether such dividends may be taxed at a reduced withholding tax rate of 5% per the Double Tax Avoidance Arrangement between Hong Kong and Mainland China as the PRC tax authorities may regard our MoqiZone Hong Kong as a shell company only for tax purpose and still deem Shanghai MoqiZone in the PRC as the subsidiary directly owned by the Company. Based on the Notice on Certain Issues with Respect to the Enforcement of Dividend Provisions in Tax Treaties, issued on February 20, 2009 by the State Administration of Taxation, if the relevant PRC tax authorities determine, in their discretion, that a company benefits from such reduced income tax rate due to a structure or arrangement that is primarily tax-driven, such PRC tax authorities may adjust the preferential tax treatment.

Investors should note that the new EIT Law provides only a framework of the enterprise tax provisions, leaving many details on the definitions of numerous terms as well as the interpretation and specific applications of various provisions unclear and unspecified.  Any increase in our tax rate in the future could have a material adverse effect on our financial conditions and results of operations.

Under the new EIT Law, we may be classified as a “resident enterprise” of China. Such classification will likely result in unfavorable tax consequences to us and holders of our securities.

Under the new EIT Law, an enterprise established outside of China with its “de facto management body” in China is considered a “resident enterprise,” meaning that it can be treated the same as a Chinese enterprise for enterprise income tax purposes. The implementing rules of the New EIT Law defines “de facto management body” as an organization that exercises “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of an enterprise. Currently no interpretation or application of the new EIT Law and its implementing rules is available, therefore it is unclear how tax authorities will determine tax residency based on the facts of each case.

If the PRC tax authorities determine that our Hong Kong holding company is a “resident enterprise” for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, we will be subject to enterprise income tax at a rate of 25% on our worldwide income as well as PRC enterprise income tax reporting obligations. This would mean that income such as interest on offering proceeds and other non-China source income may be subject to PRC enterprise income tax at a rate of 25%. Second, although under the new EIT Law and its implementing rules dividends paid to us by our PRC subsidiaries would qualify as “tax-exempt income,” we cannot guarantee that such dividends will not be subject to a 10% withholding tax, as the PRC foreign exchange control authorities, which enforce the withholding tax, have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC enterprise income tax purposes. Finally, a 10% withholding tax may be imposed on dividends we pay to our non-PRC shareholders.

Related transactions in China may be subject to a high level of scrutiny by the PRC tax authorities. The contractual arrangements entered into among our PRC subsidiary, our affiliated entity and its shareholders may be subject to audit or challenge by the PRC tax authorities; a finding that our PRC subsidiary or our affiliated entity owes additional taxes could substantially reduce our net income and the value of your investment.

Under PRC tax law, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities. We may have related transactions that are not at arm’s length price. If any of the transactions we enter into with potential future PRC subsidiaries and affiliated PRC entities are found not to be on an arm’s-length basis, or to result in an unreasonable reduction in tax under PRC law, the PRC tax authorities have the authority to disallow any tax savings, adjust the profits and losses of such potential future PRC entities and assess late payment interest and penalties. A finding by the PRC tax authorities that we are ineligible for any such tax savings, or that any of our possible future affiliated entities are not eligible for tax exemptions, would substantially increase our possible future taxes and thus reduce our net income and the value of a shareholder’s investment. In particular, we could face material and adverse tax consequences if the PRC tax authorities determine that the contractual arrangements among our PRC subsidiary, the VIE, and the shareholders of the VIE do not represent arm’s-length prices and adjust any of their income in the form of a transfer pricing adjustment. A transfer pricing adjustment could, among other things, result in, for PRC tax purposes, a reduction of expense deductions recorded by our PRC subsidiary or the VIE or an increase in taxable income, all of which could in turn increase our tax liabilities. In addition, the PRC tax authorities may impose late payment fees and other penalties on our PRC subsidiary or the VIE for under-paid taxes.

Our Chinese operating company is obligated to withhold and pay PRC individual income tax in respect of the salaries and other income received by their employees who are subject to PRC individual income tax. If it fails to withhold or pay such individual income tax in accordance with applicable PRC regulations, it may be subject to certain sanctions and other penalties, which could have a material adverse impact on our business.

Under PRC laws, our Chinese operating company will be obligated to withhold and pay individual income tax in respect of the salaries and other income received by its employees who are subject to PRC individual income tax. Our Chinese operating company may be subject to certain sanctions and other liabilities under PRC laws in case of failure to withhold and pay individual income taxes for its employees in accordance with the applicable laws.

In addition, the PRC State Administration of Taxation has issued several circulars concerning employee stock options. Under these circulars, employees working in the PRC (which could include both PRC employees and expatriate employees subject to PRC individual income tax) are required to pay PRC individual income tax in respect of their income derived from exercising or otherwise disposing of their stock options. Our Chinese subsidiary will be obligated to file documents related to employee stock options with relevant tax authorities and withhold and pay individual income taxes for those employees who exercise their stock options. While tax authorities may advise us that our policy is compliant, they may change their policy, and we could be subject to sanctions.

Risks Relating to Our Securities

Insiders have substantial control over us, and they could delay or prevent a change in our corporate control even if our other stockholders wanted it to occur.

Our executive officers, directors, and principal stockholders hold approximately 63.95% of our outstanding common stock.  Accordingly, these stockholders are able to control all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions.  This could delay or prevent an outside party from acquiring or merging with us even if our other stockholders wanted it to occur.

There may not be sufficient liquidity in the market for our securities in order for investors to sell their securities.

There is currently only a limited public market for our common stock, which is listed on the Over-the-Counter Bulletin Board, and there can be no assurance that a trading market will develop further or be maintained in the future.  During the month of March 2010, our common stock traded an average of approximately 5 shares per day.  As of October 14, 2010, the closing bid price of our common stock was $2.00 per share.  As of October 14, 2010, we had approximately 113 shareholders of record of our common stock, not including shares held in street name.  In addition, during the past two years our common stock has had a trading range with a low price of $0.01 per share and a high price of $15.00 per share.

The market price of our common stock may be volatile .

The market price of our common stock has been and will likely continue to be highly volatile, as is the stock market in general, and the market for OTC Bulletin Board quoted stocks in particular. Some of the factors that may materially affect the market price of our common stock are beyond our control, such as changes in financial estimates by industry and securities analysts, conditions or trends in the industry in which we operate or sales of our common stock.  These factors may materially adversely affect the market price of our common stock, regardless of our performance.  In addition, the public stock markets have experienced extreme price and trading volume volatility.  This volatility has significantly affected the market prices of securities of many companies for reasons frequently unrelated to the operating performance of the specific companies.  These broad market fluctuations may adversely affect the market price of our common stock.

Additionally, because our stock is thinly trading, there is a disparity between the bid and the asked price that may not be indicative of the stock’s true value.

The outstanding warrants may adversely affect us in the future and cause dilution to existing shareholders.

We currently have a total of 3,616,650 warrants issued and outstanding from the 2009 and 2010 Financings.  Associated with these financings, we also have 756,663 Placement Agent Warrants issued and outstanding. The exercise price of these warrants range from $1.80 to $3.00 per share, subject to adjustment in certain circumstances.  Exercise of the warrants may cause dilution in the interests of other shareholders as a result of the additional common stock that would be issued upon exercise.  In addition, sales of the shares of our common stock issuable upon exercise of the warrants could have a depressive effect on the price of our stock, particularly if there is not a coinciding increase in demand by purchasers of our common stock.  Further, the terms on which we may obtain additional financing during the period any of the warrants remain outstanding may be adversely affected by the existence of these warrants as well.

Our common stock is considered a “penny stock” and may be difficult to sell.

The SEC has adopted regulations which generally define a “penny stock” to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock is less than $5.00 per share and, therefore, it is designated as a “penny stock” according to SEC rules.  This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities.  These rules may restrict the ability of brokers or dealers to sell our common stock and may affect the ability of investors to sell their shares.

The market for penny stocks has experienced numerous frauds and abuses which could adversely impact investors in our stock.

OTCBB securities are frequent targets of fraud or market manipulation, both because of their generally low prices and because OTCBB reporting requirements are less stringent than those of the stock exchanges or NASDAQ.

Patterns of fraud and abuse include:

(a)	Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;
(b)	Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;
(c)	“Boiler room” practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;
(d)	Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and
(e)
Wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

Our management is aware of the abuses that have occurred historically in the penny stock market.

We have not paid dividends in the past and do not expect to pay dividends in the future, and any return on investment may be limited to the value of our stock.

We have never paid any cash dividends on our common stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future and any return on investment may be limited to the value of our stock.  We plan to retain any future earnings to finance our business growth.

ITEM 4.  USE OF PROCEEDS

We will not receive any proceeds upon the conversion of the preferred shares into shares of our common stock; however, we received net proceeds of approximately $1,760,400 from the initial sale of all of the Preferred Stock issued in the 2010 Financing and we could receive net proceeds of up to approximately $2,560,000 from the exercise of the Warrants issued in connection with this financing, when and if exercised.  The net proceeds from the issuance of the Notes and any proceeds received from the exercise of the Warrants have been and will be used as set forth in the table below.

The following table represents estimates only.  The actual amounts may vary from these estimates.

Net Funds Received from Sale of the Preferred Stock
(in thousands)

Use of funds
Research & development	$300,000
Platform Development including WiMAX and Netcafe Farmer Deployment	$700,000
Working capital	$1,560,000
Total	$2,560,000

Securities Authorized for Issuance Under Equity Compensation Plans

On July 22, 2010, the Board of Directors approved the 2010 Equity Incentive Plan, pursuant to which 1,500,000 shares of our common stock shall be reserved for issuance. Persons eligible for awards under the Plan will include current and prospective employees, non-employee directors, consultants or other persons who provide services to us that hold positions of responsibility and whose performance, in management’s – or other board appointed committee – judgment, can have a significant effect on our success. On July 22, 2010, the Company granted three-year options to each of 51 employees in the aggregate 1,455,000 shares of the Company’s common stock at an exercise price of US$2.25 per share, in consideration of their services to the Company. These options shall vest semi-annually in equal amounts over the three year life of the options. These options were valued at approximately US$1,548,000 which represents the grant date fair value of these options.

ITEM 5.  DETERMINATION OF OFFERING PRICE
Not applicable.

ITEM 6.  DILUTION
Not applicable.

ITEM 7.  SELLING STOCKHOLDERS

SELLING STOCKHOLDERS

We are registering for resale shares of our Common Stock that are issued and outstanding, and shares of Common Stock underlying our Preferred Stock and Warrants held by the Selling Stockholders identified below. We are registering the shares to permit the Selling Stockholders and their pledgees, donees, transferees and other successors-in-interest that receive their shares from a Selling Stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the shares when and as they deem appropriate in the manner described in the “Plan of Distribution”.  As of the date of this prospectus there are 14,167,946 shares of common stock issued and outstanding.

The following table sets forth:

☐ a.	the name of the Selling Stockholders,

b.	the number of shares of our Common Stock that the Selling Stockholders beneficially owned prior to the offering for resale of the shares under this prospectus,

c.	the maximum number of shares of our Common Stock that may be offered for resale for the account of the Selling Stockholders under this prospectus, and

d.
the number and percentage of shares of our Common Stock to be beneficially owned by the Selling Stockholders after the offering of the shares (assuming all of the offered shares are sold by the Selling Stockholders).

Except for MKM, none of the Selling Stockholders has been an officer or director of the Company or any of its predecessors or affiliates within the last three years, nor has any Selling Stockholder had a material relationship with the Company.

Except for TriPoint Global Equities, LLC (“TriPoint Global”), none of the Selling Stockholders is a broker dealer or an affiliate of a broker dealer. None of the Selling Stockholders including TriPoint Global has any agreement or understanding to distribute any of the shares being registered.

John Finley and Brian Corbman are employees of TriPoint Global.

We entered into a placement agency agreement (the "Placement Agent Agreement whereby the placement agent and its selected dealers received a (i) a cash fee in the amount of approximately $195,620, equal to 10% of the gross proceeds of the Financing; and (ii) warrants to purchase up to 173,884 shares of Common Stock, equal to 10% of the aggregate number of units sold in the March 29, 2010 Financing.

Each Selling Stockholder may offer for sale all or part of the shares from time to time. The table below assumes that the Selling Stockholders will sell all of the shares offered for sale. A Selling Stockholder is under no obligation, however, to sell any shares pursuant to this prospectus.

As of January 10, 2011, there are14,167,946shares of our common stock outstanding, assuming that all of the shares of common stock underlying the preferred shares and all of the Warrants have been converted and exercised, respectively for the purposes of computing the percentage of outstanding securities owned by the Selling Shareholders. Unless otherwise indicated, the Selling Shareholders have the sole power to direct the voting and investment over the shares owned by them. We will not receive any proceeds from the resale of the common stock by the Selling Shareholders.

Unless otherwise indicated, all of the following Selling Shareholders received their shares pursuant to the March 29, 2010 Financing, which is described above in Recent Developments.

				Number of
			Maximum	Shares of
	Shares of Common		Number of Shares	Common	Percentage
	Stock		of	Stock	Ownership
Name of Selling	Beneficially Owned		Common Stock to	Owned After	After
Stockholder	Prior to Offering (1)		be Sold (2)	Offering (3)	Offering (4)
Holders of Common Stock Underlying Series C Convertible Preferred Stock and Series C and Series D Warrants
MKM Opportunity Master Fund, Ltd (5)	1,272,286	(6)	222,200	1,050,086	7.38%
Taylor Fund (7)	400,000	(8)	400,000	-0-	-0-
BBS (9)	150,000	(10)	150,000	-0-	-0-
Blue Earth Fund LP (11)	222,200	(12)	222,200	-0-	-0-
Lee Pereira'	500,000	(13)	500,000	-0-	-0-
Steve Taylor	200,000	(14)	200,000	-0-	-0-
Barry Honig	44,444	(15)	44,444	-0-	-0-

Placement Agent Warrants
TriPoint Global Equities (16)	275,171	(17)	106,803	168,368	1.22%
John Finley (18)	10,893		3,281	7,612	0.06%
Brian Corbman (19)	216,677		63,800	152,877	1.11%

(1)
Unless otherwise noted, the Selling Stockholder became one of our shareholders pursuant to the Private Equity Financings we completed on March 29, 2010. Accordingly, prior to the Offering, the Selling Stockholder owned shares of common stock underlying the Preferred Stock and Warrants received in the Financing (the “Securities”); however, based upon the terms of the both the preferred stock and the Warrants, holders may not convert the preferred stock and/or exercise the warrants, if on any date, such holder would be deemed the beneficial owner of more than 4.99% or 9.9%, depending upon their agreement, of the then outstanding shares of our common stock; however, a holder may elect to waive the cap upon 61 days notice to us, except that during the 61 day period prior to the expiration date of their warrants, they can waive the cap at any time, but a waiver during such period will not be effective until the expiration date of the warrant. Therefore, unless otherwise noted, this number represents the number of Securities the Selling Stockholder received in the Financing that he/she can own based upon the ownership cap, assuming the ownership cap is not waived.  Additionally, the shares of preferred stock are subject to weighted average and other anti-dilution adjustments; See “Prospectus Summary – Recent Developments - Financing” and “Description of Securities”.

(2)
This number represents all of the Securities that the Selling Stockholder received in the March 29, 2010 Financing, which we agreed to register in this Registration Statement pursuant to the Registration Rights Agreement we entered into in connection with the Financing.

(3)
Since we do not have the ability to control how many, if any, of their shares each of the selling shareholders listed above will sell, we have assumed that the selling shareholders will sell all of the shares offered herein for purposes of determining how many shares they will own after the Offering and their percentage of ownership following the offering.

(4)	All Percentages have been rounded up to the nearest one hundredth of one percent.

(5)	The person having voting, dispositive or investment powers over MKM Opportunity Master Fund, Ltd. is David Skirloff. The address for MKM is 1515 Broadway, 11 th Floor, NY, NY 10016.

(6)
Consists of 494,530 shares of Common Stock MKM held in Trestle prior the Share Exchange, assuming the Reverse Split is effected, 277,778 shares of common stock underlying 500 Series A Preferred Stock, 138,889 shares of common stock underlying 138,889 Series A, 138,889 share of common stock underlying 138,889 Series B Warrants, registered in our previous prospectus, 111,100 shares of common stock underlying 111,100 Series C Preferred Stock, 55,550 shares of common stock underlying the Series C Warrants and 55,550 shares of common stock underlying the Series D Warrants.

(7)	Robert J. Kirkland is the President of Taylor Fund and has voting, dispositive, or investment powers. The address for Taylor Fund is 714 S. Dearborn, 2d floor, Chicago, IL 60605.

(8)
Consists of 200,000 shares of common stock converted from Series C Preferred Stock, 100,000 shares of common stock underlying 100,000 Series C and 100,000 share of common stock underlying 100,000 Series D Warrants.

(9)	The address for BBS is 4975 Preston Park Blvd., Ste. 775, W. Plano, TX 75093.

(10)
Consists of 75,000 shares of common stock converted from Series C Preferred Stock, 37,500 shares of common stock underlying 37,500 Series C and 37,500 share of common stock underlying 37,500 Series D Warrants. Berke Bakay is the majority shareholder of BBS and has voting, dispositive, or investment powers.

(11)	Brett Conrad is the managing member of Blue Earth Fund LP and has voting, dispositive, or investment powers. The address for Blue Earth Fund is 1312 Cedar Street, Santa Monica, CA 90405.

(12)
Consists of 111,100 shares of common stock converted from Series C Preferred Stock, 55,550 shares of common stock underlying 55,550 Series C and 55,550 share of common stock underlying 55,550 Series D Warrants.

(13)
Consists of 250,000 shares of common stock converted from Series C Preferred Stock, 125,000 shares of common stock underlying 125,000 Series C and 125,000 share of common stock underlying 125,000 Series D Warrants.

(14)
Consists of 100,000 shares of common stock converted from Series C Preferred Stock, 50,000 shares of common stock underlying 50,000 Series C and 50,000 share of common stock underlying 50,000 Series D Warrants.

(15)
Consists of 22,222 shares of common stock converted from Series C Preferred Stock, 11,111 shares of common stock underlying 11,111 Series C and 11,111 share of common stock underlying 11,111 Series D Warrants.

(16)
Mark Elenowitz, CEO has voting and dispositive power over the shares held by TriPoint Global Equities, LLC.  Mr. Elenowitz may be deemed to beneficially own the shares of Common Stock held by TriPoint Global Equities, LLC. Mr. Elenowitz disclaims beneficial ownership of such shares. The address for TriPoint Global Equities, LLC. is 17 State Street, 20 th  Floor, New York, NY 10004.

(17)	Consists of 275,171shares of Common stock underlying Placement Agent Warrants to purchase up to 275,171shares of our Common Stock

(18)	Mr. Finley is an employee of TriPoint Global Equities, LLC, which was placement agent to the Company in the Financing.

(19)	Mr. Corbman is an employee of TriPoint Global Equities, LLC, which was placement agent to the Company in the Financing.

ITEM 8.  PLAN OF DISTRIBUTION

PLAN OF DISTRIBUTION

We are registering the shares of common stock on behalf of the Selling Shareholders. The selling security holders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock being offered under this prospectus on any stock exchange, market or trading facility on which shares of our common stock are traded or in private transactions.  These sales may be at fixed or negotiated prices.  The selling security holders may use any one or more of the following methods when disposing of shares:

a.	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
b.	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
c.	purchases by a broker-dealer as principal and resales by the broker-dealer for its account;
d.	an exchange distribution in accordance with the rules of the applicable exchange;
e.	privately negotiated transactions;
f.	to cover short sales made after the date that the registration statement of which this prospectus is a part is declared effective by the Commission;
g.	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;
h.	a combination of any of these methods of sale; and,
i.	any other method permitted pursuant to applicable law.

The shares may also be sold under Rule 144 under the Securities Act of 1933, as amended if available, rather than under this prospectus.  The selling security holders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling security holders may pledge their shares to their brokers under the margin provisions of customer agreements.  If a selling security holder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

Broker-dealers engaged by the selling security holders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, which commissions as to a particular broker or dealer may be in excess of customary commissions to the extent permitted by applicable law.

If sales of shares offered under this prospectus are made to broker-dealers as principals, we would be required to file a post-effective amendment to the registration statement of which this prospectus is a part.  In the post-effective amendment, we would be required to disclose the names of any participating broker-dealers and the compensation arrangements relating to such sales.

The selling security holders and any broker-dealers or agents that are involved in selling the shares offered under this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales.  Commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Any broker-dealers or agents that are deemed to be underwriters may not sell shares offered under this prospectus unless and until we set forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part.

The selling security holders and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Exchange Act, and the rules and regulations under that act, including Regulation M.  These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the selling security holders or any other person.  Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions.  All of these limitations may affect the marketability of the shares.

If any of the shares of common stock offered for sale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, then subsequent holders could not use this prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders.  We offer no assurance as to whether any of the selling security holders will sell all or any portion of the shares offered under this prospectus.

We have agreed to pay all fees and expenses we incur incident to the registration of the shares being offered under this prospectus.  However, each selling security holder and purchaser is responsible for paying any discounts, commissions and similar selling expenses they incur.

We and the selling security holders have agreed to indemnify one another against certain losses, damages and liabilities arising in connection with this prospectus, including liabilities under the Securities Act.

ITEM 9.  DESCRIPTION OF SECURITIES TO BE REGISTERED

Our current authorized capital now consists of 40,000,000 shares of common stock, 14,104,835 shares of Blank Check preferred stock, whose terms shall be determined by the board of directors at the time of issuance, 15,000 shares of Series A preferred stock, 10,743 shares Series B preferred stock and 869,422 shares Series C preferred stock.  As of October 14, 2010, there were 13,695,724 shares of our common stock outstanding; 1,145 shares of our Series A preferred stock outstanding; 0 shares of our Series B preferred stock outstanding; and, 869,422 shares of our Series C preferred stock outstanding.

Common Stock

We are authorized to issue up to 40,000,000 shares of Common Stock, par value US$.001 per share, of which 14,167,946 are currently issued and outstanding.

Each outstanding share of Common Stock entitles the holder thereof to one vote per share on matters submitted to a vote of shareholders.  Stockholders do not have preemptive rights to purchase shares in any future issuance of our Common Stock.

The holders of shares of our Common Stock are entitled to dividends out of funds legally available when and as declared by our board of directors. Our board of directors has never declared a dividend. Should we decide in the future to pay dividends, it will be at the discretion of the Board of Directors and will be dependent upon then existing conditions, including the company’s financial condition and the results of operations, capital requirements, contractual restrictions, business prospects, and other factors that the Board of Directors considers relevant.  Each share shall be entitled to the same dividend.  In the event of our liquidation, dissolution or winding up, holders of our Common Stock are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors.

All of the issued and outstanding shares of our Common Stock are duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of our Common Stock are issued, the relative interests of existing stockholders will be diluted.

Blank Check Preferred Stock

Effective August 27, 2009, we amended our articles of incorporation to increase our authorized capital stock to include up to 15,000,000 shares of Blank Check preferred stock, to which our board of directors will have the power to issue in one or more series without stockholder approval. Our board of directors, and a majority of our shareholders, approved the amendment to our articles of incorporation via written consent.  Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock.  As of the date of this filing, the Board designated three classes of preferred stock: Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock.  As a result, we have 14,104,835 shares of blank check preferred stock authorized and the board does not have any present intention of designating any other class of preferred stock.

  Series C Preferred Stock

Pursuant to the March 29, 2010 financing, 869,422 of the 15,000,000 shares of preferred stock were designated as Series C Preferred Stock.

(a)	pays an annual dividend of 8%, payable quarterly, at Trestle’s option, in cash or in shares of common stock;

(b)	has a par value of $0.001 per share;

(c)	has a preference over the Trestle common stock or any other Junior Stock on liquidation and the liquidation value is $2.25 per share;

(d)
convertible at any time after issuance, at the option of the holder, into shares of Trestle common stock, at a conversion price of $2.25 per share (the “Conversion Price”).  Each Series C preferred share will convert into 1 common share

(e)	votes together with the Trestle common stock on an “as converted basis.”

The Class C Warrants

The Class C Warrants included in each Unit:

(a)
shall entitle the holder to purchase that number of shares of Trestle common stock (“Class C Warrant Shares”) as shall be equal to fifty percent (50%) of the number of the Units purchased in the offering.

(b)	shall be exercisable at any time after consummation of the March 29, 2010 financing and shall expire on March 28, 2013;

(c)	shall contain an exercise price which shall be equal to $2.50 per share of Trestle common stock (the “Class C Warrant Exercise Price”);

(d)	may be exercised only for cash;

(e)	shall provide that the Class C Warrant Exercise Price and the Class C Warrant Shares shall be subject to customary adjustment provisions, including weighted average anti-dilution protection;

The Class D Warrants

The Class D Warrants included in each Unit:

(a)
shall entitle the holder to purchase that number of shares of Trestle common stock (“Class D Warrant Shares”) as shall be equal to fifty percent (50%) of the number of the Units purchased in the offering.

(b)	shall be exercisable at any time after consummation of the March 29, 2010 financing and shall expire on March 28, 2013;

(c)	shall contain an exercise price which shall be equal to $3.00 per share of Trestle common stock (the “Class D Warrant Exercise Price”);

(d)	may be exercised only for cash;

(e)	shall provide that the Class D Warrant Exercise Price and the Class D Warrant Shares shall be subject to customary adjustment provisions, including weighted average anti-dilution protection;

The Class E Warrants

The Class E Warrants included in each Unit:

(a)
shall entitle the holder to purchase that number of shares of Moqizone common stock (“Class E Warrant Shares”) as shall be equal to fifty percent (50%) of the number of the Units purchased in the offering;

(b)	shall be exercisable at any time after consummation of the August 27, 2010 financing and shall expire on August 27, 2013;
(c)	shall contain an exercise price which shall be equal to $2.50 per share of Moqizone common stock (the “Class E Warrant Exercise Price”);
(d)	may be exercised only for cash;
(e)	shall provide that the Class E Warrant Exercise Price and the Class E Warrant Shares shall be subject to customary adjustment provisions, including weighted average anti-dilution protection;

A copy of the Warrant is incorporated herein by reference and is filed as Exhibit 10.4 to the current report 8-K filed onSeptember 1, 2010. The description of the Class E Warrants set forth above does not purport to be complete and is qualified in its entirety by reference to the full text of the exhibit filed herewith and incorporated herein by reference.

The Class F Warrants

The Class F Warrants included in each Unit:

(a)
shall entitle the holder to purchase that number of shares of Moqizone common stock (“Class F Warrant Shares”) as shall be equal to fifty percent (50%) of the number of the Units purchased in the offering;

(b)	shall be exercisable at any time after consummation of the August 27, 2010 financing and shall expire on August 27, 2013;
(c)	shall contain an exercise price which shall be equal to $3.00 per share of Moqizone common stock (the “Class F Warrant Exercise Price”);
(d)	may be exercised only for cash;
(e)	shall provide that the Class F Warrant Exercise Price and the Class E Warrant Shares shall be subject to customary adjustment provisions, including weighted average anti-dilution protection;

A copy of the Warrant is incorporated herein by reference and is filed as Exhibit 10.5 to the current report 8-K filed on September 1, 2010. The description of the Class 5 Warrants set forth above does not purport to be complete and is qualified in its entirety by reference to the full text of the exhibit filed herewith and incorporated herein by reference.

Stock Incentive Plan

Prior to the Share Exchange, Trestle maintained an employee stock option plan that provided for the grant of non-statutory or incentive stock options to its employees, officers, directors or consultants.  Stock options granted pursuant to the terms of this plan generally cannot be granted with an exercise price of less than 100% of the fair market value on the date of the grant (110% for awards issued to a 10% or more stockholder) and the term of the options granted under the plan cannot be greater than 10 years, or 5 years for a stockholder who owns 10% or more of our equity.  Only 10,000 options were granted under the Plan, but they have expired.  Based upon the terms of the private financing we completed in June 2009, the Board shall re-examine the stock option plan. determine if they want to renew the plan or make any revisions that would be better suitable for the company post the Share Exchange.

On July 22, 2010, the Board of Directors approved the 2010 Equity Incentive Plan, pursuant to which 1,500,000 shares of our common stock shall be reserved for issuance. Persons eligible for awards under the Plan will include current and prospective employees, non-employee directors, consultants or other persons who provide services to us that hold positions of responsibility and whose performance, in management’s – or other board appointed committee – judgment, can have a significant effect on our success. On July 22, 2010, the Company granted three-year options to each of 51 employees in the aggregate 1,455,000 shares of the Company’s common stock at an exercise price of US$2.25 per share, in consideration of their services to the Company. These options shall vest semi-annually in equal amounts over the three year life of the options. These options were valued at approximately US$1,548,000 which represents the grant date fair value of these options. Going forward the cost of these options will be expensed as they vest and will be recorded in general and administrative expenses as share-based compensation expenses. Pursuant to these options, we will incur approximately $258,000 of expenses on January 22, 2011 and incurring in equal amounts every six months with the last expense incurring on July 22, 2013.

The Company estimates the fair value of these options using the Black-Scholes option pricing model with the following assumptions: an expected life equal to the contractual term of the options (three), underlying stock price of $2.50 per share, no dividends; a risk free rate of 0.92%, which three-year yield on Treasury bonds at constant (or fixed) maturity and volatility of 58%. The expected volatility is calculated using historical data obtained from comparable public companies due to lack of liquidity of the Company’s underlying stock. Exercise price of the option is the contractual exercise price of the option.

Registration Rights

In connection with the issuance of the Preferred Stock and the Warrants in the 2010 Financing, we agreed to file this registration statement with the Securities and Exchange Commission to register for resale the shares of common stock issuable upon the exercise of the Warrants and conversion of the preferred stock.  We also agreed to register the shares of common stock underlying the placement agent warrants we issued pursuant to the financing.

Transfer Agent

The transfer agent for our common stock is American Stock Transfer & Trust Company, LLC, 6201 15th Ave, Brooklyn, NY 11219, tel (718) 921-8206. The transfer agent for our preferred stock is Empire Stock Transfer, Inc., 1859 Whitney Mesa Drive, Henderson, NV 89014, tel (712) 818-5898.

Item 10.  Interest of Named Experts and Counsel

Legal Matters

The validity of the securities offered hereby has been passed upon for us by Leser, Hunter, Taubman and Taubman, New York, New York.

Experts

The financial statements as of and for the years ended December 31, 2009 and 2008, included in this prospectus and in the registration statement have been audited by Paritz &Company, an independent registered public accounting firm, as stated in their report appearing herein.

TRANSFER AGENT

The transfer agent for our common stock is American Stock Transfer & Trust Company, LLC, 6201 15th Ave, Brooklyn, NY 11219, tel (718) 921-8206. The transfer agent for our preferred stock is Empire Stock Transfer, Inc., 1859 Whitney Mesa Drive, Henderson, NV 89014, tel (712) 818-5898.

Item 11.  Information with Respect to the Registrant

Business Overview

Through our Shanghai MoqiZone subsidiary, we provide an online game delivery platform delivering contents of online games that are hosted by us to internet cafes which have installed Netcafe Farmer and/or our WiMAX equipment in China via our Netcafe Farmer software or our proprietary MoqiZone WiMAX Network. Our primary business focus is to provide content delivery of online games that are hosted by us to the internet cafés which have installed Netcafe Farmer and/or installed our WiMAX equipment. Our MoqiZone WiMAX Network is a wireless virtual proprietary network. Netcafe Farmer is an online game auto-update distribution system which enables internet cafés to automatically update the client-end gaming software with patches on a real time basis for all their personal computers or PCs in their cafes. The combination of MoqiZone WiMAX Network and Netcafe Farmer form the backbone of our distribution channel for our online games to our targeted market, which are licensed Internet cafes in cities where the internet cafés business is more developed.

Our targeted market is licensed internet cafes in cities where the internet cafés business is more developed. Our existing penetration to internet cafes is low; however, we have already successfully deployed a few WiMax test sites in Beijing, Suzhou and Shenzhen in Fall 2009 and have aligned ourselves with local internet café associations in order to accelerate our business penetration. We have also launched test sites in Chengdu on December 15, 2009. As of December 31, 2009, in Chengdu there are over 30internet cafés installed with our CPE and 15 of which are utilizing our Moqizone WiMAX Network, and approximately 100 internet cafés are connected to the Moqizone gaming delivery platform to access the games on 53MQ In addition, we have 293 CPE and 43 Base Stations in the inventory for immediate deployment. These cafes were open only for testing purposes and were not revenue producing. We have not generated any revenue from MoqiZone WiMAX Network and little revenue from Netcafe Farmer as of December 31, 2009 as we are providing our WiMAX installation to the internet cafes free of charge. Once a substantial number of WiMAX installed internet cafes are participating in our business, we plan to initiate our charged services to the internet cafes. Please see further discussion at page 47 under “Business – Key Corporate Objectives”

Our business projected revenue will be generated from cash collected from game players through issuing prepaid game cards. We provide internet cafes, game providers and ourselves with real time reporting and customer tracking via www.moqizone.com; and aims to fine tune the conventional value chain by offering more revenue sharing with internet cafés, online game providers and marketing promotion companies.  Ourgoal is to deploy our digital entertainment delivery platform on the MoqiZone WiMAX Network in various targeted cities in China, commencing initially from Suzhou, Chengdu, Zhengzhou, Beijing, and Guizhou.

3.5GMHz Spectrum License

On October 31, 2007, the Communications Resource Management Office of the General Staff Department of Communication of the People’s Liberation Army, renewed its exclusive grant to Tai Ji the People’s Liberation Army Authorization for the usage right of the 3.5GHz radio frequencies throughout China.  On September 25, 2009, Tai Ji agreed to authorize SZ Alar to use the People’s Liberation Army Authorization exclusively in the PRC for Internet café network deployment purposes subject to payment of certain licensing fees.  With the 3.5GHz, we can roll out our MoqiZone WiMAX Network to provide online game contents of our participating games to those internet cafes which are installed with our WiMAX equipment and have joint into our MoqiZone WiMAX Network for consuming gaming content of our participating games at  www.53mq.com  which is our gaming platform designated to service the internet café customers.  The MoqiZone WiMAX Network enables direct access between the internet cafes and the content providers hosted by us at ICDs.

As a result of the exclusivity granted by the People’s Liberation Army to Tai Ji and as a result of Tai Ji granting us the exclusive usage of the 3.5GMHz radio frequency for Internet café business, we believe that the Company is the only Chinese WiMAX carrier with permitted national coverage license granted indirectly by the People’s Liberation Army to deploy a network similar to the MoqiZone WiMAX Network. Such exclusivity, however, does not extend to other potential competitors who may obtain WiMAX radio spectrum via the MIIT as we are aware of other carriers who may have been granted similar licenses by the MIIT.  Nevertheless, we believe that the People’s Liberation Army Authorization is the only national WiMAX license for the use of 3.5GMHz radio frequencies granted by the People’s Liberation Army (“PLA”) using the WiMAX technology.

We are not aware, however, that any of our potential competitors has any plans to utilize a WiMAX platform to specifically target the Internet Café business, as is our current plan. As a result, under our current arrangements, and as long as the PLA Authorization granted to Tai Ji and its authorization to SZ Alar is retained, we believe that no existing or potential competitor can foreclose our access to any market in China for Internet cafés.  Accordingly, we believe that the Company has access to the necessary business and operating licenses to deploy China’s first national WiMAX network for Internet cafés.
Tai Ji is one of our key cooperative partners and has obtained the permission to use the 3.5GHz radio frequency resources to the Company and its affiliates in China.  The advantages and disadvantages of People’s Liberation Army Authorization versus MIIT are summarized as follows:-

a)
The license fees for 2009 were RMB3 million (approximately $439,000) and the maximum annual license fees are RMB7 million (approximately $1.024 million) per annum. This is substantially less costly than the WiMAX license fees secured by other telecom companies via MIIT, and as a result, the upfront capital requirements are  less than MITT WiMAX ;

b)
The PLA Authorization allows national coverage subject to acknowledgement by local provincial military zone. The tendering of MIIT WiMAX license is provincial and each province will only allow up to 3 companies to participate;

c)
There was official documentation regarding the tendering of China WiMAX frequency with the MIIT.  With this, the public or potential investor would be able to verify the substance and approval information of the licenses.

d)
The PLA has the right to control the use of WiMAX frequency when there are threats to the country or national crises and in such times this may cause the MoqiZone WiMAX Network to not function properly.

e)
PLA Authorization allows automatic annual renewal but the MIIT WiMAX is only valid for 2 years from the date of issuance. The risks of using the PLA Authorization are further discussed above in the section entitled “Risk Factors.”

The VIE

In July 2007, MoqiZone Hong Kong signed a Memorandum of Cooperation with Tai Ji and SZ Mellow which also included a draft of Cooperation Agreement to be entered into among Tai Ji, a WFOE to be established by MoqiZone and SZ Mellow. A WFOE or Wholly Foreign Owned Enterprise is an enterprise in China which is 100% owned by foreign legal entities or persons. Establishment as a WFOE allows the foreign company to retain complete control and direction of the operation. It also tends to maximize return as a second party investor is not involved. According to this Memorandum of Cooperation, the major terms are:

a.	Tai Ji agreed that the MoqiZone Hong Kong can authorize its cooperative partners or subsidiaries in China ("MoqiZone's Representatives") to use the 3.5GMHz radio frequency resources;

b.
Tai Ji will collect an annual license fees of RMB 2,500,000 for Year 2008, RMB 3,000,000 for Year 2009 and thereafter, each year annual license fee shall be increased by RMB 500,000 per year based on the previous year annual license fee to a maximum of RMB 7,000,000 per year until the license expires; and

c.	Tai Ji will further collect a usage fee of RMB 20,000 per year per radio base station.

On January 25, 2009 Shanghai MoqiZone was incorporated, and on January 26, 2009, Shanghai MoqiZone, Tai Ji and SZ Mellow executed the formal Cooperation Agreement, under which Tai Ji will provide SZ Mellow and Shanghai MoqiZone the exclusive use of the 3.5GHz on Internet Cafes gaming business.

As a result of disputes with the shareholders of Shenzhen Mellow (see below “Legal Proceeding” for further information), on September 21, 2009, in accordance with the terms of the SZ Mellow Agreements, we sent out a 30 days' prior written notice to SZ Mellow stating our intention of terminating the SZ Mellow Agreements.  The SZ Mellow Agreements was terminated at the expiry of the 30-day notice on October 20, 2009. In order to continue our business and operations as planned, on September 25, 2009, Shanghai MoqiZone, Tai Ji and SZ Alar executed another Cooperation Agreement, under which Tai Ji will provide SZ Alar and Shanghai MoqiZone the exclusive use of the 3.5GHz on Internet cafes gaming business. Certain of our principal shareholders and executive officers are also affiliated with Tai Ji and the SZ Alar.

Key Advantages to the Moqizone WiMAX Network

We believe that the MoqiZone WiMAX Network provides a cheaper data transmission alternative than those provided by incumbent telecoms and internet data centers.  The MoqiZone Network provides direct access between the Internet cafés and the content providers.

China Internet Network Information Center (CNNIC) in July 2009 published the “24 th Statistical Report on Internet Development in China”. The following are extract of the summary of finding of the report which the Company believes are relevant to our business:-

●
By June 30, 2009, the number of Chinese Internet users and the Penetration rate of the Internet had reached 338 million and 25.5% respectively. The number of Internet users increased by 40 million compared with late 2008, up 13.4% within six months, and the increase in the number of Chinese Internet users remains robust.

●
The number of broadband users had reached 320 million, accounting for 94.3% of all Internet users. In spite of the high Penetration rate of broadband, China is far behind the countries developed in the Internet in terms of broadband access speed.

●
The number of Chinese Internet mobile Internet users was 155 million, accounting for 45.9% of all Internet users, and the number of mobile Internet users exceeded 37 million within six months. 28% of the existing mobile Internet users said they would access the Internet by 3G mobile phone in the coming six months; 7.25% of the users that have not accessed the Internet by mobile phone said they would probably access the Internet by 3G mobile phone in the coming six months.

●
The number of rural Internet users had reached 95.65 million, 14.8% of whom visited rural or agricultural websites over the past six months. Farming, forestry, animal husbandry and fishery laborers using rural or agricultural websites accounted for 42.7% of all Internet users.

●
The proportion of Internet users accessing the Internet for entertainment, information and communication purposes was high. Except for forum/BBS, the penetration rate of all the three Internet applications by Internet users was over 50%, and the utilization rate of transaction-type Internet applications like online shipping and online payment was relatively low.

●
Entertainment application tended towards stability after fast growth, and all sub-divisional applications differed in use rate. The number of online game players increased by 30 million within six months with a use rate of 64.2%, up 1.4%. Online music application remained ahead within six months, with an increase of 16.1% in the number of users and an increase of 1.8% in use rate. The number of Internet video users continued increasing to 10% within six months with a decrease of 1.9% in Penetration rate.

●
The number of communication application grew continuously, with use rate dropping lightly. The use rate of email and instant messaging stood at 55.4% and 72.2% respectively, down 1.4% and 3.1% from late 2008. The number of blog users reached 181 million with a use rate of 53.8%, down 0.5% from late 2008.

●
The use of transaction application was of low level and relatively backward. The number of online shoppers picked up from 74 million to 87.88 million with an increase of nearly 14 million amid the current economic situation; affected by the economic actuality, the number of users reserving travel online slipped slightly from late last year; the number of users making payment online climbed to 23.7 million within six month with an increase of 4.8% in use rate.

●
The Internet plays a prominently positive role in information acquisition, interpersonal communication, social participation, practical life convenience and other respects, but is prone to isolating Internet users away from the reality to probably cause some mental problems.

We believe that our competitive advantages include:

(a)
WiMAX First Mover Advantage . Through the People’s Liberation Army Authorization, we are able to invest in WiMAX base station and CPE and install them more cost-effectively on roof tops of buildings in a way similar to GSM radio stations. WiMAX is in particularly cost effective for delivering online game contents of our participating games to those internet cafes installed with our WiMAX equipment and which have joined into our MoqiZone WiMAX Network.

(b)	Reallocation of Online Gaming Value Chain . The MoqiZone WiMAX Network increases the net economic benefit to the content providers and the Internet cafés and eliminates the prepaid card distributors.
(c)	Other Benefits to Intern et Cafй s . The MoqiZone WiMAX Network also benefits the Internet Café’s by eliminating certain duplicative resources and costs and providing incentives.
(d)
Benefits to Content Providers . The MoqiZone WiMAX Network benefits the Content Provider by eliminating server storage and bandwidth hosting fees, and also protects their IP from piracy and hackers, via a closed network.

(e)	Benefits to Game Publishers. With our Moqizone business model, game companies can have one stop shopping with Moqizone and can assess all the Internet cafés at one location.
(f)
Benefits of MoqiZone Prepaid Card . Our platform uses a proprietary prepaid game card that is game publisher agnostic (i.e. accessible for all games), thereby reducing game card inventory costs for Internet café’s, as well as reducing black marketed discounted prepaid cards and content theft for the Content Provider.

(g)
Realtime Reporting . Our solution shares valuable point of sale (POS) data throughout the network to allow for real-time reporting, customer and payment tracking, and targeted marketing; a service that was previously unavailable to game content providers and publishers and Internet cafés

(h)
Access to Extensive Game Content . In addition to its current arrangements, we expect to execute content agreements with the major online gaming companies that represent more than 10 million unique concurrent users.

(i)
Significant Management Experience . Our management team has long term business relationship and experience in dealing with the gaming companies and also leading players in the entertainment industry, including movies producers, music publisher as well as distributors and we believe that we will be able to obtain the best online digital content in Asia.

Key Corporate Objectives

Our key business development objectives over the next two years are to build our game delivery platforms and expand our business penetration in Internet cafes in China.

Before we can achieve our business objectives, we will need to:-

a.	build out our MoqiZone WiMAX Network, which involve the construction of a WiMAX base station covering our targeted internet cafes at each city;

b.	install CPE at each internet café;

c.	set up server farm in IDC;

d.	develop and deploy a online game and digital entertainment platform; and

e.	develop and deploy a centralized prepaid card clearing center as well as a accounting systems for internet cafes revenue distribution system.

On the other hand, we are also aiming to service the non-WiMAX internet cafés by providing them a peer to peer content updating engine “Netcafe Farmer.” We recently acquired the Netcafe Farmer product as well as the entire technical team of Netcafe Farmer. The Netcafe Farmer product can be easily deployed to each internet café for content updating and we have already sold the service to approximately 700 internet cafés. We have appointed resellers to distribute the Netcafe Farmer product to internet cafes. Pursuant to our agreements with the resellers, we will settle payment with them on an annual basis and the fees range from 0 to RMB200 ($50).

On the other hand, we are also aiming to service the non-WiMAX internet café by providing them a peer to peer content updating engine “Netcafe Farmer” which the Company has recently acquired the product as well as the entire technical term. Netcafe Farmer can be easily deployed to each internet café for content updating and we have now already had approximately 800 internet café joining us. Revenue to be generated from Netcafe Farmer has not been forecasted and projected in the financial budget.

Our business objectives will be required to execute through Shanghai Moqizone and SZ Alar by implementing the structure portal arrangements described below in order to allow MoqiZone Hong Kong to have control. Neither our Company nor our Shanghai MoqiZone subsidiary owns any equity interests in SZ Alar.  Our business relationship with the holders of the People’s Liberation Army Authorization is based on contractual arrangements which is commonly known as the “Sina Structure Portal Arrangement” agreements.  These agreements may be summarized, as follows:

Exc lusive Business Cooperation Agreement.   Pursuant to the exclusive ten year business cooperation agreement between the VIE and Shanghai MoqiZone, Shanghai MoqiZone has the exclusive right to provide to the VIE comprehensive technology and consulting services related to the business of the VIE.  In consideration for such services, Shanghai MoqiZone is entitled to receive 100% of the net income of the VIE.

Equity Pledge Agreement.   Under the equity pledge agreement among the VIE, the shareholders of the VIE and Shanghai MoqiZone, the shareholders of the VIE pledged all of their equity interests in the VIE to Shanghai MoqiZone to guarantee the VIE’s performance of its obligations under the exclusive business cooperation agreement. In the event that the VIE were to breach its contractual obligations, Shanghai MoqiZone, as pledgee, will be entitled to certain rights, including the right to sell the pledged equity interests. The equity pledge agreement will expire only after the VIE and its shareholders have fully performed their respective obligations under the exclusive business cooperation agreement.

Exclusive Option Agreement.   Under an exclusive ten (10) year option agreement between the the VIE, the shareholders of the VIE and Shanghai MoqiZone, the shareholders of the VIE have irrevocably granted to Shanghai MoqiZone or its designated person an exclusive option to purchase, to the extent permitted under PRC law, all or part of the equity interests in the VIE for RMB10 or the evaluation amount of consideration permitted by applicable PRC law.  Shanghai MoqiZone or its designated person has sole discretion to decide when to exercise the option, whether in part or in full.

Loan Agreement .   Under the loan agreement between the shareholders of the VIE and MoqiZone Hong Kong, the parties confirmed that MoqiZone Hong Kong has made an interest-free loan to the shareholders of the VIE solely to enable the shareholders of the VIE to fund the initial capitalization of the VIE. The loan can be repaid only by sale of the shareholder’s equity interest in the VIE to MoqiZone Hong Kong. The term of the loan agreement is ten years from the date thereof.

Irrevocable Power of Attorney .   The shareholders of the VIE have each executed an irrevocable power of attorney to appoint Shanghai MoqiZone as their exclusive attorneys-in-fact to vote on their behalf on all the VIE matters requiring shareholder approval.  The term of each power of attorney is valid so long as such shareholder is a shareholder of VIE.

Internet Café collaboration

We have renewed our Memorandum of Understanding with the Beijing Internet Café Association (“BICA”) on December 1, 2009. Our VP Mr. Sun Qi is the newly elected Chairman of the ICA in Beijing for the years 2009 - 2011. Our company advisor already is Madam Wu Yan, and she is also the immediately past Chairman of the Beijing Internet Café Association. The major terms of the Memorandum of Understanding are as follows:

a.	BICA has a membership base of approximately 1500 members

b.	BICA will support and promote the MoqiZone WiMAX Network and 53MQ to its member

c.	BICA will allow us to promote our services and products at meetings of BICA to its members

d.	The term of the MOU shall be 3 years from December 1, 2009

There is no financial obligation between both parties under the MOU which is non-binding.
We are also currently discussing various collaborations with the local internet café associations in Suzhou and Chengdu in order to accelerate our internet café business deployment.

Content Providers

As of December 24, 2009, we have entered into agreements to deploy 10 new games and non-binding memorandums of understanding with 10 more new game developers. The agreements and MOUs are signed with 20 different content providers. A typical game cooperation arrangement requires us to provide IDC server, and operate the game on our platform. The gamers play games in our membership system, and pay in our billing system. In return, we share income with the content providers. The percentage of income sharing varies among different content providers. And in some cases, a marketing budget will be agreed when the game is promoted. On October 28, 2009, the Company announced the launch of our business-to-customer or B2C website 53MQ . 53MQ is the online game platform through which we aggregate and integrate all our online game contents and will be the interface to interact with our WiMAX connected internet cafes as well as our online game players. The typical terms of the agreement between MoqiZone and content providers will include:

(a)	Exclusivity or Non-exclusivity: Whether the Company will have exclusivity of the game in China or only certain provinces in China ;
(b)	Operation: Whether the Company will operate the game solely or co-operation with the game publisher and the mode of operation will determine resources committed by respective parties;
(c)
Revenue Split:- The mode of operation and the popularity of the game will also affect the percentage of revenue split, which ranges from 35% to 65%, or discount given on the face value of the prepaid card.;

(d)	Payment Terms: The payment term on revenue split is usually monthly and for prepaid card, cash on delivery is required.
(e)	Territory: The territory is usually only China and in some cases, only certain provinces or region of China.
(f)	Term: The term of the agreement varies from 2 years to 5 years.
(g)
Upfront License Fees, Minimum Guarantee or Advance Payment:- The Company may be required to pay a lump sum license fees or committed to a minimum guarantee or to pay advance payment on the prepaid card to warrant sales performance;

(h)
Services and Technical Supports: The game publisher is required to provide sufficient technical supports and services to the Company such as localization, bug fix, technical interface integration, billing system integration etc in order to provide the game effectively and efficiently.

We have entered into partnership agreement with Win’s Entertainment Limited (“Win’s”), a major motion picture producing company in Hong Kong  and we are going to publish our own games on our gaming delivery platforms. In November 2009, we were contracted to develop the online game for Win’s movie,   Flirting Scholars 2 (“Flirting Scholars 2 Game”).We also acquired the exclusive rights from Win’s for publishing Flirting Scholars 2 Game. We aim to partnership with more movie production companies and replicate the business model of publishing our own games on our platform.

Acquisition of Netcafe Farmer

On December 21, 2009, we acquired a client-end software called “Netcafe Farmer” which was originally developed by Mr. Liu Qian in 2006. It is a client-end software solution that provides an automatic content update distribution system in internet cafés allowing internet cafés to automatically update their client-end software on a real time basis for all their computers. Netcafe Farmer is currently servicing approximately 700 internet cafés mainly in Henan, Hebei, Zhejiang, and Northeast of China and has also established a strong network with major content suppliers to help promote their games in internet cafés. As a result of the foregoing, we will be able to bring tremendous synergy to the MoqiZone online game platform business and improve our services to internet café operators. The existing brand name “Netcafe Farmer” will be retained and a new version will be developed to support the MoqiZone WiMAX Network. The acquisition of Netcafe Farmer will also allow us to cover the internet cafés, which cannot be installed with our WiMAX equipment due to physical limitation, via fixed line network. Internet cafes installed with Netcafe Farmer will be able to enjoy the same products and services as those that are installed with WiMAX equipment, although the revenue sharing will be different.

The typical terms of a Netcafe Farmers Reseller Agreement are as follows:-

·	The appointment of the reseller as an authorized reseller of Netcafe Farmer and the territory granted thereof.

·	The Reseller agrees not to solicit business outside the granted territory and any business initiated outside the territory shall be referred to Netcafe Farmer within three (3) working days.

·
The Reseller agrees to make payment to Netcafe Farmer within three (3) workings days from the end of each calendar month. Commission will be calculated based on each successful installation of Netcafe Farmer per personal computers of Internet cafй.

·	The Reseller will be rewarded an additional five per cent (5%) or ten per cent (10%) commission in the event that the reseller meets the monthly or annual sales target respectively.

·	The rights and obligations of the reseller are :-

(i)	to participate marketing activities organised by Netcafe Farmer;

(ii)	to protect and not to infringe any intellectual property of Netcafe Farmer;
(iii)	to provide aftersales services to the internet cafes;
(iv)	to collect annual subscription fees from the internet cafes;
(v)	to provide onsite training and installation support to the internet cafes if necessary; and
(vi)	to use Netcafe Farmer logo, trademark, branding and marketing materials.
·	The rights and obligations of Netcafe Farmer are:-

(i)	to inspect the and surveillance services provided by the reseller to the internet cafes;
(ii)	to provide management and technical training to the reseller annually;
(iii)to promote Netcafe Farmer and its branding in the internet cafй industry;
(iv)	to provide standard marketing and promotional materials;
(v)	provide update patch on gaming that are connected via Netcafe Farmer.

·	The Term of the agreement is usually one (1) year and is automatically renewable.

As at December 16, 2010, all the internet cafйs are signed via reseller and payment are received via reseller.

The terms of the agreement between Netcafe Farmers reseller and internet cafes are as follows:-

(a)	The services fees will be paid annually or monthly based on the number of PC of each Internet cafes upon signing of the agreement.
(b)	The term of the agreement will be one (1) year and is automatically renewable.
(c)	Internet cafes agree to provide on site technical support for the installation of Netcafe Farmers by the reseller.
(d)Internet cafes agree not to use other similar service provider in the Internet cafй during the term
(e)	The reseller agrees to provide customer and technical support to the internet cafes.

Proprietary Prepaid Card

Traditionally online game revenues are collected through the sale of pre-paid cards issued by each individual game publishing company, which they sell in both virtual and physical form, to third party distributors and retailers, including Internet cafes, as well as, to a lesser extent, through direct online payment systems. In most cases, game publishers receive cash pre-payments from these parties in exchange for delivery of the pre-paid cards.  Online game companies do not provide refunds to these distributors or retailers with respect to unsold inventories of pre-paid cards.

Most online game companies, especially new games, will encounter the problem that they need to build “trust” to these distributors before their game is launched.  As a result, online game companies usually have difficulties introducing their new products to distribution channels effectively and efficiently.  With our business model, these new game publishers can join our payment system without exposing the risk of cash collection from their distributers.  At the same time, since our prepaid cards can be used on other games and therefore, distributors have less financial risk exposure stocking up our cards.

For the pay-to-play subscription-based model, both prepaid cards and prepaid online points provide customers with a pre-specified length of game playing time within a specified period. All prepaid fees received from distributors and end customers are initially recognized as deposits. Revenue is recognized upon activation of the prepaid game cards or online points based on the actual consumption of the game playing time by end customers.

For the item-billing revenue model, the customers can play the game for free with limited basic functions. There are also in-game items and premium features sold in the game by consuming online game points, commonly known as “Virtual Items”, which are regarded as value-added services and are rendered over a pre-specified period or throughout the whole game life. The revenue from these Virtual Items is recognized ratably over the estimated practical usage period or throughout the whole game life as appropriate. Future usage patterns may differ from the historical usage patterns on which the item-billing revenue model revenue recognition is based.

Virtual item trading between gamers will also become more secure by using our card together with an online payment system as we are operating under a “close” network environment. Under the traditional web-based Internet gaming environment, virtual item trading can become insecure as there could be “pirated” gaming servers co-exist with the authenticated gaming servers and such “pirated” server will disturb the regular gaming economies and induce unfairness to players. Also, theft and virtual item robbery or disappearance is not uncommon due to the existence of such “fake” and “pirated” servers. With our MoqiZone WiMAX Network, we are hosting all gaming servers in IDC and as our network is physically a private proprietary network, illegal hackers and “pirated” server operators will find to more difficult to interfere our server system, as a result of which providing a more secure environment to the participants in the gaming value chain.

Our Business Model Economics

The following table compares the estimated and anticipated allocation of revenues paid by online game players at Internet cafés who purchase prepaid game playing cards under current arrangements in China and as expected commencing in 2009 and thereafter from the use of the MoqiZone Network.

	MoqiZone Network	Traditional Revenue Model
Allocation of Revenues	Revenue Share Percentage	Revenue Share Percentage
Online game software provider	25%	20%
Online game publisher	29%	36%
Telecom Internet data center	0%	5%
Regional prepay card distributor	0%	8%
Inner-city prepaid card distributor	0%	8%
Regional marketing and promotions	3%	10%
Internet café income	13%	8%
MoqiZone revenue retention	25%	0%
Taxes	5%	5%
Total	100%	100%

Our business will involve no charges to Internet cafés in China for all data transmission on the MoqiZone Network at the very beginning.  We believe that this will provide a significant direct benefit to internet café owners because Internet cafés currently pay internet data transmission charges of approximately RMB 20,000 to 40,000 per month to Telecom providers.  This is the single largest cost element for Internet café operators in China after their rental fee. China currently has content censoring policy.  Internet cafés are subject to attack by hackers and other political news groups.  Our MoqiZone Network is able to provide them all the necessary tools to meet government’s objectives. Also, as it is a close network, they are not as vulnerable as the Internet

The MoqiZone Network comes with a POS-alike system for all online games.  This system is similar to any internet bank system, so that each game player, content provider, and Internet café will be able to assess online for their billing and profit sharing detail similar to bank statements.  This way each party will have an accurate reporting on billing and profit sharing, and it is easy to manage.

Traditionally, a content publisher will be required to host their content at Internet Data Center (“IDC”) for server storage and bandwidth costs.  This is one of the highest expenses  for publishing online game.  The total cost per month can be as high as 20% of their gaming revenue. The MoqiZone Network eliminates the server and bandwidth costs for the content publishers as we will be paying the IDC for the hosting fees. The reason we are able to offer this business term to the content provider is that we do not have to bear the cost to assess the Internet as we have our own network to connect directly to all Internet cafés.  Also our MoqiZone Network infrastructure will allow us to use fewer IDC than the traditional Internet based online game environment.  Conventional IDC’s biggest cost is Internet bandwidth costs.  Therefore, we believe that we will be able to capture this extra 20% of gaming revenue and pays IDC hosting cost for less than 1% for physical floor area rental only.

One of the current challenges for online game companies is to be able to control the final retail price for their pre-pay cards and to prevent price variation from parallel trading, even between province and province.  As this product has no differentiation from whom a game player buys it from, price cut strategy is usually adopted by the “next-door” stores in order to sell as many cards as possible.  Therefore Internet café or grocery stores are currently both unable to earn their “theoretical” profit margin for selling these prepay cards in store.  Our system is different, we only reward high percentage when a user consume in the game at the café, then the café will get the commission regardless where the end user pay for the pre-paid cards. Under this system, better performing internet cafés are rewarded with bonuses so they have an incentive to make promotion of our system and encourage gamers to spend more to buy virtual items at the café on our system.

We also offer a profit sharing platform detailing all the transactions for game companies so that they know exactly when and where their users spend the money.  Such information will be crucial for online game companies to improve their service and marketing activity.  Currently no telecom company is able to provide such figure to online game companies. Game companies also will be able to know the performance for their sponsored Internet cafes.

Game Industry without MoqiZone

Game Industry with MoqiZone

Research and Development

We have developed an online e-payment system to manage profit sharing information among content providers, internet cafés, and promoters.  Game players also have “pre-paid” accounts with MoqiZone.  MoqiZone has total ownership over the payment system.  Although we do not have any proprietary technology for WiMAX, we will integrate existing technology to manage our network as required.

There are about 150,000 licensed internet café in China, with an average of 100 sets of PC in each café.  The top three applications in any internet café are: (a) online games, (b) Instant messaging and online chatting; and (c) online TV/Movie streaming.  Each set of PC is shared by three users each day in internet café, and this has covered 45 millions unique users per day.

Our MoqiZone Network Deployment Strategy

The following table sets forth our strategy for installing our MoqiZone WiMAX Network and Netcafe Farmer throughout China over the next three years.  Our ability to achieve these goals is subject to receipt of approximately $25.0 million in financing over such period, including the maximum proceeds of this Offering.

Year	Cities	Cumulative Internet Cafés	Cumulative Cities	MoqiZone Network coverage as a % of total Internet Cafés
2011	Beijing, Chengdu, Hangzhou, Nanjing, Suzhou, Chongqing, Yangzhou, Zhenjiang, Jinhua, Ningbo, Kunming, Fuzhou, Xiamen, Qingdao, Jinan	11,400	15	7.5%
2012	Shanghai, Guangzhou, Shenzhen, Zhuhai, Dongguan, Nanning, Hefei, Wuhu, Wuhan, Changsha, Xian, Shijiazhuang, Shenyang, Dalian, Harbin, Guangzhou, Wenzhou, Wuxi, Changshou, Nanchang, Lanzhou, Zhengzhou, Luoyang, Datong, Hainan, etc.	20,206	40	13.5%
2013	Seven cities per month	35,000	124	23.0%

Our cost analysis indicates that it will cost approximately $400,000 to deploy our MoqiZone Network system to service 100 Internet cafés.  Estimated costs per 100 Internet cafés include establishment of approximately 10 base stations, installation of CPE receivers at each of the 100 Internet café locations, purchase and installation of five content servers, rental payment of Internet Data Center, implementation and maintenance expenses. Our deployment process includes obtaining letters of intent from the Internet cafés in any given city or area, GPS data collection, determination of the required number and installation of base stations and simultaneously setting up regional service centers, offices and IDCs.

Once our MoqiZone Internet WiMAX Network is established, a game player who purchases our prepaid card from the Internet café can clicks on our logo, inputs his password, logs in to his personal account and “clicks and plays.”

Competition

Although we have no direct competitor using our WiMAX Network model, we will be competing with some of the larger game providers in the PRC, most of which have substantially greater revenues and financial resources than our Company.

As some of the functions in the current online game industry chain can be replaced by our MoqiZone Network, we believe that certain parties who are currently fulfilling certain functions in the online game value chain might be affected in some ways.

Wholesale distributors: Due to the large physical area of China, most online game companies will appoint different levels of wholesale distributors to help them to distribute their pre-paid cards to retailers and internet café.  They are usually required to stock the prepaid card and make advance payments.  Our business model will eliminate some of these distributers and work directly with internet cafes.  These distributors will continue to exist have only limited influence to our business. Major wholesale distributors in China include: Junnet; www.untx.com; SIFANG TECHNOLOGY and Federal Soft.

Internet Data Center, or Server Farms : As we provide for “free of charge” services for online game companies to host their game servers in the MoqiZone Network, traditional IDC may lose some of their server hosting business from online game companies.  Currently most independent IDC are running at low profit as their bandwidth costs are controlled by the top 3 telecom providers in China.  For those IDC owned by Telecom companies, they only service to local broadband clients, they do not provide national services.

Last mile internet connection providers (ADSL/T1) :  Our MoqiZone WiMAX Network only connect internet cafés which are installed with our WiMAX equipment wirelessly to access our digital entertainment contents hosted in our CERNET IDC. We will divert some internet traffic for online games, and therefore internet cafés can reduce their bandwidth requirement from their current telecom providers.  Internet cafés will still require Internet bandwidth access for non-game functions such as Internet browsing, emails, other portal access, or other web based function such as online chats as we are providing a close network environment and do not access the Internet (or world wide web). The bandwidth demand, however, will become much lesser.  We assume that broadband service provision to internet café generate a very small business  income for local telecom companies, and, as a result, it is very unlikely that we will significantly affect their major revenue.

Employees

As of January 10, 2011, we have 9 executive officers. We currently have a total of 55 paid employees comprising of the following:

Chief Executive Officer	1
Chief Technology Officer	1
Shanghai Office Manager and Financial Controller	1
Vice Presidents (Finance, Sales and Marketing, Technology Development and System Control, Business Development)	5
Product Development Department	5
Business Development Department	1
Marketing and Promotion Department	7
Internet café Channel Development Department	10
Software Development, Technology and R&D Department	12
Finance Department	3
Human Resources and Administration Department	1
Design Department	3
MIS Department	1
Customer Services	2
Consultant	2
TOTAL	55

Legal Proceedings

In January 2009, Shanghai Moqizone entered into an Exclusive Business Cooperation Agreement and certain ancillary agreements, including an Equity Pledge Agreement, Exclusive Option Agreement, Loan Agreement and Irrevocable Power of Attorney (the “SZ Mellow Agreements”) with SZ Mellow.  This arrangement was necessary as a foreign owned company, such as Moqizone, cannot directly hold an ISP license in China, As a result, similar VIE arrangements, whereby the ISP license is held by a domestically owned Chinese company but the operations are directed by the foreign owned entity, are common.  Pursuant to our agreement with SZ Mellow, we had a right to direct and control the management of SZ Mellow and an option to purchase the equity of SZ Mellow in the event that Chinese law permits such acquisition. Following our successful capital raise and entry to the U.S. capital markets, the Chinese shareholders of SZ Mellow, who are also parties to the VIE agreements between Moqizone and SZ Mellow refused to cooperate with management of Moqizone and demanded additional consideration beyond what was set forth in the existing agreements. MoqiZone considered that the shareholders were acting in contravention of the existing VIE agreements and consulted legal counsel with regard to potential remedies.  On September 21, 2009, we served SZ Mellow and their respective shareholders a demand letter pursuant to the VIE Agreement demanding, amongst other things, the return of approximately US$117,647 (RMB800,000) cash, capital equipment and also provided a 30 day notice  to terminate VIE agreement. As of December 31, 2009, we have not had any response from the shareholders of the SZ Mellow in relation to our demands. We have been advised that the serving of the 30 day notice is sufficient to terminate the VIE Agreement between the Company and SZ Mellow. Accordingly, The SZ Mellow Agreements were terminated at the expiry of the 30-day notice on October 20, 2009. The Company is considering taking legal action against the SZ Mellow and the shareholders of SZ Mellow in order to enforce our further demands.

On September 25, 2009 we have entered into new VIE agreements with SZ Alar, details of which please refer to our 8K of September 25, 2009. The shareholders of SZ Alar are Mr. Zheng Wei, Mr. Jiang Jin Kun and Mr. Xiong Ping Bo. Mr. Zheng Wei is also the Chairman of Tai Ji and also is acting as one of our consultant.

Other than the abovementioned litigation matters, neither we nor any of our direct or indirect subsidiaries is a party to, nor is any of our property the subject of, any legal proceedings other than ordinary routine litigation incidental to their respective businesses.  There are no proceedings pending in which any of our officers, directors or 5% shareholders are adverse to us or any of our subsidiaries or in which they are taking a position or have a material interest that is adverse to us or any of our subsidiaries.

Neither we nor any of our subsidiaries is a party to any administrative or judicial proceeding arising under federal, state or local environmental laws or their Chinese counterparts.

From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business.

Property

We currently do not own any property and all of our offices are through rental agreements. Our rental cost in Hong Kong is approximately $2,000 per month (with 3 staff and as registered office for MobiZone Hong Kong), Shanghai is approximately $6,000 per month (with 45 staff and as register office of Shanghai MoqiZone) and Shenzhen is approximately $1,000 per month (with 1 staff and as registered office for SZ Alar). We also have a representative office in Chengdu and the rental is approximately $500 (with 5 staff).

MARKET FOR OUR COMMON STOCK, DIVIDENDS AND
RELATED STOCKHOLDER INFORMATION

The Common Stock is currently quoted on the over–the-counter (“OTC”) Bulletin Board under the symbol “MOQZ.”. Prior to August 27, 2009, shares of our common stock were quoted on the OTC Bulletin Board under the trading symbol “TLHO”. Prior to October 6, 2003, the Company’s common stock was traded on the OTC Bulletin Board under the symbol “SLDE” and prior to August 9, 2002, the Company’s common stock was traded on the OTC Bulletin Board under the symbol “SUN.”

Accordingly, the following table sets forth the quarterly high and low bid prices for the common stock since the quarter ended June 30, 2008.  The prices below have been adjusted for the recent reverse split and represent inter-dealer quotations, without retail markup, markdown or commission and may not be reflective of actual transactions.

	High	Low
Quarter ended June 30, 2008	$17.82	$2.55
Quarter ended September 30, 2008	$7.64	$2.55
Quarter ended December 31, 2008	$5.09	$2.55
Quarter ended March 31, 2009	$7.64	$2.55
Quarter ended June 30, 2009	$12.73	$2.55
Quarter ended September 30, 2009	$3.08	$0.02
Quarter ended December 31, 2009	$10.00	$2.01
Quarter ended March 31, 2010	$3.00	$3.00
Quarter ended June 30, 2010	$4.00	$3.00
Quarter ended September 30, 2010	$3.00	$2.00

On January 10, 2011, the closing price of the Common Stock was $1.65 and we had approximately117 record holders of our Common Stock. This number excludes any estimate by us of the number of beneficial owners of shares held in street name, the accuracy of which cannot be guaranteed.

Dividend Policy

We are a US holding company and substantially all of our operations are conducted through our PRC subsidiaries and VIEs.  With our business growing in the future, we will rely principally on dividends and other distributions on equity paid by our PRC subsidiaries for our future cash requirements, including the funds necessary to allow us to pay dividends on the shares and the funds necessary to service any debt we may incur, or financing we may need for operations other than through our PRC subsidiaries and VIEs.  If our PRC subsidiaries and VIEs incur debt on their own behalf in the future, the instruments governing the debt may restrict our PRC subsidiaries’ and VIEs’ ability to pay dividends or make other distributions to the intermediate holding company and thus to us.  We will generate substantially all of our revenues through contractual arrangements with our PRC operating companies, including VIE companies.  However, PRC government authorities may require us to amend these contractual arrangements in a manner that would materially and adversely affect our PRC subsidiaries’ ability to pay dividends and other distributions to us.  Furthermore, PRC legal restrictions permit payment of dividends by our PRC subsidiaries only out of their retained earnings, if any, determined in accordance with PRC accounting standards and regulations.  Under PRC law, our PRC subsidiary is also required to set aside a portion of their net income each year to fund certain reserve funds.  These reserve are not distributable as cash dividends.  As a result of these other restrictions under PRC laws and regulations, our PRC subsidiary and our VIE companies are restricted in their ability to transfer a portion of their net assets to us in the form of dividends, loans and advances.  Any limitation on the ability of our PRC subsidiaries and our VIE companies to transfer funds to us in the form of dividends, loans, advances could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay debt or dividends, and otherwise fund and conduct our business.

In addition, any transfer of funds from us to our PRC subsidiaries, either as a shareholder loan or as an increase in registered capital, is subject to registration or approval of Chinese governmental authorities, including the relevant administration of foreign exchange and/or the relevant examining and approval authority.  Therefore, it is difficult to change our capital expenditure plans once the relevant funds have been remitted from to our PRC companies.  These limitation on the free flow of funds between us and our PRC companies could restrict our ability to act in response to changing market conditions and reallocate funds from one Chinese entity to another in a timely manner.

We have never declared or paid dividends on our Common Stock.  We intend to retain earnings, if any, to support the development of our business and therefore do not anticipate paying cash dividends for the foreseeable future.  Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including current financial condition, operating results and current and anticipated cash needs.

Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Moqizone Holding Corporation (A Development Stage Company)
Hong Kong, China

We have audited the accompanying balance sheets of Moqizone Holding Corporation (A Development Stage Company) (the “Company”) as of December 31, 2009 and 2008 and the related statements of operations and comprehensive loss, changes in owners’ equity (deficiency) and cash flows for the periods from inception (August 29, 2007) to December 31, 2009 and for the years ended December 31, 2009 and 2008. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in Note 3 to the accompanying financial statements, the Company has sustained a loss since inception of $24,671,816 and the Company has only earned revenues of US $1,372 for the year ended December 31, 2009. In addition, the Company has a working capital deficiency of $25,223,291 as of December 31, 2009. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Moqizone Holding Corporation (A Development Stage Company) as of December 31, 2009 and 2008, and the results of its operations and its cash flows for the periods from inception (August 29, 2007) to December 31, 2009 and for the years ended December 31, 2009 and 2008, in conformity with accounting principles generally accepted in the United States of America.

/s/ Paritz & Company, P.A.
Paritz & Company, P.A.
Hackensack, New Jersey
April 15, 2010

MOQIZONE HOLDING CORPORATION

(A Development Stage Company)

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2009	2008

ASSETS
Current assets :
Cash	$584,300	$18,286
Prepayments, deposits and advances	80,180	-
Due from related parties	1,071	-
Total current assets	665,551	18,286

Property and equipment, net	899,247	198,717

Loan receivable	-	249,284

Total assets	$1,564,798	$466,287

LIABILITIES
Current liabilities:
Accounts payable	$58,339	$66,237
Other payables and accruals	202,468	13,013
Accrued directors’ fees	228,901	771,420
Interest payable	85,707	-
Warrant liabilities	25,313,369	-
Convertible loan payable	-	316,437
Due to related parties	58	20,374
Total current liabilities	$25,888,842	$1,187,481

Shareholders’ deficit
Common stock , par value $0.001, 40,000,000 share authorized, 13,620,260 issued and outstanding at December 31 2009 and capital at 2008	$13,620	$514,027
Series A preferred shares, par value $0.001, 15,000 authorized, 1,145 and none issued and outstanding at December 31, 2009 and 2008, respectively	1	-
Additional paid-in capital	447,355	-
Deficit accumulated during development stage	(24,784,055)	(1,230,533)

Accumulated other comprehensive income/(loss) – foreign exchange adjustment	(965)	(4,688)
Total shareholders’ deficit	(24,324,044)	(721,194)

Total liabilities and shareholders’ deficit	$1,564,798	$466,287

See notes to financial statements

MOQIZONE HOLDING CORPORATION

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	For the years ended December 31,		From inception (August 29, 2007) to
	2009	2008	December 31, 2009
REVENUE	$1,372	$-	$1,372

COSTS AND EXPENSES :
Research and development expense	(30,447)	-	(30,447)
Depreciation and amortization expense	(53,902)	-	(53,902)
Selling, general and administrative expense	(3,317,913)	(913,157)	(4,548,138)
LOSS FROM OPERATIONS	(3,400,890)	(913,1570	(4,631,115)

OTHER (EXPENSES)/INCOME:
Interest expense, net of interest income	(100,092)	240	(99,835)
Change in fair value of warrants	(19,867,901)	-	(19,867,901)
Amortization of placing fees of convertible notes	(58,115)	-	(58,115)
Loss on foreign currency transactions	(14,285)	(565)	(14,850)
TOTAL OTHER EXPENSES	(20,040,393)	(325)	(20,040,701)

NET LOSS	$(23,441,283)	$(913,482)	$(24,671,816)

Dividend on preferred shares	(112,239)	-	(112,239)

NET LOSS APPLICABLE TO COMMON SHAREHOLDERS	(23,553,522)	(913,482)	(24,784,055)

Foreign currency translation	3,723	(5,577)	(965)

COMPREHENSIVE LOSS	(23,549,799)	(919,059)	(24,785,020)

Net income per share:
Basic	$(5.31)	$(1.30)	$(10.81)

Diluted	$(5.31)	$(1.30)	$(10.81)

Weighted average number of shares used in computation:
Basic	4,433,418	703,794	-

Diluted	4,433,418	703,794	-

See notes to financial statements

MOQIZONE HOLDING CORPORATION

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT
YEARS ENDED DECEMBER 31, 2009 and 2008

	Ordinary shares (US$0.001 par value)		Series A		Additional	Accumulated other	Deficit accumulated during	Total
	Number of shares	Par value	preferred shares	Paid-in Capital	paid-in capital	comprehensive income/(loss)	development stage	shareholders’ deficit
Balance as of August 29, 2007	-	$-	$-	$-	$-	$-	$-	$-

Capital contribution				316,003				316,003
Net loss							(317,051)	(317,051)
Foreign exchange translation difference						889		889
Balance as of December 31, 2007	-	-	-	316,003	-	889	(317,051)	(159)

Capital contribution				166,011				166,011
Capital issued for directors’ fees				32,013				32,013
Net loss							(913,482)	(913,482)
Foreign exchange translation difference						(5,577)		(5,577)
Balance as of December 31, 2008	-	-	-	514,027	-	(4,688)	(1,230,533)	(721,194)

Recapitalization of Trestle Holdings, Inc.	179,115,573	179,116		(514,027)	334,911			-
Reverse split	(178,411,779)	(178,412)			178,412			-
Conversion of series B preferred stock	10,743,000	10,743			(10,743)			-
Capital issued for directors’ fees					771,563			771,563
Amortized placement agent fee					(436,385)			(436,385)
Conversion of loan to preferred shares			5		4,944,995			4,945,000
Initial take-up of warrant liability	-				(5,447,575)			(5,447,575)
Conversion of preferred shares to common shares	2,111,111	2,111	(4)					2,107
Net loss							(23,553,522)	(23,553,522)
Foreign exchange translation difference						3,723		3,723
Common stock issued for dividends	62,355	62			112,177		-	112,239
Balance as of December 31, 2009	13,620,260	13,620	1	0	447,355	(965)	(24,784,055)	(24,324,044)

See notes to financial statements

MOQIZONE HOLDING CORPORATION

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the years ended December 31,		From inception (August 29, 2007) to
	2009	2008	December 31, 2009
Operating activities:
Net loss	$(23,441,283)	$(913,482)	$(24,671,816)
Adjustments to reconcile net loss to net cash used in operating activities:
Capital issued for directors’ fees and officers’ salaries	-	32,013	292,883
Depreciation and amortization	53,902	-	53,902
Amortization of placement fees of convertible notes	58,115	-	58,115
Interest expenses	79,670	-	79,670
Warrant liabilities	19,867,901	-	19,867,901
Change in operating assets and liabilities:
Other receivables	(80,180)	-	(80,180)
Accounts payable	(7,898)	30,137	58,339
Other payables and accruals	195,492	780,383	979,925
Accrued payroll	228,901	-	228,901
Due from/to related parties	(21,387)	-	21,387
Net cash used in operating activities	(3,066,767)	(70,949)	(3,153,747)

Investing activities:
Acquisition of property and equipment	(752,183)	(158,417)	(950,900)
Net cash used in investing activities	(752,183)	(158,417)	(950,900)

Financial activities:
Loan receivable	249,284	(249,284)	-
Borrowing of convertible notes payable	4,450,500	316,437	4,766,937
Repayment of convertible notes	(316,437)	-	(316,437)
Payments to owners and officers	-	(22,851)	20,374
Capital contribution	-	166,011	221,144
Net cash provided by financing activities	4,383,347	210,313	4,692,018

Effect of exchange rate on cash	1,617	(5,311)	(3,071)

Net increase in cash	566,014	(24,364)	584,300

Cash, beginning of year	18,286	42,650	-

Cash, end of year	$584,300	$18,286	$584,300

Supplement disclosure of cash flow information
Interest paid	21,008	-	21,008

Supplement disclosure of non cash transactions
Issuance of stock for dividends	$112,239	$-	$112,239
Warrant liability incurred in connection with convertible note	25,313,369	-	25,313,369
Forgiveness of director’s fee	771,563	(0)

See notes to financial statements

MOQIZONE HOLDING CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1.  ORGANIZATION AND NATURE OF OPERATIONS

The accompanying consolidated financial statements include the financial statements of MoqiZone Holding Corporation (the “Company”), its subsidiaries of MoqiZone Holdings Limited, a Cayman Island corporation (“MoqiZone Cayman”), MobiZone Holdings Limited, a Hong Kong corporation (“MobiZone Hong Kong”), MoqiZone (Shanghai) Information Technology Company Limited (“Shanghai MoqiZone”) and a variable interest entity (“VIE”), Shenzhen Alar Technology Company Limited (“Shenzhen Alar”).  The Company, its subsidiaries and VIE are collectively referred to as the “Group”.  MobiZone Hong Kong operates a Chinese online game content delivery platform company that delivers online game contents of our participating games to internet cafes installed with our WiMAX equipment and which have joined into our MoqiZone WiMAX Network.

The Share Exchange Agreement, Reverse Merger and Reorganization

On March 15, 2009, Trestle Holdings, Inc. (the “Trestle”) entered into a Share Exchange Agreement with MoqiZone Cayman, Cheung Chor Kiu Lawrence, the principal shareholder of MoqiZone Cayman (“Cheung”), and MKM Capital Opportunity Fund Ltd. (“MKM”), our principal stockholder (the “Agreement”).  MoqiZone Cayman is the record and beneficial owner of 100% of the share capital of MobiZone Hong Kong and MobiZone Hong Kong is the record and beneficial owner of 100% of the share capital of Shanghai MoqiZone.

On June 1, 2009, pursuant to the Agreement, and as a result of MoqiZone Hong Kong’s receipt of $4,345,000 in gross proceeds from the financing described below, we acquired all of the issued and outstanding capital stock of MoqiZone Cayman in exchange for the issuance to Cheung and the other shareholders of MoqiZone Cayman of 10,743 shares of our sought to be created Series B convertible preferred stock.  The transaction was regarded as a reverse merger whereby MoqiZone Cayman was considered to be the accounting acquirer as it retained control of Trestle after the exchange and Trestle is the legal acquirer.  The share exchange was treated as a recapitalization and, accordingly, Trestle reclassified its common stock and additional paid-in-capital accounts for the year ended December 31, 2008.  The Financial Statements have been prepared as if MoqiZone had always been the reporting company and then on the share exchange date, had changed its name and reorganized its capital stock.

As of August 28, 2009, our corporate name changed to from Trestle Holdings, Inc. to MoqiZone Holding Corporation and our authorized capital increased by 10,000,000 shares of preferred stock.  Pursuant to the additional financings we closed in August 2009 and the authority vested in our Board of Directors, we also filed a certificate of designation of Series A preferred stock and certificate of designation of Series B preferred stock with Delaware’s Secretary of State to designate 15,000 of the 15,000,000 shares of preferred stock as Series A preferred stock and 10,743 of the 15,000,000 shares of preferred stock as Series B preferred stock.

On August, 31, 2009, a one-for-254.5 reverse stock split became effective and reduced outstanding shares of our common stock to 703,794 shares.  Following the reverse stock split described and per the terms and conditions of our share exchange, the  Series B Preferred Stock automatically (and without any action on the part of the holders) converted (on the basis of 1,000 shares of common stock for each share of Series B Preferred Stock) into an aggregate of 10,743,000 shares of our common stock, representing approximately 95% of our issued and outstanding shares of common stock, on a fully-diluted basis, as at the time of conversion (but prior to the issuance of any other equity or equity type securities).

As a result of these transactions, our authorized capital now consists of 40,000,000 shares of common stock, 14,974,257 shares of undesignated preferred stock, whose terms shall be determined by the board of directors at the time of issuance, 15,000 shares of Series A preferred stock, and 10,743 shares Series B preferred stock.

Note 2.  PRINCIPAL ACCOUNTING POLICIES

(1)  FASB Establishes Accounting Standards Codification ™

In June 2009, the FASB issued Accounting Standards Update No. 2009-01, “Generally Accepted Accounting Principles” (ASC Topic 105) which establishes the FASB Accounting Standards Codification (“the Codification” or “ASC”) as the official single source of authoritative U.S. generally accepted accounting principles (“GAAP”). All existing accounting standards are superseded. All other accounting guidance not included in the Codification will be considered non-authoritative. The Codification also includes all relevant Securities and Exchange Commission (“SEC”) guidance organized using the same topical structure in separate sections within the Codification.

Following the Codification, the Financial Accounting Standards Board will not issue new standards in the form of Statements, FASB Staff Positions or Emerging Issues Task Force Abstracts. Instead, it will issue Accounting Standards Updates (“ASU”) which will serve to update the Codification, provide background information about the guidance and provide the basis for conclusions on the changes to the Codification.

The Codification is not intended to change GAAP, but it will change the way GAAP is organized and presented. The Codification is effective for our third-quarter 2009 financial statements and the principal impact on our financial statements is limited to disclosures as all future references to authoritative accounting literature will be referenced in accordance with the Codification.  In order to ease the transition to the Codification, we are providing the Codification cross-reference alongside the references to the standards issued and adopted prior to the adoption of the Codification.

(2)  Basis of Presentation

The preparation of our financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP") requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of expenses during the reporting period.  On an ongoing basis, we evaluate our estimates which are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances.  The result of these evaluations forms the basis for making judgments about the carrying values of assets and liabilities and the reported amount of expenses that are not readily apparent from other sources.  Actual results may differ from these estimates under different assumptions

(3)  Development Stage Company

MoqiZone Group (the “Company”) has be en obtaining the requisite approvals from the Chinese government and since inception, has not earned any revenue from operations.  Accordingly, MoqiZone Group’s activities have been accounted for as those of a “Development Stage Enterprise.”  Among the disclosures required are that the financial statements be identified as those of a development stage company, and that the statements of operations and other comprehensive income (loss), owner’s equity and cash flows disclose activity since the date of inception.

(4)  Consolidation

The consolidated financial statements include the financial statements of the Company, its subsidiaries and VIE subsidiary for which the Company is the primary beneficiary.  All transaction and balances among the Company, its subsidiaries and VIE subsidiary have been eliminated upon consolidation.

The Group has adopted “ Consolidation of Variabl e Interest Entities ..  This interpretation requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties.

To comply with PRC laws and regulations that restrict foreign ownership of companies that operate online games, the Company operates its online games mainly through Shenzhen Alar, which is wholly owned by certain PRC citizens.  Shenzhen Alar holds the licenses and approvals to operation line games in the PRC.

Pursuant to the contractual arrangements with Shenzhen Alar, MoqiZone Shanghai mainly provides the following intra-group services to Shenzhen Alar.

☐	Gaming related licensing service;

☐	Software licensing service;

☐	Equipment and maintenance service;

☐	Strategic consulting service;

☐	Licensing of billing technology; and

☐	Billing service.

In addition, MoqiZone Shanghai has entered into agreements with Shenzhen Alar and its equity owners with respects to certain shareholder rights and corporate governance matters that provide the Company with the substantial ability to control Shenzhen Alar.  Pursuant to these contractual arrangements:

☐
The equity owners of Shenzhen Alar have granted an irrevocable proxy to individuals designated by MoqiZone Shanghai to exercise the right to appoint directors, general manager and other senior management of Shenzhen Alar;

☐	Shenzhen Alar will not enter into any transaction that may materially affect its assets, liabilities, equity or operations without the prior written consent of MoqiZone Shanghai.

☐	Shenzhen Alar will not distribute any dividend;

☐
The equity owners of Shenzhen Alar have pledged their equity interest in Shenzhen Alar to MoqiZone Shanghai to secure the payment obligations of Shenzhen Alar under all the agreements between Shenzhen Alar and MoqiZone Shanghai; and

☐	The equity owners of Shenzhen Alar will not transfer, sell, pledge or dispose of their equity interest in Shenzhen Alar without any prior written consent of MoqiZone Shanghai.

As a result of these agreements, the Company is considered the primary beneficiary of Shenzhen Alar and accordingly Shenzhen Alar’s results are consolidated in the Company’s financial statements.

(5)  Cash and cash equivalents

Cash and cash equivalents represent cash on hand and highly liquid investment placed with banks, which have original maturities less than three months.  Cash and cash equivalents kept with financial institutions in the People’s Republic of China (“PRC”) are not insured or otherwise protected.  Should any of those insinuations holding the Company’s cash become insolvent, or the Company is unable to withdraw funds for any reason, the Company could lose the cash on deposit on that institution.

(6)  Property and equipment

Property and equipment are stated at cost less accumulated depreciation.  Depreciation is computed using the straight-line method over the following estimated useful lives:

Network equipment	3 years
Computer equipment	3 years
Leasehold improvements	Lesser of the term of the lease or the estimated useful lives of the assets
Furniture and fixtures	3 years

(7)  Computer software

Purchased computer software for internal use is capitalized and amortized over its estimated useful live starting when it is placed in service.

(8)  Impairment of long-lived assets and intangible assets

Long-lived assets are reviewed for impairment when circumstances indicate the carrying value of an asset may not be recoverable.  For assets that are to be held and used, impairment is recognized when the estimated undiscounted cash flows associated with the asset or group of assets is less than their carrying value.  If impairment exists, an adjustment is made to write the asset down to its fair value, and a loss is recorded as the difference between the carrying value and fair value.  Fair values are determined based on quoted market values, discounted cash flows or internal and external appraisals, as applicable.  Assets to be disposed of are carried at the lower of carrying value or estimated net realizable value.  No impairment was recognized during the year ended December 31, 2009 and 2008.

(9)   Derivative Financial Instruments

In connection with the sale of debt or equity instruments, we may sell options or warrants to purchase our common stock. In certain circumstances, these options or warrants may be classified as derivative liabilities, rather than as equity. Additionally, the debt or equity instruments may contain embedded derivative instruments, such as embedded derivative features, which in certain circumstances may be required to be bifurcated from the associated host instrument and accounted for separately as a derivative instrument liability.

Derivative financial instruments are recorded as liabilities in the consolidated balance sheet, measured at fair value.  When available, quoted market prices are used in determining fair value.  However, if quoted market prices are not available, we estimate fair value using either quoted market prices of financial instruments with similar characteristics or other valuation techniques.

The identification of, and accounting for, derivative instruments is complex. Our derivative instrument liabilities are re-valued at the end of each reporting period, with changes in the fair value of the derivative liability recorded as charges or credits to income, in the period in which the changes occur. For options, warrants and bifurcated embedded derivative features that are accounted for as derivative instrument liabilities, we estimate fair value using either quoted market prices of financial instruments with similar characteristics or other valuation techniques. The valuation techniques require assumptions related to the remaining term of the instruments and risk-free rates of return, our current common stock price and expected dividend yield, and the expected volatility of our common stock price over the life of the option. The identification of, and accounting for, derivative instruments and the assumptions used to value them can significantly affect our financial statements.

Derivative financial instruments that are not designated as hedges or that do not meet the criteria for hedge accounting under ASC Topic 815 “Derivatives and Hedging” are recorded at fair value, with gains or losses reported currently in earnings. All derivative financial instruments we held as of December 31, 2009, were not designated as hedges.

(10)  Policy Revenue Recognition

Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectability is probable.  We license a client-end software to internet cafes for them to automatically update their client-end software on a real time basis.  Revenue for such licensing fee is recognized on a straight-line basis over the license period.

(11)  Deferred income taxes

Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  In addition, ASC Topic 740 (formerly SFAS 109, “Accounting for income taxes”) requires recognition of future tax benefits, such as carryforwards, to the extent that realization of such benefits is more likely than not and that a valuation allowance be provided when it is more likely than not that some portion of the deferred tax asset will not be realized.

(12)  Foreign currency translation

Since the Group operates solely in Hong Kong and the PRC, the Group’s functional currency is the Hong Kong Dollar (“HKD”) and the Renminbi (“RMB”).  Assets and liabilities are translated into U.S. Dollars at the exchange rates at the end of each reporting period and records the related translation adjustments as a component of other comprehensive income (loss).  Revenue and expenses are translated using average exchange rates prevailing during the period.  Foreign currency transaction gains and losses are included in current operations.

(13)  Comprehensive income (loss)

Comprehensive income is defined to include all changes in equity except those resulting from investments by shareholders and distributions to shareholders.  Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other financial statements.  Comprehensive income includes net income and the foreign currency translation gain, net of tax.

(14)  Recent accounting pronouncements

The Company adopted FASB ASC 820-10,which deferred the provisions of previously issued fair value guidance for nonfinancial assets and liabilities to the first fiscal period beginning after November 15, 2008. Deferred nonfinancial assets and liabilities include items such as goodwill and other non-amortizable intangibles. Effective January 1, 2009, the Company adopted the fair value guidance for nonfinancial assets and liabilities. The adoption of this ASC did not have a material impact on the Company’s Consolidated Financial Statements.

Effective January 1, 2009, the Company adopted FASB ASC 805-10, which establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non-controlling interest in an acquiree and the goodwill acquired.  In addition, the provisions in this ASC require that any additional reversal of deferred tax asset valuation allowance established in connection with fresh start reporting on January 7, 1998 be recorded as a component of income tax expense rather than as a reduction to the goodwill established in connection with the fresh start reporting. The Company will apply ASC 805-10 to any business combinations subsequent to adoption.

Effective January 1, 2009, the Company adopted FASB ASC 805-20, which amends ASC 805-10 to require that an acquirer recognize at fair value, at the acquisition date, an asset acquired or a liability assumed in a business combination that arises from a contingency if the acquisition-date fair value of that asset or liability can be determined during the measurement period. If the acquisition-date fair value of such an asset acquired or liability assumed cannot be determined, the acquirer should apply the provisions of ASC Topic 450, Contingences, to determine whether the contingency should be recognized at the acquisition date or after such date. The adoption of ASC 805-20 did not have a material impact on the Company’s Consolidated Financial Statements.

Effective January 1, 2009, the Company adopted FASB ASC 810-10-65, which amends previously issued guidance to establish accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a non-controlling interest in a subsidiary, which is sometimes referred to as minority interest, is an ownership interest in the consolidated entity that should be reported as equity. Among other requirements, this Statement requires that the consolidated net income attributable to the parent and the non-controlling interest be clearly identified and presented on the face of the consolidated income statement.  The adoption of the provisions in this ASC did not have a material impact on the Company’s Consolidated Financial Statements.

Effective January 1, 2009, the Company adopted FASB ASC 815-10-65, which amends and expands previously existing guidance on derivative instruments to require tabular disclosure of the fair value of derivative instruments and their gains and losses. This ASC also requires disclosure regarding the credit-risk related contingent features in derivative agreements, counterparty credit risk, and strategies and objectives for using derivative instruments. The adoption of this ASC did not have a material impact on the Company’s Consolidated Financial Statements.

Effective January 1, 2009, the Company adopted FASB ASC 350-30 and ASC 275-10-50, which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets”. The Company will apply ASC 350-30 and ASC 275-10-50 prospectively to intangible assets acquired subsequent to the adoption date. The adoption of these revised provisions did not have a material impact on the Company’s Consolidated Financial Statements.

Effective July 1, 2009, the Company adopted FASB ASC 825-10-65, which amends previous guidance to require disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. The adoption of FASB ASC 825-10-65 did not have a material impact on the Company’s Consolidated Financial Statements.

Effective July 1, 2009, the Company adopted FASB ASC 320-10-65. Under ASC 320-10-65, an other-than-temporary impairment must be recognized if the Company has the intent to sell the debt security or the Company is more likely than not will be required to sell the debt security before its anticipated recovery. In addition, ASC 320-10-65 requires impairments related to credit loss, which is the difference between the present value of the cash flows expected to be collected and the amortized cost basis for each security, to be recognized in earnings while impairments related to all other factors to be recognized in other comprehensive income. The adoption of ASC 320-10-65 did not have a material impact on the Company’s Consolidated Financial Statements.

Effective July 1, 2009, the Company adopted FASB ASC 820-10-65, which provides guidance on how to determine the fair value of assets and liabilities when the volume and level of activity for the asset or liability has significantly decreased when compared with normal market activity for the asset or liability as well as guidance on identifying circumstances that indicate a transaction is not orderly. The adoption of ASC 820-10-65 did not have a material impact on the Company’s Consolidated Financial Statements.

Effective July 1, 2009, the Company adopted FASB ASC 855-10 (, which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date, but before financial statements are issued or are available to be issued. Adoption of ASC 855-10 did not have a material impact on the Company’s Consolidated Financial Statements.

In December 2008, the FASB issued ASC 715, Compensation – Retirement Benefits, which expands the disclosure requirements about plan assets for defined benefit pension plans and postretirement plans. The adoption of these disclosure requirements did not have any material effect on the Company’s Consolidated Financial Statements.

In August, 2009, the FASB issued ASC Update No. 2009-05 to provide guidance on measuring the fair value of liabilities under FASB ASC 820.  The adoption of this Update did not have any material effect on the Company’s Consolidated Financial Statements

Note 3.  GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has sustained a loss since inception of approximately $24,671,816 and has generated little revenues from operations since inception. In addition, the Company has a stockholders’ deficit of approximately $24,324,000 as of December 31, 2009. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern.  The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 4.  DUE FROM/TO RELATED PARTIES

The amounts are due from/to the directors, officers of MoqiZone Group and the companies being controlled by them, are non-interest bearing and are due on demand.

The Company purchased computer software in the amount of $157,000 from a related party for our platform technology development. Management has adopted FASB ASC 850-10-50-5 to determine whether the transaction was not carried out on an arms-length basis. According to FASB ASC 850-10-50-5, transactions involving related parties cannot be presumed to be carried out on an arm's-length basis, as the requisite conditions of competitive, free-market dealings may not exist and representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm's-length transactions unless such representations can be substantiated. Therefore, the transaction from the Company’s point of view was not carried out on an arms-length basis.

Note 5. ACQUISTION OF NETCAFE FARMER

Netcafe Farmer

On December 21, 2009, we acquired a client-end software called Netcafe Farmer. This acquisition was accounted for under the acquisition method of accounting.  The cost of the acquisition was approximately US$95,000 (or RMB650,000) and is being amortized over its estimated useful life. Proforma results of operations as if the acquisitions occurred at the beginning of the periods included in the financial statements are not presented as they would be immaterial. By acquiring Netcafe Farmer, the Company also recruited Mr. Liu Qian and his development team of 4 people. Their incremental salary is approximately US$75,500 (or RMB516,000) per annum.  We shall submit the Netcafe Farmer audit in an amended 8-K

Note 6.  LOAN RECEIVABLE

The loan receivable is non-interest bearing and has been received in 2009.

Note 7.  PROPERTIES AND EQUIPMENT

Property and equipment and its related accumulated depreciation as of December 31, 2009 and 2008 are as follows:

	2009	2008

Computers and related equipment	601,387	40,969
Office equipment	40,639	368
Software	291,514	157,380
Furniture and fixtures	17,360	-
	950,900	198,717
Less: accumulated depreciation	(51,653)	-
Net book value	899,247	198,717

Note 8.  CONVERSION OF CONVERTIBLE NOTES

Upon effectiveness of the Reverse Split on August 31, 2009, each $1,000 principal amount of Notes (see Note 1) was automatically cancelled and exchanged for one share of Series A Preferred Stock.  Since we sold a total of 494.5 Units, upon exchange of the Notes, a total of 4,945 shares of Series A Preferred Stock were issued, which were convertible into an aggregate of 2,747,222 shares of common stock, subject to anti-dilution and other adjustments as provided in the Series A Preferred Stock Certificate of Designations.

We raised a total of $4,945,000 from 11 accredited investors from the Financings after repayment of the Convertible Notes.  As a result of the Financings, we issued a total of approximately 494.5 Units of securities each consisting of (a) the Notes, (b) the Class A Warrants, and (c) the Class B Warrants.  Pursuant to the sale of approximately 494.5 Units, we issued an aggregate of approximately $4,945,000 of Notes, Class A Warrants to purchase up to 1,373,614 shares of common stock and Class B Warrants to purchase up to 1,373,614 of common stock.  The net proceeds from the Financings are to be used for working capital and general corporate purposes.  We are obligated to file a registration statement within 150 days of the second closing, providing for the resale of the shares of common stock underlying the securities issued pursuant to the Financings.

In connection with the June 1 Financing and August 11 Financing, we granted warrants to purchase up to 582,779 shares of common stock respectively to Tripoint Global Equities, LLC, the placement agent or its designees.  These warrants have the same terms as the warrants issued to Investors and included in the Units.  The placement agent received a total of 582,779 warrants to purchase up to 582,779 shares of our common stock from the Financing. These warrants have the same terms as the warrants issued to Investors and included in the Units.

For a more complete description of the terms of the Notes, the Class A Warrants, Class B Warrants, and the Series A Preferred Stock, please see the section entitled   “ Description of Securities   ” in our June 1, 2009 Current Report on Form 8-K.

Following the Reverse Stock Split and the automatic conversion of the Series B preferred stock issued under the Share Exchange Agreement to the MoqiZone Cayman shareholders into Series B Conversion Shares:

all of the issued and outstanding Notes have been, by their terms be deemed cancelled;
·
all interest accrued on the Notes (at the rate of 8% per annum) from the date of issuance to the date of cancellation will be paid, at the Company’s option, in cash or in a shares of Trestle common stock valued at $1.80 per share;

·
each $1,000 principal amount of cancelled MobiZone Hong Kong Note has been exchanged for one share of Series A Preferred Stock, $0.001 par value per share. The Series A Preferred Stock (i) a liquidation value of $1,000 per share, (ii) vote, together with the Trestle common stock, on an “as converted basis”, and (iii) are convertible, at any time after issuance, at the option of the holder, into shares of the Company’s common stock at a conversion price of $1.80 per share, subject to customary adjustments, including weighted average anti-dilution protection.

Pursuant to the terms of the Financing, the Company has agreed to cause (i) the maximum number of shares of Moqizone common stock issuable upon conversion of all shares of Series A Preferred Stock and (ii) the maximum number of Class A Warrant Shares and Class B Warrant Shares to be registered for resale under the Securities Act of 1933, as amended, pursuant to a registration rights agreement, which provides  inter alia  that Moqizone shall file a registration statement for the Registrable Shares within 30 days after the completion of the Reverse Stock Split and cause the registration statement to become effective within 150 days after the completion of the Reverse Stock Split or 180 days in the event of a full review by the SEC.  If Moqizone does not comply with the foregoing obligations under the registration rights agreement, it will be required to pay cash liquidated damages to Investors, at the rate of 2% of the $10,000 offering price of each Unit sold in the offering ($200.00) for each 30 day period after the Registration Date that such Registrable Shares have not be registered for resale under the Securities Act of 1933, as amended; provided that, such liquidated damages shall not exceed $1,000 per Unit sold in the offering (a minimum of $400,000 and a maximum of $800,000); provided, however, that such liquidated damages shall not apply to any Registrable Shares that are subject to an SEC comment with respect to Rule 415 promulgated under the Securities Act of 1933, as amended

In addition, in the event the Company’s revenues for the year ending December 31, 2010 shall equal or exceed $21,560,000, the management shareholders of MoqiZone Cayman shall be issued warrants to purchase up to 900,000 additional shares of the Company’s common stock at an exercise price of $1.80 per share, exercisable for a period of three years.

Under the terms of the Share Exchange Agreement, all of the shareholders of MoqiZone Cayman who are members of our senior management have deposited in an escrow account an aggregate of 900,000 shares of the Company’s common stock.  These shares (the “Performance Shares”) will be delivered to the management group shareholders only in the event that the Company achieves certain performance targets over the twelve consecutive months commencing July 1, 2009 and ending June 30, 2010 (the “Measuring Period”).  If $6,000,000 or more raised in the Financing, then: (i) in the event that we realize at least $19,171,000 (the “Target Revenue”) of revenues by the end of the Measuring Period, all of the Performance Shares will be released to the management group, and (ii) in the event that less than the Target Revenue is realized by the end of the Measuring Period, a pro-rata portion of the Performance Shares shall be distributed to the purchasers of the Units offered hereby, based upon 0.2347 Performance Shares for each USD $1.00 that the actual revenues achieved by the end of the Measuring Period shall be less than the Target Revenue, or 45,000 Performance Shares for each 1% of $19,171,000 ($191,710) by which the actual revenues shall be less than the Target Revenue. If less than $6,000,000 is raised in the Financing, then: (i) in the event that we realize at least $10,450,000 (the “Lower Target Revenue”) in reported revenues by the end of the Measuring Period, all of the Performance Shares will be released to the management group and (ii) in the event that less than $10,450,000 of reported revenues are realized by the end of the twelve month Measuring Period, a pro-rata portion of the Performance Shares shall be distributed to the purchasers based upon 0.4306 Performance Shares for each USD $1.00 that the actual revenues achieved by the end of the Measuring Period shall be less than the Lower Target Revenue, or 45,000 Performance Shares for each 1% of $10,450,000 ($104,500) by which the actual revenues shall be less than the Lower Target Revenue. As we only raised $5,245,000 which is less than $6,000,000 from our Financings, the Lower Target Revenue scenario will be applicable.

The Performance Warrants

Certain of the members of our senior management will be, under the terms of the Share Exchange Agreement, entitled to receive three year warrants to purchase 900,000 shares of Trestle common stock, exercisable at $1.80 per share (the “Performance Warrants”) in the event that our audited net income as of the date that is 24 months after the Final Closing of the Financings shall equal or exceed $21,560,000, assuming that we complete this Offering with the sale of at least 600 Units for $6,000,000.  If however, we complete the Offering for an aggregate amount less than $6,000,000, than such persons shall only be entitled to receive the Performance Warrants in the event that our audited net income as of the date that is 24 months after the Final Closing of the Financing equals or exceeds $5,000,000.

Note 9.  WARRANT LIABILITY

As described in Note 8 (Conversion of Convertible Notes), we issued a total of approximately 494.5 Units of securities each consisting of (a) the Notes, (b) the Class A Warrants, and (c) the Class B Warrants.  Pursuant to the sale of approximately 494.5 Units, we issued an aggregate of approximately $4,945,000 of Notes, Class A Warrants to purchase up to 1,373,614 shares of common stock and Class B Warrants to purchase up to 1,373,614 of common stock will be issued.  The Class A warrants have an exercise price of $2.50 per share with a three year term and the Class B warrants have an exercise price of $3.00 per share with a three year term.

In connection with the June 1 Financing and August 11 Financing, we granted warrants to purchase up to 582,779 shares of common stock respectively to Tripoint Global Equities, LLC, the placement agent or its designees.  These warrants have the same terms as the warrants issued to Investors and included in the Units and have exercise prices of between $1.80 and $3.00 per share.

The Class A, Class B and Placement Agent warrants (“Warrants”) have an initial exercise price which is subject to adjustments in certain circumstances for stock splits, combinations, dividends and distributions, reclassification, exchange or substitution, reorganization, merger, consolidation or sales of assets, issuance of additional shares of common stock or equivalents.

Accounting for Warrants

The Warrants are entitled to a price adjustment provision that allows the price of the Warrants to be reduced in the event the Company issues any additional shares of common stock at a price per share less than the then-applicable warrant price, The Company determined that the Warrants meet the definition of a derivative under ASC Topic 815,  Derivatives and Hedging “ASC Topic 815”). In determining whether the Warrants were eligible for a scope exception from ASC Topic 815, the Company considered the provisions of ASC Topic 815-40 (   Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity ’ s Own Stock   ). The Company determined that the Warrants do not meet a scope exception because they are not deemed indexed to the Company’s own stock.   Pursuant to ASC Topic 815, derivatives should be measured at fair value and re-measured at fair value with changes in fair value recorded in earnings at each reporting period.

Fair Value

Fair value is generally based on independent sources such as quoted market prices or dealer price quotations. To the extent certain financial instruments trade infrequently or are non-marketable securities, they may not have readily determinable fair values. The Company estimated the fair value of the Warrants and Series A preferred stock using various pricing models and available information that management deems most relevant. Among the factors considered in determining the fair value of financial instruments are discounted anticipated cash flows, the cost, terms and liquidity of the instrument, the financial condition, operating results and credit ratings of the issuer or underlying company, the quoted market price of similar traded securities, and other factors generally pertinent to the valuation of financial instruments.

Warrant Liability

The warrants that each investor received as a result of our Financing and conversion of the convertible notes (see Note 10   for additional details) contained a down round protection if the company sells or issue shares at a price per share less that the then-applicable warrant price.  As such and in accordance with the accounting guidelines, we valued the warrants as a derivative financial instrument and the corresponding liabilities were entered onto our consolidated balance sheet, measured at fair value.  The Company determined the fair value of the warrants as follows as of August 31, 2009 (effective issuance date).

The Company used the Black-Scholes option-pricing model with the following assumptions: an expected life equal to the contractual term of the warrants (three years), underlying stock price of $5.09 (as at August 31, 2009 – effective date of conversion), no dividends; a risk free rate of 1.49% which equals three -year yield on Treasury bonds at constant (or fixed) maturity (for those warrants with an effective issue date of August 31); and volatility of 55.24%. Although the Company’s common stock (as a result of the recent reverse merger) had been publicly traded since March 2009, Management also considered liquidity, financial condition and the recent conversion of its convertible notes in Series A preferred stock when determining the fair value of its common stock. After reviewing these factors, Management believed that the quoted market price of its securities provided the most reliable evidence of its fair value and should be used since it was available and deemed to be most relevant. As the Company’s stock had only a short trading history, historical volatility information was not available. In accordance with the guidance in ASC 718-10-30-2, the Company identified three similar public entities and considered the historical volatilities of those public entities in calculating the expected volatility appropriate to the company (the calculated value). Under the assumptions, the Black-Scholes option pricing model yielded an aggregate value of approximately $9,968,597.

The Company performed the same calculations as of December 31, 2009, to revalue the warrants as of that date.  In using the Black Scholes option-pricing model, the Company used an underlying stock price of $10.00 per share; no dividends; a risk free rate of 1.7% which equals three-year yield on Treasury bonds at constant (or fixed) maturity (for those warrants with an effective issue date of August 31); and volatility of 57.77% The resulting aggregate allocated value of the warrants as of December 31, 2009 equaled approximately $25,313,000.  The change in fair value of approximately $19,868,000 was recorded for the year ended December 31, 2009.

Upon the earlier of the warrant exercise or the expiration date, the warrant liability will be reclassified into shareholders’ equity.  Until that time, the warrant liability will be recorded at fair value based on the methodology described above.  Liquidated damages under the registration rights agreement will be expensed as incurred and will be included in operating expenses.

Note 10.  ACCOUNTING FOR SERIES A PREFERRED STOCK

The management has adopted FASB ASC 480-10, “S99 SEC Materials”. Under this rule, ASR 268 requires equity instruments with redemption features that are not solely within the control of the issuer to be classified outside of permanent equity. As there was no redemption provision attached to Series A Preferred Stock, it has been classified as permanent equity.

The management has also adopted FASB ASC 815-15-25-1. It requires that an embedded derivative shall be separated from the host contract and accounted for as a derivative if and only if all of the following three criteria are met: a. the economics characteristics and risks of the embedded derivative are not clearly and closely related to the economics characteristics and risks of the host contract. b. The hybrid instrument is not remeasured at fair value under otherwise applicable GAAP with changes in fair value reported in earnings as they occur. c. A separate instrument with the same terms as the embedded derivative would be a derivative instrument subject to the requirements of section 815-10-15. Additionally, under FASB ASC 815-15-25-16 through FASB ASC 815-15-25-18, if the host contract encompasses a residual interest in an entity, then its economic characteristics and risks shall be considered that of an equity instrument and an embedded derivative would need to possess principally equity characteristics (related to the same entity) to be considered clearly and closely related to the host contract. Given the fact that the Series A Preferred Stock encompasses a residual interest in the company and it is related to the company itself,  the conversion feature is clearly and closely related to the host instrument. Thus, the embedded conversion feature in Series A preferred stock should not be account as a derivative instrument.

Equity instruments that contain a beneficial conversion feature are recorded as a deemed dividend to the holders of the convertible equity instruments. The deemed dividend associated with the beneficial conversion is calculated as the difference between the fair value of the underlying common stock less the proceeds that have been received for the equity instrument limited to the value received. The beneficial conversion amount is recorded as a reduction on the carrying value of the equity instrument and an increase to additional paid-in-capital.

In the case the conversion of the convertible note, the fair market value of the warrant liability exceeded the cash raised in the financings and therefore the residual value assigned to the Preferred Stock was nil.  As such, the financing was not deemed to have beneficial conversion feature and any value assigned to a beneficial conversion was deemed to be zero.

Note 11.   PREFERRED STOCK DIVIDENDS

On December 31, 2009, the board of directors passed a resolution to issue 62,355 shares of our common stock as dividends to the holders of our Series A Convertible Preferred Stock.  The number of shares issued was calculated at a rate of 8% per annum (subject to a pro rata adjustment) of the liquidation preference amount payable in shares equal to (i) the dividend payment divided by (ii) $1.80.  As such, the shares were valued at approximately $112,239 and the total aggregate value of the transaction was recorded as a preferred stock dividend.

Preferred Stock Dividends Issued on December 31, 2009

Date	Preferred Stock	Common Shares Issued	Dividend Value

12/31/2009	Series A	62,355	$112,239

Note 12.  INCOME TAX/SALES TAX

Under the current laws of the Cayman Islands, we are not subject to tax on income or capital gains.  In addition, payment of dividends by us is not subject to withholding tax in the Cayman Islands.

Under the current Hong Kong Inland Revenue Ordinance, MobiZone Hong Kong is subject to 16.5% income tax on its taxable income generated from operations in Hong Kong.  Additionally, payments of dividends by MobiZone Hong Kong to us are not subject to any Hong Kong withholding tax.

With the introduction of the EIT Law, China has resumed imposition of a withholding tax (10.0% in the absence of a bilateral tax treaty or new domestic regulation reducing such withholding tax rate to a lower rate).  As Mobizone Hong Kong is the sole shareholder of Shanghai MoqiZone, the dividends from Shanghai MoqiZone may be taxed at a reduced withholding tax rate of 5% per the Double Tax Avoidance Arrangement between Hong Kong and Mainland China.

Our PRC companies are subject to PRC business tax. We primarily pay business tax on gross revenues generated from online game operations, rentals, service fees and license fees.  Our PRC operating companies pay business tax on their gross revenues derived from online game operations at a rate ranging from 3% to 5%, and this business tax is deducted from total revenues.  In addition, our PRC subsidiaries pay a 5% business tax on the gross revenues derived from their contractual arrangements with our PRC operating companies, and these taxes are primarily recorded in operating expenses in accordance with our accounting policy.

As of December 31, 2009, we have a deferred tax asset of approximately US$721,000, resulting from available net operating loss carryforwards on a financial reporting basis for which a 100% valuation has been applied.

Note 13.  CONCENTRATION OF CREDIT RISK

Financial instruments that potentially subject the Group to significant concentrations of credit risk consist primarily of cash and cash equivalents and prepayments and other current assets.  As of December 31, 2009 and 2008 substantially all of the Group’s cash and cash equivalents were held by major financial institutions located in the PRC and in Hong Kong, which management believes are of high credit quality.

Note 14.  COMMITMENTS AND CONTIGENCIES

Operating lease agreements

The Company has entered into leasing arrangements relating to office premise and computer equipment that are classified as operating lease.  Future minimum lease payments for non-cancelable operating leases as of December 31, 2009 are as follows:

2010	66,016

Legal Contingencies

In January 2009, Shanghai Moqizone entered into an Exclusive Business Cooperation Agreement and certain ancillary agreements, including an Equity Pledge Agreement, Exclusive Option Agreement, Loan Agreement and Irrevocable Power of Attorney with SZ Mellow.  This arrangement was necessary as a foreign owned company, such as Moqizone, cannot directly hold an ISP license in China, As a result, similar VIE arrangements, whereby the ISP license is held by a domestically owned Chinese company but the operations are directed by the foreign owned entity, are common.  Pursuant to our agreement with SZ Mellow, we had a right to direct and control the management of SZ Mellow and an option to purchase the equity of SZ Mellow in the event that Chinese law permits such acquisition. Following our successful capital raise and entry to the U.S. capital markets, the Chinese shareholders of SZ Mellow, who are also parties to the VIE agreements between Moqizone and SZ Mellow refused to cooperate with management of Moqizone and demanded additional consideration beyond what was set forth in the existing agreements.

Management’s position is that the shareholders were acting in contravention of the existing VIE agreements and consulted legal counsel with regard to potential remedies.  On September 21, 2009, we served SZ Mellow and their respective shareholders a demand letter pursuant to the VIE Agreement demanding, amongst other things, the return of approximately US$117,647 (RMB800,000), certain computer equipment and also provided a 30 day notice  to terminate VIE agreement. As of December 31, 2009, we have not had any response from the shareholders of the SZ Mellow in relation to our demands. We have been advised that the serving of the 30 day notice is sufficient to terminate the VIE Agreement between the Company and SZ Mellow.  Accordingly, The SZ Mellow Agreements were terminated at the expiry of the 30-day notice on October 20, 2009. The Company is considering taking legal action against the SZ Mellow and the shareholders of SZ Mellow in order to enforce our further demands.

Note 15.  NET LOSS PER SHARE – BASIC AND DILUTED

On March 15, 2009, we completed a reverse acquisition of MoqiZone Holding Corporation ("MoqiZone"). Prior to the acquisition, Trestle Holdings, Inc. (“Trestle”), was a public shell company, as that term is defined in Rule 12b-2 of the Exchange Act, established under the laws of Delaware. To accomplish the share exchange we issued 10,743 shares of our sought to be created Series B convertible preferred stock for a 100% equity interest in MoqiZone Cayman. Per the terms of the Share Exchange, Trestle Holdings, Inc. was delivered with zero assets and zero liabilities at time of closing. Following the reverse acquisition, we changed the name of Trestle Holdings, Inc. to MoqiZone Holding Corporation (“MoqiZone”). The transaction was regarded as a reverse merger whereby Moqizone was considered to be the accounting acquirer as it retained control of Trestle after the exchange. Although Trestle is the legal survivor, Moqizone is the continuing entity for financial reporting purposes. The Financial Statements contained herein have been prepared as if Moqizone had always been the reporting company and then on the share exchange date, had changed its name and reorganized its capital stock.

Pursuant to SEC Manual Item 2.6.5.4 Reverse acquisitions, the Company believes the statement of stockholders’ equity should be revised to disclose the effect of the reverse merger on a retroactive basis. The SEC guidance requires that “in a reverse acquisition the historical shareholder’s equity of the accounting acquirer prior to the merger is retroactively restated (a recapitalization) for the equivalent number of shares received in the merger after giving effect to any difference in par value of the registrant’s and the accounting acquirer’s stock by an offset in paid in capital.” Based on this statement, the Company believes the statement of stockholders’ equity should disclose the effects of the reverse merger by retroactively restating the 10,743,000 common shares given to Moqizone (accounting acquirer in the reverse merger with Trestle), which is converted from the Series B Preferred Stock on August 31, 2009. In addition, per reverse acquisition guidance, 179,115,573 share of Trestle were outstanding at the time of merger should be shown as a recapitalization (or reorganization of its capital stock) on the share exchange date.

The management has adopted FASB ASC 260 55-2 when they determined weighted-average number of shares outstanding for each period presented. It requires an arithmetical mean average of shares outstanding and assumed to be outstanding for the EPS computation. In addition, the management has adopted FASB ASC 260 when they considered the convertible notes, preferred stock issuances and warrants in calculating earnings per share for each period presented. Under rule FASB ASC 260 45-40, the dilutive effect of convertible securities shall be reflected in diluted EPS by application of the if-converted method, and Under rule FASB ASC 260 45-22, the dilutive effect of outstanding warrants shall be reflected in diluted EPS by application of the treasury stock method, however, because both Series A Preferred Stock, converted from convertible notes, Class A Warrants and Class B Warrants are subject to weighted average and other anti-dilution adjustments, they are anti-dilutive securities. Under FASB ASC 260, anti-dilutive securities are ignored when calculating both basic and diluted EPS. Therefore, Series A Preferred Stock, Class A Warrants and Class B Warrants are ignored when calculating both basic and diluted EPS. Series B convertible preferred stock is reflected in diluted EPS using if-converted method.

Note 16.  SUBSEQUENT EVENTS

We completed a private equity financing of $1,956,200 on March 29, 2010, with 7 accredited investors. Net proceeds from the offering, are approximately $1,760,400. Pursuant to the financing, we issued a total of 869,422 units of our securities at $2.25 per unit. Each Unit consists of (i) one (1) share of the Company’s Series C Convertible Preferred Stock, par value $0.001 per share (the “Preferred Shares”), convertible into one share of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and (ii) a Series C Warrant (the “Series C Warrant”) and Series D Warrant (the “Series D Warrant”), collectively the “Warrants”), with the total amount of Warrants of each Series exercisable to purchase that number of shares of Common Stock as shall be equal to fifty percent (50%) of the number of Units purchased in the Offering. Each of the Warrants has a term of three (3) years.

In connection with this financing, we paid cash compensation to a placement agent in the amount of approximately $196,000. We also granted warrants to purchase up to 86,942 shares of common stock, Series C Warrants to purchase up to 43,471 shares of common stock and Series D Warrants to purchase 43,471 shares of common stock to the placement agent or its designees. These warrants have the same terms as the warrants issued to Investors that are included in the Units.

We have evaluated events after the date of these financial statements through April 14, 2010, the date that these financial statements were issued.  There were no other material subsequent events as of that date.

ITEM I — FINANCIAL STATEMENTS

MOQIZONE HOLDING CORPORATION
(A Development Stage Company)
Consolidated Balance Sheets

	September 30, 2010	December 31, 2009
	(unaudited)
ASSETS
Current assets:
Cash	63,233	584,300
Prepayments, deposits and other receivables	241,433	80,180
Inventory	60,112	0
Due from related parties	5,489	1,071

Total current assets	370,267	665,551

Deposit for Viva Red Limited acquisition	160,706	0

Property and equipment, net	778,487	899,247

Total assets	1,309,460	1,564,798

LIABILITIES AND STOCKHOLDERS ’ DEFICIENCY
Current liabilities:
Accounts payable	112,746	58,339
Other payables and accruals	152,144	202,468
Accrued directors' fee	224,163	228,901
Due to related parties	0	58
Interest payable	41,277	85,707
Preferred stock dividend payable	67,175	0
Convertible note	246,500	0
Warrant liabilities	3,601,340	25,313,369
Liquidated damages payable	179,200	0
Total current liabilities	4,624,545	25,888,842

Shareholders' deficiency
Common stock, 1,500,000,000 share authorized, $0.001 par value, 13,853,455 and 13,620,260 issued and outstanding as of September 30, 2010 and December 31, 2009, respectively	13,854	13,620
Series A preferred stock	1	1
Series C preferred stock	869	0
Series C preferred stock - Intrinsic Value	1,097,379	0
Warrants	546,298	0
Placement Agent Warrants	115,854	0
Additional paid in capital	1,002,931	447,355
Deficit accumulated during development stage	(6,112,490)	(24,784,055)
Accumulated other comprehensive income/(loss) - foreign exchange adjustment	20,219	(965)
Total shareholders' deficiency	(3,315,085)	(24,324,044)

Total liabilities and shareholders' deficiency	1,309,460	1,564,798

 See notes to financial statements

MOQIZONE HOLDING CORPORATION
(A Development Stage Company)
Consolidated Statements of Operations and Comprehensive Income (Loss)

	Three months ended September 30,		Nine months ended September 30		From inception August 29, 2007 to September 30,
	2010	2009	2010	2009	2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Revenue, net	149,395	0	208,612	0	209,984
Costs and expenses
Cost of sales	(144,049)	0	(196,703)	0	(196,703)
Research & development expenses	(35,913)	0	(248,041)	0	(278,488)
Depreciation and amortization expense	(46,303)	(3,476)	(140,026)	(5,554)	(193,928)
Selling, general and administrative expenses	(1,155,065)	(888,486)	(2,315,120)	(1,861,341)	(6,863,258)
Loss from operations	(1,231,935)	(891,962)	(2,691,278)	(1,866,895)	(7,322,393)

Other (expenses)/income
Interest expenses, net of interest income	(41,261)	(100,405)	(81,394)	(130,536)	(181,229)
Gain/(loss) on foreign currency transactions	(4,927)	(20,736)	(21,417)	(281)	(36,267)
Amortization of placing fees of convertible notes	0	(476,621)	0	(495,007)	(58,115)
Change in fair value of warrants	200,627	(13,472,049)	21,712,029	(13,472,049)	1,844,128
Liquidated damages payable	(65,700)	0	(179,200)	0	(179,200)
Total other income/(expenses)	88,739	(14,069,811)	21,430,018	(14,097,873)	1,389,317

Net profit/(loss)	(1,143,196)	(14,961,773)	18,738,740	(15,964,768)	(5,933,076)

Dividend of Series A convertible preferred stock	(22,080)	0	(67,175)	0	(179,414)
Deficit accumulated during development stage	(1,165,276)	(14,961,773)	18,671,565	(15,964,768)	(6,112,490)

Beneficial conversion feature related to issuance of series C convertible preferred stock	-	-	1,097,379	0	1,097,379
Net income /(loss) applicable to common stockholders	(1,165,276)	(14,961,773)	19,768,944	(15,964,768)	(5,015,111)

Other comprehensive income (loss)
Foreign currency translation adjustment	(67,737)	1,843	21,184	(976)	20,219

Comprehensive income (loss)	(1,210,933)	(14,959,930)	18,759,924	(15,965,744)	(5,912,857)

Net income/(loss) per share:
Basic	(0.08)	(3.56)	1.37	(8.47)	(1.17)
Diluted	(0.08)	(3.56)	1.37	(8.47)	(1.17)

Weighted average number of shares used in computation:
Basic	13,829,353	4,206,946	13,725,271	1,884,343	5,054,326
Diluted	13,829,353	4,206,946	13,725,271	1,884,343	5,054,326

See notes to financial statements

MOQIZONE HOLDING CORPORATION
(A Development Stage Company)
Consolidated Statements of Cash Flows

	Nine months ended September 30,		From inception August 29, 2007 to September 30,
	2010	2009	2010
	(unaudited)	(unaudited)	(unaudited)

Operating activities
Net income/(loss)	18,738,740	(15,964,768)	(5,933,076)
Adjustments:
Expenses of share based compensation	430,000		430,000
Capital issued for directors' fees and officer's salaries	0	0	292,883
Depreciation and amortization	140,026	5,554	193,928
Amortization of placement fees of convertible notes	24,650	494,500	82,765
Interest expenses	81,577	111,130	161,247
Warrant liabilities	(21,712,029)	13,472,049	(1,844,128)
Other receivables	(161,253)	(728,741)	(241,433)
Inventory	(60,112)	0	(60,112)
Accounts payables	54,407	(18,314)	112,746
Other payables and accruals	(50,521)	(266,434)	886,630
Accrued directors' fees	(4,738)	213,265	224,163
Liquidated damage payable	179,200	0	179,200
Due from/to related parties	(4,476)	0	16,911
Net cash used in operating activities	(2,344,529)	(2,681,759)	(5,498,276)

Investing activities
Cash acquired from acquisition	0	148,148	0
Deposit for Viva Red Limited acquisition	(160,706)	0	(160,706)
Acquisition of property and equipment	(19,266)	(293,480)	(970,166)
Net cash used in investing activities	(179,972)	(145,332)	(1,130,872)

Financing activities
Fund raising	1,982,250	4,150,500	6,749,187
Repayment of convertible notes	0	0	(316,437)
Loan from owners and officers	0	161,967	20,374
Capital contribution	0	0	221,144
Net cash provided by financing activities	1,982,250	4,312,467	6,674,268

Effect of exchange rate on cash	21,184	(949)	18,113

(Decrease)/increase in cash	(521,067)	1,484,427	63,233

Cash, beginning of period	584,300	18,286	0

Cash, end of period	63,233	1,502,713	63,233

Supplement disclosure of cash flow information
Interest paid	0	0	21,008

Supplement disclosure of non-cash transactions
Issuance of shares for dividends and interest	125,810	0	238,049
Preferred stock dividend payable	67,175	0	67,175
Forgiveness of directors' fee	0	0	771,563

See notes to financial statements

Notes to Consolidated Financial Statements
(Unaudited)

NOTE 1.  INTERIM FINANCIAL STATEMENTS

The accompanying unaudited interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission, and should be read in conjunction with the audited consolidated financial statements and notes thereto contained in the Company’s Form 10K filed on April 15, 2010. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for the interim periods are not necessarily indicative of the result to be expected for the full year.

NOTE 2.  ORGANIZATION AND NATURE OF OPERATIONS

The accompanying consolidated financial statements include the financial statements of MoqiZone Holding Corporation (the “Company”), its subsidiaries of MoqiZone Holdings Limited, a Cayman Island corporation (“MoqiZone Cayman”), MobiZone Holdings Limited, a Hong Kong corporation (“MobiZone Hong Kong”), MoqiZone (Shanghai) Information Technology Company Limited (“Shanghai MoqiZone”) and a variable interest entity (“VIE”), Shenzhen Alar Technology Company Limited (“Shenzhen Alar”). The Company, its subsidiaries and VIE are collectively referred to as the “Group”. MobiZone Hong Kong operates a Chinese online game content delivery platform company that delivers last mile connectivity to internet cafes installed with our WiMAX equipment and which have joined into our MoqiZone WiMAX Network.

The Share Exchange Agreement, Reverse Merger and Reorganization

On March 15, 2009, Trestle Holdings, Inc. (the “Trestle”) entered into a Share Exchange Agreement with MoqiZone Cayman, Cheung Chor Kiu Lawrence, the principal shareholder of MoqiZone Cayman (“Cheung”), and MKM Capital Opportunity Fund Ltd. (“MKM”), our principal stockholder (the “Agreement”). MoqiZone Cayman is the record and beneficial owner of 100% of the share capital of MobiZone Hong Kong and MobiZone Hong Kong is the record and beneficial owner of 100% of the share capital of Shanghai MoqiZone.

On June 1, 2009, pursuant to the Agreement, and as a result of MoqiZone Hong Kong’s receipt of $4,345,000 in gross proceeds from the financing described below, we acquired all of the issued and outstanding capital stock of MoqiZone Cayman in exchange for the issuance to Cheung and the other shareholders of MoqiZone Cayman of 10,743 shares of our sought to be created Series B convertible preferred stock. The transaction was regarded as a reverse merger whereby MoqiZone Cayman was considered to be the accounting acquirer as it retained control of Trestle after the exchange and Trestle is the legal acquirer. The share exchange was treated as a recapitalization and, accordingly, Trestle reclassified its common stock and additional paid-in-capital accounts for the year ended December 31, 2008. The Financial Statements have been prepared as if MoqiZone had always been the reporting company and then on the share exchange date, had changed its name and reorganized its capital stock.

As of August 28, 2009, our corporate name changed from Trestle Holdings, Inc. to MoqiZone Holding Corporation and our authorized capital increased by 10,000,000 shares of preferred stock. Pursuant to the additional financings we closed in August 2009 and the authority vested in our Board of Directors, we also filed a certificate of designation of Series A preferred stock and certificate of designation of Series B preferred stock with Delaware’s Secretary of State to designate 15,000 of the 15,000,000 shares of preferred stock as Series A preferred stock and 10,743 of the 15,000,000 shares of preferred stock as Series B preferred stock.

On August, 31, 2009, a one-for-254.5 reverse stock split became effective and reduced outstanding shares of our common stock to 703,794 shares. Following the reverse stock split described and per the terms and conditions of our share exchange, the Series B Preferred Stock automatically (and without any action on the part of the holders) converted (on the basis of 1,000 shares of common stock for each share of Series B Preferred Stock) into an aggregate of 10,743,000 shares of our common stock, representing approximately 95% of our issued and outstanding shares of common stock, on a fully-diluted basis, as at the time of conversion (but prior to the issuance of any other equity or equity type securities).

  As a result of these transactions, our authorized capital now consists of 40,000,000 shares of common stock, 14,974,257 shares of undesignated preferred stock, whose terms shall be determined by the board of directors at the time of issuance, 15,000 shares of Series A preferred stock, and 10,743 shares Series B preferred stock.

NOTE 3.  GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has sustained a loss since inception of approximately $6,100,000 and has generated minimal revenues from operations since inception. In addition, the Company has a stockholders’ deficit of approximately $3,300,000 as of September 30, 2010. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern.  The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 4.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(1)	FASB Establishes Accounting Standards Codification ™

In June 2009, the FASB issued Accounting Standards Update No. 2009-01, “Generally Accepted Accounting Principles” (ASC Topic 105) which establishes the FASB Accounting Standards Codification (“the Codification” or “ASC”) as the official single source of authoritative U.S. generally accepted accounting principles (“GAAP”). All existing accounting standards are superseded. All other accounting guidance not included in the Codification will be considered non-authoritative. The Codification also includes all relevant Securities and Exchange Commission (“SEC”) guidance organized using the same topical structure in separate sections within the Codification.

Following the Codification, the Financial Accounting Standards Board will not issue new standards in the form of Statements, FASB Staff Positions or Emerging Issues Task Force Abstracts. Instead, it will issue Accounting Standards Updates (“ASU”) which will serve to update the Codification, provide background information about the guidance and provide the basis for conclusions on the changes to the Codification.

The Codification is not intended to change GAAP, but it will change the way GAAP is organized and presented. The Codification is effective for our third-quarter 2009 financial statements and the principal impact on our financial statements is limited to disclosures as all future references to authoritative accounting literature will be referenced in accordance with the Codification. In order to ease the transition to the Codification, we are providing the Codification cross-reference alongside the references to the standards issued and adopted prior to the adoption of the Codification.

(2)	Basis of Presentation

The preparation of our financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of expenses during the reporting period. On an ongoing basis, we evaluate our estimates which are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. The result of these evaluations forms the basis for making judgments about the carrying values of assets and liabilities and the reported amount of expenses that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions

(3)	Development Stage Company

The Company has been obtaining the requisite approvals from the Chinese government and since inception, has generated minimal revenues from operations. Accordingly, the Company’s activities have been accounted for as those of a “Development Stage Enterprise.” Among the disclosures required are that the financial statements be identified as those of a development stage company, and that the statements of operations and other comprehensive income (loss), owner’s equity and cash flows disclose activity since the date of inception.

(4)	Consolidation

The consolidated financial statements include the financial statements of the Company, its subsidiaries and VIE subsidiary for which the Company is the primary beneficiary. All transaction and balances among the Company, its subsidiaries and VIE subsidiary have been eliminated upon consolidation.

The Group has adopted “Consolidation of Variable Interest Entities”. This interpretation requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties.

To comply with PRC laws and regulations that restrict foreign ownership of companies that operate online games, the Company operates its online games mainly through Shenzhen Alar, which is wholly owned by certain PRC citizens. Shenzhen Alar holds the licenses and approvals to operate line games in the PRC.

Pursuant to the contractual arrangements with Shenzhen Alar, MoqiZone Shanghai mainly provides the following intra-group services to Shenzhen Alar:

Gaming related licensing service;
Software licensing service;
Equipment and maintenance service;
Strategic consulting service;
Licensing of billing technology; and
Billing service.

In addition, MoqiZone Shanghai has entered into agreements with Shenzhen Alar and its equity owners with respect to certain shareholder rights and corporate governance matters that provide the Company with the substantial ability to control Shenzhen Alar. Pursuant to these contractual arrangements:

•
The equity owners of Shenzhen Alar have granted an irrevocable proxy to individuals designated by MoqiZone Shanghai to exercise the right to appoint directors, general manager and other senior management of Shenzhen Alar;

•	Shenzhen Alar will not enter into any transaction that may materially affect its assets, liabilities, equity or operations without the prior written consent of MoqiZone Shanghai;

•	Shenzhen Alar will not distribute any dividend;

•
The equity owners of Shenzhen Alar have pledged their equity interest in Shenzhen Alar to MoqiZone Shanghai to secure the payment obligations of Shenzhen Alar under all the agreements between Shenzhen Alar and MoqiZone Shanghai; and

•	The equity owners of Shenzhen Alar will not transfer, sell, pledge or dispose of their equity interest in Shenzhen Alar without any prior written consent of MoqiZone Shanghai.

As a result of these agreements, the Company is considered the primary beneficiary of Shenzhen Alar and accordingly Shenzhen Alar’s results are consolidated in the Company’s financial statements.

(5)	Cash and cash equivalents

Cash and cash equivalents represent cash on hand and highly liquid investment placed with banks, which have original maturities less than three months. Cash and cash equivalents kept with financial institutions in the People’s Republic of China (“PRC”) are not insured or otherwise protected. Should any of those institutions holding the Company’s cash become insolvent, or the Company is unable to withdraw funds for any reason, the Company could lose the cash on deposit at that institution.

(6)	Property and equipment

Property and equipment are stated as cost less accumulated depreciation. Depreciation is computed using the straight-line method over the following estimated useful lives:

Network equipment	3 years
Computer equipment	3 years
Leasehold improvements	Lesser of the term of the lease or the estimated useful lives of the assets
Furniture and fixtures	3 years

(7)	Computer software

Purchased computer software for internal use is capitalized and amortized over its estimated useful live starting when it is placed in service.

(8)	Impairment of long-lived assets and intangible assets

Long-lived assets are reviewed for impairment when circumstances indicate the carrying value of an asset may not be recoverable. For assets that are to be held and used, impairment is recognized when the estimated undiscounted cash flows associated with the asset or group of assets is less than their carrying value. If impairment exists, an adjustment is made to write the asset down to its fair value, and a loss is recorded as the difference between the carrying value and fair value. Fair values are determined based on quoted market values, discounted cash flows or internal and external appraisals, as applicable. Assets to be disposed of are carried at the lower of carrying value or estimated net realizable value. No impairment was recognized during the year ended December 31, 2009 and 2008 and nine months ended September 30, 2010.

(9)	Derivative Financial Instruments

In connection with the sale of debt or equity instruments, we may sell options or warrants to purchase our common stock. In certain circumstances, these options or warrants may be classified as derivative liabilities, rather than as equity. Additionally, the debt or equity instruments may contain embedded derivative instruments, such as embedded derivative features, which in certain circumstances may be required to be bifurcated from the associated host instrument and accounted for separately as a derivative instrument liability.

Derivative financial instruments are recorded as liabilities in the consolidated balance sheet, measured at fair value. When available, quoted market prices are used in determining fair value. However, if quoted market prices are not available, we estimate fair value using either quoted market prices of financial instruments with similar characteristics or other valuation techniques.

The identification of, and accounting for, derivative instruments is complex. Our derivative instrument liabilities are re-valued at the end of each reporting period, with changes in the fair value of the derivative liability recorded as charges or credits to income, in the period in which the changes occur. For options, warrants and bifurcated embedded derivative features that are accounted for as derivative instrument liabilities, we estimate fair value using either quoted market prices of financial instruments with similar characteristics or other valuation techniques. The valuation techniques require assumptions related to the remaining term of the instruments and risk-free rates of return, our current common stock price and expected dividend yield, and the expected volatility of our common stock price over the life of the option. The identification of, and accounting for, derivative instruments and the assumptions used to value them can significantly affect our financial statements.

Derivative financial instruments that are not designated as hedges or that do not meet the criteria for hedge accounting under ASC topic 815 “Derivatives and Hedging” are recorded at fair value, with gains or losses reported currently in earnings. The derivative financial instruments we held as of September 30, 2010, were not designated as hedges.

(10)	Revenue Recognition Policy

Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectability is probable. We license a client-end software to internet cafes for them to automatically update their client-end software on a real time basis. Revenue for such a licensing fee is recognized on a straight-line basis over the license period.

(11)	Deferred income taxes

Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. In addition, ASC topic 740 “Income Taxes” requires recognition of future tax benefits, such as carry forwards, to the extent that realization of such benefits is more likely than not and that a valuation allowance be provided when it is more likely than not that some portion of the deferred tax asset will not be realized.

(12)	Foreign currency translation

Since the Group operates solely in Hong Kong and the PRC, the Group’s functional currency is the Hong Kong Dollar (“HKD”) and the Renminbi (“RMB”). Assets and liabilities are translated into U.S. Dollars at the exchange rates at the end of each reporting period and record the related translation adjustments as a component of other comprehensive income (loss). Revenue and expenses are translated using average exchange rates prevailing during the period. Foreign currency transaction gains and losses are included in current operations.

(13)	Comprehensive income (loss)

Comprehensive income is defined to include all changes in equity except those resulting from investments by shareholders and distributions to shareholders. Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other financial statements. Comprehensive income includes net income and the foreign currency translation gain, net of tax.

NOTE 5.  DUE FROM/TO RELATED PARTIES AND RELATED PARTY TRANSACTIONS

The amounts that are due from/to the directors, officers of the Company and the companies being controlled by them, are non-interest bearing and are due on demand.

The Company purchased computer software in the amount of $157,000 from a related party for our platform technology development. Management has adopted ASC 850-10-50-5 to determine whether the transaction was not carried out on an arms-length basis. According to ASC 850-10-50-5, transactions involving related parties cannot be presumed to be carried out on an arm's-length basis, as the requisite conditions of competitive, free-market dealings may not exist and representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm's-length transactions unless such representations can be substantiated. Therefore, the transaction from the Company’s point of view was not carried out on an arms-length basis.

NOTE 6.  ACQUISTION OF NETCAFE FARMER SOFTWARE

On December 21, 2009, we acquired a client-end software called “Netcafe Farmer”. By acquiring Netcafe Farmer, the Company also recruited Mr. Liu Qian and his development team of 4 people. This acquisition was accounted for under the acquisition method of accounting. The cost of the acquisition was approximately US$95,000 (or RMB650,000) and is being amortized over its estimated useful life. Pro forma results of operations as if the acquisitions occurred at the beginning of the periods included in the financial statements are not presented as they would be immaterial.

NOTE 7.  DEPOSIT FOR VIVA RED LIMITED ACQUISITION

On July 7, 2010, we entered into a Share Transfer Agreement with Smart Lead Enterprises, Inc., a British Virgin Islands Company, whereby we agreed to acquire 51% shares of Viva Red Limited (“Viva Red”). Viva Red is a company that acquires various licenses of mobile phone game and entertainment products and conducts a value-add telecommunication business regarding mobile phones in Mainland China. Viva Red is a wholly owned subsidiary of Smart Lead. They recently entered into a Business Transfer Agreement whereby two contracts with Hunan Telecom will be transferred from Smart Lead to Viva Red; these Hunan contracts will enable Viva Red to conduct mobile game value-added business.

The terms of the Share Transfer Agreement between us and Smart Lead are as follows:

(i)	RMB1,000,000 (approximately US$147,059) as cash deposit paid upon execution;

(ii)
US$490,000 as first cash payment paid after completion of share transfer; this payment will be remitted directly to Viva Red as a loan extended by Smart Lead to Moqizone for working capital of Viva Red for a term of 2 years;

(iii)
US$510,000 less the approximately US$147,059 (RMB1,000,000) as second cash payment paid as of closing, after the revenue of first quarter of 2010 under Hunan Contracts has been paid to account of Viva Red;

(iv)
Stock Consideration payable in 1,200,000 ordinary shares of Moqizone Holding Corporation, within 3 months of closing. The shares will be subject to a 2 year lock-up and the parties have agreed that if the business is not successful within such 2 years, the shares will be returned and the 51% shares of Viva Red will also be returned to Smart Lead although no formal agreement has yet been drafted regarding such a return.

(v)
Viva Red, after obtaining the business under the Hunan Telecom contract, will operate the business covered by the Hunan contracts through the Company’s VIE company, Shenzhen Alar or another VIE established to operate the business, as the contracts cannot be performed in China by a foreign owned company.

As of September 30, 2010, a cash deposit of US$160,706 was paid and recorded in long-term investment.

NOTE 8.  CONVERSION OF CONVERTIBLE NOTES

Upon effectiveness of the Reverse Split on August 31, 2009, each $1,000 principal amount of Notes (see Note 2) was automatically cancelled and exchanged for one share of Series A Preferred Stock. Since we sold a total of 494.5 Units, upon exchange of the Notes, a total of 4,945 shares of Series A Preferred Stock were issued, which were convertible into an aggregate of 2,747,222 shares of common stock, subject to anti-dilution and other adjustments as provided in the Series A Preferred Stock Certificate of Designations.

We raised a total of $4,945,000 from 11 accredited investors from the Financings after repayment of the Convertible Notes. As a result of the Financings, we issued a total of approximately 494.5 Units of securities each consisting of (a) the Notes, (b) the Class A Warrants, and (c) the Class B Warrants. Pursuant to the sale of approximately 494.5 Units, we issued an aggregate of approximately $4,945,000 of Notes, Class A Warrants to purchase up to 1,373,614 shares of common stock and Class B Warrants to purchase up to 1,373,614 of common stock. The net proceeds from the Financings are to be used for working capital and general corporate purposes. We are obligated to file a registration statement within 150 days of the second closing, providing for the resale of the shares of common stock underlying the securities issued pursuant to the Financings.

In connection with the June 1 Financing and August 11 Financing, we granted warrants to purchase up to 582,779 shares of common stock respectively to Tripoint Global Equities, LLC, the placement agent or its designees. These warrants have the same terms as the warrants issued to Investors and included in the Units. The placement agent received a total of 582,779 warrants to purchase up to 582,779 shares of our common stock from the Financing. These warrants have the same terms as the warrants issued to Investors and included in the Units.

Following the Reverse Stock Split and the automatic conversion of the Series B preferred stock issued under the Share Exchange Agreement to the MoqiZone Cayman shareholders into Series B Conversion Shares:

all of the issued and outstanding Notes have been, by their terms be deemed cancelled;

all interest accrued on the Notes (at the rate of 8% per annum) from the date of issuance to the date of cancellation will be paid, at the Company’s option, in cash or in a shares of Trestle common stock valued at $1.80 per share;

each $1,000 principal amount of cancelled MobiZone Hong Kong Note has been exchanged for one share of Series A Preferred Stock, $0.001 par value per share. The Series A Preferred Stock (i) a liquidation value of $1,000 per share, (ii) vote, together with the Trestle common stock, on an “as converted basis”, and (iii) are convertible, at any time after issuance, at the option of the holder, into shares of the Company’s common stock at a conversion price of $1.80 per share, subject to customary adjustments, including weighted average anti-dilution protection.

Pursuant to the terms of the Financing, the Company has agreed to cause (i) the maximum number of shares of Moqizone common stock issuable upon conversion of all shares of Series A Preferred Stock and (ii) the maximum number of Class A Warrant Shares and Class B Warrant Shares to be registered for resale under the Securities Act of 1933, as amended, pursuant to a registration rights agreement, which provides   inter alia   that Moqizone shall file a registration statement for the Registrable Shares within 30 days after the completion of the Reverse Stock Split and cause the registration statement to become effective within 150 days after the completion of the Reverse Stock Split or 180 days in the event of a full review by the SEC. If Moqizone does not comply with the foregoing obligations under the registration rights agreement, it will be required to pay cash liquidated damages to Investors, at the rate of 2% of the $10,000 offering price of each Unit sold in the offering ($200.00) for each 30 day period after the Registration Date that such Registrable Shares have not be registered for resale under the Securities Act of 1933, as amended; provided that, such liquidated damages shall not exceed $1,000 per Unit sold in the offering (a minimum of $400,000 and a maximum of $800,000); provided, however, that such liquidated damages shall not apply to any Registrable Shares that are subject to an SEC comment with respect to Rule 415 promulgated under the Securities Act of 1933, as amended

In addition, in the event the Company’s revenues for the year ending December 31, 2010 shall equal or exceed $21,560,000, the management shareholders of MoqiZone Cayman shall be issued warrants to purchase up to 900,000 additional shares of the Company’s common stock at an exercise price of $1.80 per share, exercisable for a period of three years.

Under the terms of the Share Exchange Agreement, all of the shareholders of MoqiZone Cayman who are members of our senior management, have deposited in an escrow account an aggregate of 900,000 shares of the Company’s common stock. These shares (the “Performance Shares”) would have been delivered to the management group shareholders only in the event that the Company achieves certain performance targets over the twelve consecutive months commencing July 1, 2009 and ending June 30, 2010 (the “Measuring Period”). If $6,000,000 or more raised in the Financing, then: (i) in the event that we realize at least $19,171,000 (the “Target Revenue”) of revenues by the end of the Measuring Period, all of the Performance Shares will be released to the management group, and (ii) in the event that less than the Target Revenue is realized by the end of the Measuring Period, a pro-rata portion of the Performance Shares shall be distributed to the purchasers of the Units offered hereby, based upon 0.2347 Performance Shares for each USD $1.00 that the actual revenues achieved by the end of the Measuring Period shall be less than the Target Revenue, or 45,000 Performance Shares for each 1% of $19,171,000 ($191,710) by which the actual revenues shall be less than the Target Revenue. If less than $6,000,000 is raised in the Financing, then: (i) in the event that we realize at least $10,450,000 (the “Lower Target Revenue”) in reported revenues by the end of the Measuring Period, all of the Performance Shares will be released to the management group and (ii) in the event that less than $10,450,000 of reported revenues are realized by the end of the twelve month Measuring Period, a pro-rata portion of the Performance Shares shall be distributed to the purchasers based upon 0.4306 Performance Shares for each USD $1.00 that the actual revenues achieved by the end of the Measuring Period shall be less than the Lower Target Revenue, or 45,000 Performance Shares for each 1% of $10,450,000 ($104,500) by which the actual revenues shall be less than the Lower Target Revenue. As we only raised $5,245,000 which is less than $6,000,000 from our Financings, the Lower Target Revenue scenario is applicable.

The Performance Warrants

Certain of the members of our senior management will be, under the terms of the Share Exchange Agreement, entitled to receive three year warrants to purchase 900,000 shares of Moqizone common stock, exercisable at $1.80 per share (the “Performance Warrants”) in the event that our audited net income as of the date that is 24 months after the Final Closing of the Financings shall equal or exceed $21,560,000, assuming that we complete this Offering with the sale of at least 600 Units for $6,000,000. If however, we complete the Offering for an aggregate amount less than $6,000,000, than such persons shall only be entitled to receive the Performance Warrants in the event that our audited net income as of the date that is 24 months after the Final Closing of the Financing equals or exceeds $5,000,000.

NOTE 9.  WARRANT LIABILITY

As described in Note 8 (Conversion of Convertible Notes), we issued a total of approximately 494.5 Units of securities each consisting of (a) the Notes, (b) the Class A Warrants, and (c) the Class B Warrants. Pursuant to the sale of approximately 494.5 Units, we issued an aggregate of approximately $4,945,000 of Notes, Class A Warrants to purchase up to 1,373,614 shares of common stock and Class B Warrants to purchase up to 1,373,614 of common stock will be issued. The Class A warrants have an exercise price of $2.50 per share with a three year term and the Class B warrants have an exercise price of $3.00 per share with a three year term.

In connection with the June 1 Financing and August 11 Financing, we granted warrants to purchase up to 582,779 shares of common stock respectively to Tripoint Global Equities, LLC, the placement agent or its designees. These warrants have the same terms as the warrants issued to Investors and included in the Units and have exercise prices of between $1.80 and $3.00 per share.

The Class A, Class B and Placement Agent warrants (“Warrants”) have an initial exercise price which is subject to adjustments in certain circumstances for stock splits, combinations, dividends and distributions, reclassification, exchange or substitution, reorganization, merger, consolidation or sales of assets, issuance of additional shares of common stock or equivalents.

Accounting for Warrants

The Warrants are entitled to a price adjustment provision that allows the price of the Warrants to be reduced in the event the Company issues any additional shares of common stock at a price per share less than the then-applicable warrant price, The Company determined that the Warrants meet the definition of a derivative under ASC Topic 815,   Derivatives and Hedging “ASC Topic 815”). In determining whether the Warrants were eligible for a scope exception from ASC Topic 815, the Company considered the provisions of ASC Topic 815-40 ( Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity ’ s Own Stock ). The Company determined that the Warrants do not meet a scope exception because they are not deemed indexed to the Company’s own stock. Pursuant to ASC Topic 815, derivatives should be measured at fair value and re-measured at fair value with changes in fair value recorded in earnings at each reporting period.

Fair Value

Fair value is generally based on independent sources such as quoted market prices or dealer price quotations. To the extent certain financial instruments trade infrequently or are non-marketable securities, they may not have readily determinable fair values. The Company estimated the fair value of the Warrants and Series A Preferred stock using various pricing models and available information that management deems most relevant. Among the factors considered in determining the fair value of financial instruments are discounted anticipated cash flows, the cost, terms and liquidity of the instrument, the quoted market price of similar traded securities, and other factors generally pertinent to the valuation of financial instruments.

Warrant Liability

The warrants that each investor received as a result of our Financings and conversion of the convertible notes (see Note 10   for additional details) contained a down round protection if the company sells or issue shares at a price per share less that the then-applicable warrant price. As such and in accordance with the accounting guidelines, we valued the warrants as a derivative financial instrument and the corresponding liabilities were entered onto our consolidated balance sheet, measured at fair value. The Company determined the fair value of the warrants as follows as of August 31, 2009 (effective issuance date).

The Company used the Black-Scholes option-pricing model with the following assumptions: an expected life equal to the contractual term of the warrants (three years), underlying stock price of $5.09 (as at August 31, 2009 – effective date of conversion), no dividends; a risk free rate of 1.49% which equals three -year yield on Treasury bonds at constant (or fixed) maturity (for those warrants with an effective issue date of August 31); and volatility of 55.24%. Although the Company’s common stock (as a result of the recent reverse merger) had been publicly traded since March 2009, Management also considered liquidity, financial condition and the recent conversion of its convertible notes in Series A preferred stock when determining the fair value of its common stock. After reviewing these factors, Management believed that the quoted market price of its securities provided the most reliable evidence of its fair value and should be used since it was available and deemed to be most relevant. As the Company’s stock had only a short trading history, historical volatility information was not available. In accordance with the guidance in ASC 718-10-30-2, the Company identified three similar public entities and considered the historical volatilities of those public entities in calculating the expected volatility appropriate to the company (the calculated value). Under the assumptions, the Black-Scholes option pricing model yielded an aggregate value of approximately $9,968,597.

The Company performed the same calculations as of December 31, 2009 and September 30, 2010, to revalue the warrants as of those respective dates. In using the Black Scholes option-pricing model at December 31, 2009, the Company used an underlying stock price of $10.00 per share; no dividends; a risk free rate of 1.7% which equals three-year yield on Treasury bonds at constant (or fixed) maturity (for those warrants with an effective issue date of August 31); and volatility of 57.77%.  At September 30, 2010, the Company used the Black Scholes option-pricing model with an underlying stock price of $3.00 per share; no dividends; a risk free rate of 1.0% which equals three-year yield on Treasury bonds at constant (or fixed) maturity (for those warrants with an effective issue date of August 31); and volatility of 57.77%. The resulting aggregate allocated value of the warrants as of December 31, 2009 equaled approximately $25,313,000 and $3,601,340 as of September 30, 2010. As a result a change in fair value of approximately $19,868,000 was recorded for the year ended December 31, 2009 and a change in fair value of  approximately $21,700,000 was recorded for the nine months ended September 30, 2010.

Upon the earlier of the warrant exercise or the expiration date, the warrant liability will be reclassified into shareholders’ equity. Until that time, the warrant liability will be recorded at fair value based on the methodology described above.

NOTE 10.  ACCOUNTING FOR SERIES A PREFERRED STOCK

The management has adopted ASC 480-10, “S99 SEC Materials”. Under this rule, ASR 268 requires equity instruments with redemption features that are not solely within the control of the issuer to be classified outside of permanent equity. As there was no redemption provision attached to Series A Preferred Stock, it has been classified as permanent equity.

The management has also adopted ASC 815-15-25-1. It requires that an embedded derivative shall be separated from the host contract and accounted for as a derivative if and only if all of the following three criteria are met: (a) the economics characteristics and risks of the embedded derivative are not clearly and closely related to the economics characteristics and risks of the host contract; (b) the hybrid instrument is not re-measured at fair value under otherwise applicable GAAP with changes in fair value reported in earnings as they occur; and (c) a separate instrument with the same terms as the embedded derivative would be a derivative instrument subject to the requirements of section 815-10-15. Additionally, under ASC 815-15-25-16 through ASC 815-15-25-18, if the host contract encompasses a residual interest in an entity, then its economic characteristics and risks shall be considered that of an equity instrument and an embedded derivative would need to possess principally equity characteristics (related to the same entity) to be considered clearly and closely related to the host contract. Given the fact that the Series A Preferred Stock encompasses a residual interest in the company and it is related to the company itself, the conversion feature is clearly and closely related to the host instrument. Thus, the embedded conversion feature in Series A preferred stock should not be account as a derivative instrument.

Equity instruments that contain a beneficial conversion feature are recorded as a deemed dividend to the holders of the convertible equity instruments. The deemed dividend associated with the beneficial conversion is calculated as the difference between the fair value of the underlying common stock less the proceeds that have been received for the equity instrument limited to the value received. The beneficial conversion amount is recorded as a reduction on the carrying value of the equity instrument and an increase to additional paid-in-capital.

In the case of conversion of the convertible note, the fair market value of the warrant liability exceeded the cash raised in the financings and therefore the residual value assigned to the Preferred Stock was nil. As such, the financing was not deemed to have a beneficial conversion feature and any value assigned to a beneficial conversion was deemed to be zero.

NOTE 11.  SERIES C FINANCING

We completed a private equity financing of $1,956,200 on March 29, 2010, with 7 accredited investors. Net proceeds from the offering, are approximately $1,760,400. Pursuant to the financing, we issued a total of 869,422 units of our securities at $2.25 per unit. Each Unit consists of (i) one (1) share of the Company’s Series C Convertible Preferred Stock, par value $0.001 per share (the “Preferred Shares”), convertible into one share of the Company ’ s common stock, par value $0.001 per share (the “Common Stock”), and (ii) a Series C Warrant (the “Series C Warrant”) and Series D Warrant (the “Series D Warrant”), (collectively the “Warrants”), with the total amount of Warrants of each Series exercisable to purchase that number of shares of Common Stock as shall be equal to fifty percent (50%) of the number of Units purchased in the Offering. Series C Warrant has an exercise price of $2.50 and Series D Warrant has an exercise price of $3.00. Each of the Warrants have a term of three (3) years.

In connection with this financing, we paid cash compensation to a placement agent in the amount of approximately $196,000. We also granted warrants to purchase up to 869,422 shares of common stock consisting of Series C Warrants to purchase up to 434,711 shares of common stock at a price of $2.50 per share and Series D Warrants to purchase 434,711 shares of common stock at a price of $3.00 per share.  Additionally, in connection with this financing, we granted warrants to purchase up to 86,942 shares of common stock at a price of $2.25 per share, Series C Warrants to purchase up to 43,471 shares of common stock at a price of $2.50 per share and Series D Warrants to purchase 43,471 shares of common stock at a price of $3.00 per share to the placement agent or its designees. These warrants have the same terms as the warrants issued to Investors that are included in the Units.

Pursuant to the March 29, 2010 financing, 869,422 of the 1,000,000 shares of preferred stock were designated as Series C Preferred Stock, which maintain the following basic rights:

(a)	pays an annual dividend of 8%, payable quarterly, at Moqizone’s option, in cash or in shares of common stock;

(b)	has a par value of $0.001 per share;

(c)	has a preference over the Moqizone common stock or any other Junior Stock on liquidation and the liquidation value is $2.25 per share;

(d)	converts at any time after issuance, at the option of the holder, into shares of Moqizone common stock; and,

(e)	votes together with the Moqizone common stock on an “as converted basis”.

NOTE 12.  ACCOUNTING FOR SERIES C PREFERRED STOCK

The management has adopted ASC 480-10, “S99 SEC Materials.” Under this rule, ASR 268 requires equity instruments with redemption features that are not solely within the control of the issuer to be classified outside of permanent equity. As there was no redemption provision attached to Series C Preferred Stock, it has been classified as permanent equity.

The management has also adopted ASC 815-15-25-1. It requires that an embedded derivative shall be separated from the host contract and accounted for as a derivative if and only if all of the following three criteria are met: (a) the economics characteristics and risks of the embedded derivative are not clearly and closely related to the economics characteristics and risks of the host contract; (b) the hybrid instrument is not re-measured at fair value under otherwise applicable GAAP with changes in fair value reported in earnings as they occur; and (c) a separate instrument with the same terms as the embedded derivative would be a derivative instrument subject to the requirements of section 815-10-15. Additionally, under ASC 815-15-25-16 through ASC 815-15-25-18, if the host contract encompasses a residual interest in an entity, then its economic characteristics and risks shall be considered that of an equity instrument and an embedded derivative would need to possess principally equity characteristics (related to the same entity) to be considered clearly and closely related to the host contract. Given the fact that the Series C Preferred Stock encompasses a residual interest in the company and it is related to the company itself, the conversion feature is clearly and closely related to the host instrument. Thus, the embedded conversion feature in Series C preferred stock should not be accounted as a derivative instrument.

Equity instruments that contain a beneficial conversion feature are recorded as a deemed dividend to the holders of the convertible equity instruments. The deemed dividend associated with the beneficial conversion is calculated as the difference between the fair value of the underlying common stock less the proceeds that have been received for the equity instrument limited to the value received. The beneficial conversion amount is recorded as a reduction on the carrying value of the equity instrument and an increase to additional paid-in-capital.

Allocation of Proceeds and calculation of beneficial conversion feature

The following table summarizes the initial allocation of proceeds to the Series C preferred stock and the warrants:

Proceeds from Series C Financing	$1,956,200
Financing Commissions from Series C Preferred Stock	$195,800
Proceeds from Series C Financing After Commission	$1,760,400
Value of Series C Preferred Stock	$1,098,248
Value of Investor Warrants	$546,298
Value of Placement Agent Warrants	$115,854

The Company then evaluated whether a beneficial conversion feature exists by comparing the operable conversion price of Series C preferred stock with the fair value of the common stock at the commitment date. The Company concluded that the fair value of common stock was greater than the operable conversion price of Series C preferred stock at the commitment date and the intrinsic value ($1,321,521) of the beneficial conversion feature is greater than the proceeds allocated to the Series A preferred stock ($1,098,248). In accordance to ASC Topic 470 subtopic 20, if the intrinsic value of beneficial conversion feature is greater than the proceeds allocated to the Series C preferred stock, the amount of the discount assigned to the beneficial conversion feature is limited to the amount of the proceeds allocated to the Series C preferred stock. Accordingly, the total proceeds allocated to Series C preferred stock were allocated to the beneficial conversion feature with a credit to Additional paid-in capital upon the issuance of the Series C preferred stock. Since the Series C preferred stock may convert to the Company’s common stock at any time on or after the initial issue date, all discounts were immediately recognized as a deemed dividend and a reduction to net income attributable to common shareholders in the period the preferred stock was issued.

As such, the following table summarizes the final allocation of proceeds to the Series C preferred stock and the warrants:

Proceeds from Series C Financing	$1,956,200
Financing Commissions from Series C Preferred Stock	$195, 800
Proceeds from Series C Financing After Commission	$1,760,400
Beneficial Conversion Feature – Deemed Dividend	$1,098,248
Value of Series C Preferred Stock	$-
Value of Investor Warrants	$546,298
Value of Placement Agent Warrants	$115,854

NOTE 13.  INTEREST ON CONVERSION TO SERIES A PREFERRED STOCK

On January 6, 2010, the board of directors passed a resolution to issue 47,504 shares of our common stock that was due as interest as a result of the conversion of the $4,945,000 convertible notes (see note 5 for additional details) into 4,945 of our Series A Convertible Preferred Stock. The number of shares issued was calculated at a rate of 8% per annum (subject to a pro rata adjustment) of the liquidation preference amount payable in shares equal to (i) the interest payment divided by (ii) $1.80.  As such, the shares were valued at approximately $85,510 and the total aggregate value of the transaction was recorded as an interest payment.

NOTE 14.  SERIES A PREFERRED STOCK DIVIDEND

On January 30, 2010, we issued an aggregate of 62,355 shares of common stock, as dividends, to the holders our Series A Convertible Preferred Stock as shown in the table below. The number of shares issued was calculated at a rate of 8% for the Series C Preferred Stock, per annum (subject to a pro rata adjustment) of the liquidation preference amount payable in shares which, when multiplied by $1.80 would equal the amount of such quarterly dividend not paid in cash. As such, the shares were valued at approximately $112,200 and the total aggregate value of the transaction was recorded as a preferred stock dividend.

NOTE 15.  SERIES A PREFERRED STOCK CONVERSION

On June 1, 2010 we issued 27,778 shares of our common stock pursuant to a shareholders conversion of 50 shares of our Series A Preferred Stock that he owned. We did not receive any proceeds from this conversion. The shares were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act for issuances not involving any public offering.

NOTE 16.  SERIES C PREFERRED STOCK DIVIDEND

On July 30, 2010, we issued an aggregate of 17,913 shares of common stock, as dividends, to the holders our Series C Convertible Preferred Stock as shown in the table below. The number of shares issued was calculated at a rate of 8% for the Series C Preferred Stock, per annum (subject to a pro rata adjustment) of the liquidation preference amount payable in shares which, when multiplied by $2.25 would equal the amount of such quarterly dividend not paid in cash. As such, the shares were valued at $40,300 and the total aggregate value of the transaction will be recorded as a preferred stock dividend.

NOTE 17.  CONVERTIBLE NOTE FINANCING

We completed the initial closing of a private equity financing of $246,500 on August 27, 2010 with 2 accredited investors pursuant to a Securities Purchase Agreement.  Net proceeds from the offering, are approximately $221,850.  Pursuant to the financing, we issued a total of 11 units of our securities at $22,500 per unit.  Each Unit consists of (i) an 8% Convertible Note, convertible into shares of the Common Stock, (ii) a Series E Warrant, and (iii) a Series F Warrant, each such warrant gives the holder the right to purchase up to that number of shares of our common stock as shall be equal to fifty percent (50%) of the number of shares of common stock underlying the Convertible Note.  Each of the Warrants has a term of three (3) years.

In connection with the August 27 th financing, we paid cash compensation to a placement agent in the amount of $24,650.  We also issued, to the placement agent or its designees, in connection with this financing, warrants to purchase up to that number of shares of our common stock as shall be equal to ten percent (10%) of the total number of shares underlying the Units.  These warrants have the same terms as the warrants issued to Investors that are included in the Units.

NOTE 18.  LIQUIDATED DAMAGES FOR INEFFECTIVE REGISTRATION STATEMENT

On June 1 and August 9, 2009, the Company entered into Registration Rights Agreement with the Investors (the “Investor RRA”). Under the Investor RRA, the Company was required to prepare and file a registration statement for sale of the Common stock issuable to the investors and holders of the Series A Preferred Stock no later than thirty (30) days after the completion of the Trestle Reverse Split (effective on August 31, 2009 as described in Note 5), the Company shall file with the SEC a Registration Statement (the “Resale Registration Statement”) registering for resale at prevailing market prices all of the Registrable Securities. The Company shall use its best efforts to obtain effectiveness of the Registration Statement with respect to all Registrable Securities no later than one hundred and fifty (150) days after the completion of the Trestle Reverse Split, and shall respond to all oral and written comments from the staff of the SEC.

The Company filed the initial registration statement to fulfill the Company’s obligations under the RRA on September 30, 2009. Per the terms of the agreement, the Company is subject to certain monetary obligations if, the registration statement was not declared effective by the SEC by January 28, 2010. The obligations are payments in an amount equal to two percent (2%) of the aggregate principal amount of the Notes or aggregate Stated Value of the Series A Preferred Stock (as applicable) for each month (or part thereof) following the Required Filing Date that the Resale Registration Statement shall not have been duly filed with the SEC, and/or for each month (or part thereof) following the Required Effective Date that the Resale Registration Statement shall not have been declared effective by the SEC, up to a maximum amount of 10%.

Since the registration statement was not declared effective by the SEC by January 28, 2010, the Company began accruing liquidated damages for $22,900 (or 2 percent of $1,145,000 of the stated value of the outstanding Series A Preferred Stock outstanding as of January 28, 2010) for each month that the registration statement was not declared effective by the SEC. As of September 30, 2010, the company had accrued $179,200 of liquidated damages. The company is currently planning to speak with the Series A shareholder concerning an adjustment and/or cancelation of these damages.

NOTE 19.  SHARE BASED COMPENSATION

JFS Investment Inc and Garden State Securities Consultancy services

On July 12, 2010, the Company engaged JFS Investments Inc. (“JFS”) to provide consulting services. The initial term of the agreement is for one year. As compensation, the Company agreed to issue JFS 225,000 shares of the Company’s common stock that vest as follows: 70,000 upon execution of the agreement and 17,222 shares per month beginning in January 2011 and continuing until September 2011. The 225,000 shares were valued at $2.50 per share, the closing bid of the Company’s common stock on July 12, 2010, the date of the agreement. Therefore, total aggregate value of the shares granted to JFS is approximately $563,000. The cost of these shares will be expensed as they vest. As such, the Company recognized $175,000, which was recorded in general, and administrative expenses as share-based compensation expenses, on July 12, 2010 and will recognize approximately $43,000 per month beginning in January 2011 and continuing through September 2011.

As additional compensation, the Company also granted JFS 150,000 three-year exercisable options at a price of US$2.25 per share. Of these options, 37,500 of the Options vested immediately and the balance will vest 12,500 per month beginning in January 2011 and continuing until September 2011. These options were valued at approximately US$160,000 which represents the grant date fair value of these options. The related compensation expenses will be recognized over its vesting period. The cost of these options will be expensed as they vest and will be recorded in general and administrative expenses as share-based compensation expenses. Pursuant to these options, we incurred approximately $40,000 of expenses on July 12, 2010 and will incur approximately $13,000 per month beginning in January 2011 and continuing through September 2011.

The Company estimates the fair value of these options using the Black-Scholes option pricing model with the following assumptions: an expected life equal to the contractual term of the options underlying stock price of $2.50 per share, no dividends; a risk free rate of 1.06%, which was the three-year yield on Treasury bonds at constant (or fixed) maturity and volatility of 58%. The expected volatility is calculated using historical data obtained from comparable public companies due to lack of liquidity of the Company’s underlying stock. Exercise price of the option is the contractual exercise price of the option.

On July 12, 2010, the Company engaged Garden State Securities (“GSS”) to provide consulting services. The initial term of the agreement is for one year. As compensation, the Company agreed to issue GSS 225,000 shares of the Company’s common stock that vest as follows: 70,000 upon execution of the agreement and 17,222 shares at the beginning in January 2011 and continuing until September 2011. . The 225,000 shares were valued at $2.50 per share, the closing bid of the Company’s common stock on July 12, 2010, the date of the agreement. Therefore, total aggregate value of the shares granted to JFS is approximately $563,000. The cost of these shares will be expensed as they vest. As such, the Company recognized $175,000, which were recorded in general, and administrative expenses as share-based compensation expenses, on July 12, 2010 and will recognize approximately $43,000 per month beginning in January 2011 and continuing through September 2011.

As additional compensation, the Company also granted GSS three-year warrants in the aggregate 150,000 shares of the Company’s common stock at an exercise price of US$2.25 per share. Of these warrants, 37,500 vested immediately and the balance will vest 12,500 per month beginning in January 2011 and continuing until September 2011. These warrants were valued at approximately US$160,000 which represents the grant date fair value of these warrants. The cost of these warrants will be expensed as they vest and will be recorded in general and administrative expenses as share-based compensation expenses. Pursuant to these warrants, incurred approximately $40,000 of expenses on July 12, 2010 and will incur approximately $13,000 per month beginning in January 2011 and continuing through September 2011.

The Company estimates the fair value of these warrants using the Black-Scholes option pricing model with the following assumptions: an expected life equal to the contractual term of the warrants (three), underlying stock price of $2.50 per share, no dividends; a risk free rate of 1.06%, which three-year yield on Treasury bonds at constant (or fixed) maturity and volatility of 58%. The expected volatility is calculated using historical data obtained from comparable public companies due to lack of liquidity of the Company’s underlying stock. Exercise price of the warrant is the contractual exercise price of the warrant.

Employee share option plan

On July 22, 2010, the Board of Directors approved the 2010 Equity Incentive Plan, pursuant to which 1,500,000 shares of our common stock are reserved for issuances to current and prospective employees, non-employee directors, consultants or other persons who provide services to us that hold positions of responsibility and whose performance, in management’s – or other board appointed committee – judgment, can have a significant effect on our success.

On July 22, 2010, the Company granted an aggregate of 1,455,000 three-year options  to 51 employees to purchase  common stock at an exercise price of US$2.25 per share. These options shall vest semi-annually in equal amounts over the life of the options. These options were valued at approximately US$1,548,000 which represents the grant date fair value of these options. Going forward the cost of these options will be expensed as they vest and will be recorded in general and administrative expenses as share-based compensation expenses. Pursuant to these options, we will incur approximately $258,000 of expenses on January 22, 2011 and incurring in equal amounts every six months with the last expense incurring on July 22, 2013.

The Company estimates the fair value of these options using the Black-Scholes option pricing model with the following assumptions: an expected life equal to the three year contractual term of the options, underlying stock price of $2.50 per share, no dividends; a risk free rate of 0.92%, which is the three-year yield on Treasury bonds at constant (or fixed) maturity and volatility of 58%. The expected volatility is calculated using historical data obtained from comparable public companies due to lack of liquidity of the Company’s underlying stock. Exercise price of the option is the contractual exercise price of the option.

NOTE 20.  COMMITMENTS AND CONTIGENCIES

Legal Contingencies

In January 2009, Shanghai Moqizone entered into an Exclusive Business Cooperation Agreement and certain ancillary agreements, including an Equity Pledge Agreement, Exclusive Option Agreement, Loan Agreement and Irrevocable Power of Attorney with SZ Mellow.  This arrangement was necessary as a foreign owned company, such as Moqizone, cannot directly hold an ISP license in China, As a result, similar VIE arrangements, whereby the ISP license is held by a domestically owned Chinese company but the operations are directed by the foreign owned entity, are common.  Pursuant to our agreement with SZ Mellow, we had a right to direct and control the management of SZ Mellow and an option to purchase the equity of SZ Mellow in the event that Chinese law permits such acquisition. Following our successful capital raise and entry to the U.S. capital markets, the Chinese shareholders of SZ Mellow, who are also parties to the VIE agreements between Moqizone and SZ Mellow refused to cooperate with management of Moqizone and demanded additional consideration beyond what was set forth in the existing agreements.

Management 2009, Shanghai Moqizone entered into an Exclusive Business Cooperation Agreement and certain ancillary agreements, including an Equity Pledge Agreement, Equity Pledge Agreement, Exclusive Option Agreement, Loan Agreement and Irrevocable Power of Attorney with SZ Mellow. This arrangement was necessary as a foreign owned company, such as Moqizone, cannot directly hold an ISP license in China, As a result, similar VIE arrangements, whereby the ISP license is held by a domestically owned Chinese company but the operations are directed by the foreign owned entity, are common.  Pursuant to our agreement with SZ Mellow, we had a right to direct and control the management of SZ Mellow and an option to purchase the equity of SZ Mellow in the event that Chinese law permits such acquisition. Following our successful capital raise and entry to the U.S. capital markets, the Chinese shareholders of SZ Mellow, who are also parties to the VIE agreements between Moqizone and SZ Mellow refused to cooperate with management of Moqizone and demanded additional consideration beyond what was set forth in the existing agreements.

Management’s position is that the shareholders were acting in contravention of the existing VIE agreements and consulted legal counsel with regard to potential remedies. On September 21, 2009, we served SZ Mellow and their respective shareholders a demand letter pursuant to the VIE Agreement demanding, amongst other things, the return of approximately US$117,647 (RMB800,000), certain computer equipment and also provided a 30 day notice to terminate VIE agreement. As of September 30, 2010, we have not had any response from the shareholders of the SZ Mellow in relation to our demands.

We have been advised that the serving of the 30 day notice is sufficient to terminate the VIE Agreement between the Company and SZ Mellow. Accordingly, The SZ Mellow Agreements were terminated at the expiry of the 30-day notice on October 20, 2009. The Company is considering taking legal action against the SZ Mellow and the shareholders of SZ Mellow in order to enforce our further demands.

NOTE 21.  SUBSEQUENT EVENTS

We have further evaluated events after the date of these financial statements through the date that these financial statements were issued. There were no other material subsequent events except the above as of that date.

MANAGEMENT DISCUSSION AND ANALYSIS

Except for the historical information contained herein, the matters discussed in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and elsewhere in this prospectus are forward-looking statements that involve risks and uncertainties. The factors listed in the section captioned “Risk Factors,” as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from those projected. Except as may be required by law, we undertake no obligation to update any forward-looking statement to reflect events after the date of this prospectus.

The following discussion and analysis of financial condition and results of operations relates to the operations and financial condition reported in the financial statements of Moqizone for the fiscal years ended December 31, 2009 and 2008 and quarter ended September 30, 2010 and 2009, and should be read in conjunction with such financial statements and related notes included in this prospectus.

Overview

We are a Chinese online game delivery platform company that offers digital infrastructure solutions to China’s online game industry. Through our subsidiary Shanghai MoqiZone and VIE SZ Alar, we provide the following product solutions and services:

•	Installation of WiMAX CPE (Customer Premises Equipment) at internet cafes with connection to our proprietary Moqizone WiMAX Network; and

•	Access to digital entertainment content such as online games, movies, and video hosted by the Company via the Moqizone WiMAX Network; and

•	Installation of Netcafe Farmer which is a peer-to-peer program allowing real time gaming content updates for all the PCs within the internet cafes; and

•	Publishing online gaming content and issuing prepaid cards for players.

As our business develops, we believe our business model could eliminate unnecessary cost associated with traditional digital media content delivery value chain. We are still in the preliminary stages of rolling out our WiMAX CPE installation. We have already commenced our business with Netcafe Farmer. We have also commenced reselling prepaid online game cards. We have successfully deployed a few WiMAX test sites in Beijing, Suzhou and Shenzhen and are now building out our MoqiZone WiMAX Network business in Chengdu. As of September 30, 2010, over 30 internet cafés in Chengdu have been installed with our WiMAX CPE and approximately 700 Internet Cafés are installed with Netcafe Farmer.

Netcafe Farmer in conjunction with our WiMAX Network will provide the necessary backbone infrastructure to allow us to roll out our gaming services and products. As our business continues to develop, our revenue will mainly be generated from cash collected from prepaid game cards. We will provide a profit sharing online billing system for internet cafes, game providers, marketing promotion companies and ourselves, via www.moqizone.com., This will allow profit sharing through the universal Moqizone Prepaid Card. We believe that this will effectively discourage price wars on prepaid game cards at retail locations, help internet cafés avoid obsolete prepaid card inventory and provide a more user friendly payment system by unifying prepaid game cards across different content providers’ games. The universal prepaid game card will be distributed via internet cafés and will be collected through our Point of Sales system. In addition, our software provides real-time reporting, payment and customer tracking via www.moqizone.com to internet cafés and content providers. As such, Moqizone can data mine customer behavior for gaming community management.

As of September 30, 2010, we have commenced generating revenue from selling prepaid cards and have generated limited revenue from Netcafe Farmer. Since the Fall of 2009 we have launched more than 30 WiMAX connected internet cafes in our test cities, however, to date they currently are only utilizing our WiMAX Network free of charge for testing purposes and not yet producing revenue. Our goal is to deploy our online game content delivery platform on the WiMAX Network and via Netcafe Farmer in various targeted cities in China.

We are working to expand and redevelop Netcafe Farmer which already has approximate 700 internet café customers and is already generating revenue. The target is to expand the customer base of Netcafe Farmer to also cover large scale residential development as well as school campuses.

We entered into business partnership with Win’s Entertainment Limited (“Win’s”), a major motion picture producing company in Hong Kong through a series of proprietary content agreements in November 2009. To date, we have developed one online game - “Flirting Scholars II Online” which began open beta testing on July 9, 2010 in parallel with road show of the original movie “Flirting Scholars II”. The official approval by the Ministry of Culture is still pending due to the latest change of the rules and regulations of publishing online games in  China. After we are granted approval, we plan to begin generating revenue via the sale of this game. We are currently developing and working towards publishing the game outside of China in other portals or websites.

In July 2010, we entered into a share transfer agreement with Smart Lead Enterprises, Inc. to acquire 51% of  Viva Red Limited (“Viva Red”), a company that acquires various licenses of mobile phone game and entertainment products and conducts value-added telecommunication services for mobile phones in China. Per the terms of the agreement, we made an initial cash deposit of approximately US$148,000 and to date we have made deposits totaling approximately $160,706.  Once this transfer is completed, we are plan to leverage Viva Red to help us achieve our long-term goal of providing mobile gaming platform and service all the China Telecom customers. We are currently developing our mobile gaming delivery platform, configuring mobile games for different mobile handsets and are discussing forming strategic business partnership with various domestic and international content providers. The plan is to roll out our delivery platform by the end of the third quarter of 2010 and begin generating revenue in the fourth quarter of 2010

Once we finalize our acquisition of Viva Red, we are going to extend our game delivery platform to cover mobile phone users. The plan is to roll out our delivery platform by the end of the third quarter of 2010 and begin generating revenue in the fourth quarter of 2010.

Our key business development objectives over the next two years are as follows:

•	Growing and expanding our business penetration that serves Internet cafes throughout selected targeted cities in China; and

•	Building a diverse gaming platform that serves traditional professional gamers, casual gamers, including mobile phone users; and

•	Publishing internally developed games for both PC gamers and Mobile users.

These business objectives will require the build out of our Moqizone WiMAX Network and continuous research and development. We will not be able to generate significant revenue until we have a basic foundation for all of these components.

Liquidity and Capital Resources

As at September 30, 2010, we had a cash balance of  $63,233.  On March 29, 2010, we completed a private equity financing of $1,956,200 with 7 accredited investors. Net proceeds from the offering, were approximately $1,760,400.

On August 27, 2010, we completed the initial closing of a private equity financing of approximately $247,000.  Net proceeds from the offering, are approximately $221,850.  Although we expect the net proceeds of these recent financings will allow us to continue operations and business development until December 2010 before additional capital is required to continue to fund our operations, we will need additional capital to continue to grow our business and execute our business plans.  Based on our current business development plans, we will need approximately US$2 million of additional financing to fund our WiMAX deployment to the point where our cash flow from operating activities will be positive and a further US$1 million to aggregate and license contents. In addition to the $3 million of financing described above, we will need an approximately $10,000,000 of additional funding to completely deploy our online game delivery platform in all of our targeted cities by 2014.   As a result, we currently estimate that we will need an additional $13,000,000 to fund our current business plans and expansion.

If we do not receive additional financing by the end of December 2010, we may have to restrict or discontinue our business.   If we are able to raise a portion of the required funding, we will need to scale back our plans outlined herein.  For example, if we are only able to secure  $3 million of additional funding (as described above will be sufficient to fund our WiMAX deployment  and aggregation of license contents), we believe that this will allow us to become cash flow positive and slowly expand our business from cash generated from operations.  If we are able to secure additional financing of more than $3 million but less than  $13 million, we will need to refine  and modify our business plan based on both the amount of capital raised and the timing of these raises..   As such, our success is dependent on future financings and there is substantial doubt about our ability to continue as a going concern.

Our cash requirements may vary materially from those currently anticipated due to changes in our operations, including engagement into new businesses, our marketing and distribution activities, product research and development, expansion of our personnel and the timing of our receipt of revenues. Our ability to obtain additional financing in the future will depend in part upon the prevailing capital market conditions, as well as our business performance. There can be no assurance that we will be successful in our efforts to arrange additional financing on terms satisfactory to us or at all. Accordingly, our business and operations are substantially dependent on our ability to raise additional capital to: (i) supply working capital for the expansion of sales and the costs of marketing of new and existing products; and (ii) fund ongoing selling, general and administrative expenses of our business.

Critical Accounting Policies and Estimates

Our financial information has been prepared in accordance with generally accepted accounting principles in the United States, which requires us to make judgments, estimates and assumptions that affect (1) the reported amounts of our assets and liabilities, (2) the disclosure of our contingent assets and liabilities at the end of each fiscal period and (3) the reported amounts of revenues and expenses during each fiscal period. We continually evaluate these estimates based on our own historical experience, knowledge and assessment of current business and other conditions, our expectations regarding the future based on available information and reasonable assumptions, which together form our basis for making judgments about matters that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, our actual results could differ from those estimates. Some of our accounting policies require a higher degree of judgment than others in their application.

When reviewing our financial statements, you should consider (1) our selection of critical accounting policies, (2) the judgment and other uncertainties affecting the application of those policies, and (3) the sensitivity of reported results to changes in conditions and assumptions. We believe the following accounting policies involve the most significant judgment and estimates used in the preparation of our financial statements.

Fair Value.

Fair value is generally based on independent sources such as quoted market prices or dealer price quotations. To the extent certain financial instruments trade infrequently or are non-marketable securities, they may not have readily determinable fair values. The Company may estimate the fair value of the Warrants and Preferred stock using various pricing models and available information that management deems most relevant. Among the factors considered in determining the fair value of financial instruments are discounted anticipated cash flows, the cost, terms and liquidity of the instrument, the financial condition, operating results and credit ratings of the issuer or underlying company, the quoted market price of similar traded securities, and other factors generally pertinent to the valuation of financial instruments. In regards to the warrants issued in our financings, Management and the board of directors consider market price quotations, recent stock offering prices and other factors in determining fair market value for purposes of valuing the common stock. The fair value of each warrant granted is estimated on the date of grant using the Black-Scholes option-pricing model with the various weighted average assumptions, including dividend yield, expected volatility, average risk-free interest rate and expected lives.

Stock Compensation.

We account for stock-based employee compensation arrangements using the fair value method in accordance with the provisions of the ASC 718, “Compensation-Stock Compensation”. It requires that the fair value of employees awards issued, modified, repurchased or cancelled after implementation, under share-based payment arrangements, be measured as of the date the award is issued, modified, repurchased or cancelled. The resulting cost is then recognized in the statement of earnings over the service period.

We periodically issue common stock for acquisitions and services rendered. Common stock issued is valued at the estimated fair market value, as determined by our management and board of directors. Management and the board of directors consider market price quotations, recent stock offering prices and other factors in determining fair market value for purposes of valuing the common stock. The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the various weighted average assumptions, including dividend yield, expected volatility, average risk-free interest rate and expected lives.

FASB Establishes Accounting Standards Codification ™

In June 2009, the FASB issued Accounting Standards Update No. 2009-01, “Generally Accepted Accounting Principles” (ASC Topic 105) which establishes the FASB Accounting Standards Codification (“the Codification” or “ASC”) as the official single source of authoritative U.S. generally accepted accounting principles (“GAAP”). All existing accounting standards are superseded. All other accounting guidance not included in the Codification will be considered non-authoritative. The Codification also includes all relevant Securities and Exchange Commission (“SEC”) guidance organized using the same topical structure in separate sections within the Codification.

Following the Codification, the Financial Accounting Standards Board will not issue new standards in the form of Statements, FASB Staff Positions or Emerging Issues Task Force Abstracts. Instead, it will issue Accounting Standards Updates (“ASU”) which will serve to update the Codification, provide background information about the guidance and provide the basis for conclusions on the changes to the Codification.

The Codification is not intended to change GAAP, but it will change the way GAAP is organized and presented. The Codification is effective for our third-quarter 2009 financial statements and the principal impact on our financial statements is limited to disclosures as all future references to authoritative accounting literature will be referenced in accordance with the Codification. In order to ease the transition to the Codification, we are providing the Codification cross-reference alongside the references to the standards issued and adopted prior to the adoption of the Codification.

Basis of Presentation - Development Stage Company

The Company has been obtaining the requisite approvals from the Chinese government and since inception, has not earned any revenue from operations. Accordingly, the Company’s activities have been accounted for as those of a “Development Stage Entities”, as set forth in ASC 205-915. Among the disclosures required by ASC 205-915 are that the Company’s financial statements be identified as those of a development stage company, and that the statements of operations and other comprehensive income (loss), owner’s equity and cash flows disclose activity since the date of the Company’s inception.

Use of estimates in the preparation of financial statements

The preparation of our financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP") requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of expenses during the reporting period. On an ongoing basis, we evaluate our estimates which are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. The result of these evaluations forms the basis for making judgments about the carrying values of assets and liabilities and the reported amount of expenses that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions. The following accounting policies require significant management judgments and estimates:

Impairment of long-lived assets. We assess the potential impairment of long-lived assets and identifiable intangibles under the guidance of ASC 360-15, "Accounting for the Impairment or Disposal of Long-Lived Assets." which states that a long-lived asset should be tested for recoverability whenever events or changes in circumstances indicate that the carrying amount of the long-lived asset exceeds its fair value. An impairment loss is recognized only if the carrying amount of the long-lived asset exceeds its fair value and is not recoverable.

Deferred income taxes.   The Company accounts for income taxes in accordance with ASC 740 which requires that deferred tax assets and liabilities be recognized for future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. In addition, ASC 740 requires recognition of future tax benefits, such as carry forwards, to the extent that realization of such benefits is more likely than not and that a valuation allowance be provided when it is more likely than not that some portion of the deferred tax asset will not be realized.

Foreign currency translation. Our reporting currency is the US dollar. Our functional currency is United States dollars (“US$”), and the functional currency of our Hong Kong subsidiary is Hong Kong dollars (“HK$”). The functional currency of our PRC operating entities is the Renminbi (“RMB’), and PRC is the primary economic environment in which our businesses operate. Assets and liabilities are translated into U.S. Dollars at the year end exchange rates and records the related translation adjustments as a component of other comprehensive income (loss). Revenue and expenses are translated using average exchange rates prevailing during the period. Foreign currency transaction gains and losses are included in current operations.

We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. There can be no assurance that actual results will not differ from these estimates.

Income Taxes

Moqizone Holdings Corporation, formerly Trestle Corporation, Inc., is a Delaware corporation and conducts all of its business through our Shanghai MoqiZone subsidiary. All business is conducted in PRC. As the Delaware holding company has not recorded any income for the year ended December 31, 2009 and 2008, it is not subject to any income taxes in the United States. Moqizone Holdings Limited was incorporated in the Cayman Islands. Under the laws of Cayman Islands, the Company is not subject to tax on income or capital gain. In addition, payment of dividends by Moqizone Holdings Limited is not subject to withholding tax in the Cayman Islands.

Under the current Hong Kong Inland Revenue Ordinance, MoqiZone Hong Kong is subject to 16.5% income tax on its taxable income generated from operations in Hong Kong. Additionally, payments of dividends by MoqiZone Hong Kong to us are not subject to any Hong Kong withholding tax.

The new Enterprise Income Tax Law (or EIT Law) imposes a unified income tax rate of 25.0% on all companies established in China. Shanghai MoqiZone and the VIE are subject to 25% PRC income tax. Under the new EIT Law, an enterprise established outside of the PRC with “de facto management bodies” within the PRC is considered as a resident enterprise and will normally be subject to the enterprise income tax at the rate of 25.0% on its global income. The new EIT Law, however, does not define the term “de facto management bodies.” If the PRC tax authorities subsequently determine that we should be classified as a resident enterprise, then our global income will be subject to PRC income tax at a tax rate of 25.0%.

With the introduction of the EIT Law, China has resumed imposition of a withholding tax (10.0% in the absence of a bilateral tax treaty or new domestic regulation reducing such withholding tax rate to a lower rate). As MoqiZone Hong Kong is the sole shareholder of Shanghai MoqiZone, the dividends from Shanghai MoqiZone may be taxed at a reduced withholding tax rate of 5% per the Double Tax Avoidance Arrangement between Hong Kong and Mainland China.

Our PRC companies are subject to PRC business tax. We primarily pay business tax on gross revenues generated from online game operations, rentals, service fees and license fees. Our PRC operating companies pay business tax on their gross revenues derived from online game operations at a rate ranging from 3% to 5%, and this business tax is deducted from total revenues. In addition, our PRC subsidiaries pay a 5% business tax on the gross revenues derived from their contractual arrangements with our PRC operating companies, and these taxes are primarily recorded in operating expenses in accordance with our accounting policy.

Results of Operations

The following table sets forth items from the consolidated statements of operations as reported for each period

For the three months ended September 30, 2010 and 2009

Three months ended Sept 30,	2010	2009
Revenues	$149,395	$-
Cost of revenues	$144,049	$-
Gross profit	$5,346	$-
Research & development expenses	$35,913	$-
Depreciation and amortization expense	$46,303	$3,476
Selling, general and administrative expenses	$1,155,065	$888,486
Other income (expense)	$88,739	$(14,069,811)
Income taxes	$-	$-
Net profit (Loss)	$(1,143,196)	$(14,961,773)
Foreign adjustment	$(67,737)	$1,843
Comprehensive (Loss)	$(1,210,933)	$(14,959,930)

Revenues.   Total revenues for the three months ended September 30, 2010 were approximately $149,000 as compared to no revenue during the three months ended September 30, 2009. Total revenues include approximately $146,000 revenue which was derived from reselling prepaid game cards by MobiZone Hong Kong; and approximately $1,500 revenue which was derived from reselling Netcafe Farmer by Shanghai Moqizone during the second quarter of 2010. As a result, for the three months ended September 30, 2010, roughly 97% of our revenue was generated via the sale of prepaid cards.  The Company has just begun its business in prepaid card reselling and is currently strengthening the business of Netcafe Farmer. The Company is still at its the initial stage of launching its Moqizone WiMAX Network business to service internet cafés and therefore has not reported any revenue from this business unit. Management believes that the reselling of the prepaid game card will continue to grow as we expand and increase our digital entertainment contents. Management also expects “Flirting Scholar II Online” will generate revenue once we obtain the official approval from the Ministry of Culture. Furthermore, Netcafe Farmer is performing a version upgrade and is expected to expand its customer demography to include residential complex and campus infrastructure in the next 6 months. If additional funding is available, Management believes that over the next two years as we continue to grow and expand our business penetration in Internet cafes throughout targeted cities in China, we will begin to experience significant revenue growth.

Cost of Revenues Cost of Revenue for the three months ended September 30, 2001 was approximately $144,000 as compared to no cost of revenue during the three months ended September 30, 2001.   The cost or revenue represents the cost of the prepaid cards sold. The selling of prepaid cards only began during the second quarter of 2010. The business was conducted by MobiZone Hong Kong. This cost of revenue represents approximately 96% of total revenue generated (or a gross profit margin of 4%). The Company has just begun reselling prepaid game cards and the management believes that as the sales increases, the Company will be able to increase it gross profit margin.

Research and Development Expenses.  Research and development expenses were approximately $36,000 for the three months ended September 30, 2010 as compared to no research and development expenses during the three months ended September 30, 2009. The net increase of $36,000 was mainly attributable to the development of “Flirting Scholars II Online”. As of September 30, 2010, we had approximately 10 technical staff working on the development of “Flirting Scholars II Online” in conjunction with certain a third party developers.

Selling, General and Administrative Expenses. Selling, General and Administrative expenses was approximately $1,155,000 for the three months ended September 30, 2010, as compare with $888,000 during the same quarter in 2009. This is an increase of approximately $267,000 or 30% was the result of  increased costs associated with establishing, building, and supporting our infrastructure; and promoting our products and services as well as our upcoming online games. These expenses includes (a) general salaries of all the staff; (b) consulting, legal and accounting and other professional fees related to establishing our business; (c) sales and marketing cost on promoting our products and services such as Netcafe Farmer and “Flirting Scholars II Online”. As of September 30, 2010, our total staffing was approximately 55 as compared with approximately 35 during the same period in 2009, representing an expansion of approximately 20 team members. Legal and accounting, and other professional fees has also increased significantly during the reporting period as compared with 2009. Sales and marketing expenses have increased due to increased marketing activities to promote our own products and services, inclusing the initial marketing activities for Flirting Scholars II was beta launched on July 9, 2010. We anticipate that these costs will rise significant when we start more widespread promoting “Flirting Scholars II Online” in later part of 2010.  In addition, as we continue to expand our operations, we believe that our sales and markets cost will increase and will begin to be offset by our expected revenue growth.

Other income (expense). Other income (expense) includes the following items:-

Interest income/expense.   Interest expenses for the three months ended September 30, 2010 was approximately $41,000 as compared to interest expenses of approximately $100,000 for the same period in 2009. This decrease of approximately $59,000 was mainly due to the interest expense accrued from our Series A and Series C Preferred Stock for the three months period ended September 30, 2010.

Changes in Fair Value of Warrants. We accounted for our warrants issued to investors and placement agent as a result of our 2009 financing and conversion of the convertible note as derivative liabilities under ASC Topic 815 “Derivatives and Hedging” (formerly SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”), because it contains a “Down-round” protection that were applicable if we were to issue new shares of common stock or common stock equivalents at a price per share less than the exercise price of the Warrants. The “Down-round protection” provision is not considered to be an input to the fair value of a fixed-for-fixed option on equity shares which lead to the Warrants to fail to be qualified as indexed to the Company’s own stock and then fail to meet the scope exceptions of ASC Topic 815. Therefore, we accounted for the Warrants as derivative liabilities under ASC Topic 815. Pursuant to ASC Topic 815, derivative should be measured at fair value and re-measured at fair value with changes in fair value recorded in earnings at each reporting period.

As a result, for the three months ended September 30, 2010, the Company recognized a gain of approximately $200,000 which was related to the change in the fair value of warrants issued in conjunction with our 2009 financing and the conversion of the convertible note on August 31, 2009 preferred stock and the market price of the common stock underlying such warrants. $13,000,000 loss was recorded for the three months ended September 30, 2009.

Liquidated damages for ineffective registration statement. On June 1 and August 11, 2009, the Company entered into Registration Rights Agreement with investors (the “Investor RRA”) of the private financings we closed on those same dates. Under the Investor RRA, the Company was required to prepare and file a registration statement for sale of the Common stock issuable to the investors and holders of the Series A Preferred Stock no later than thirty (30) days after the completion of the Trestle Reverse Split, which occurred on August 31, 2009. Additionally, the Company was required to use its best efforts to obtain effectiveness of the Registration Statement with respect to all Registrable Securities no later than one hundred and fifty (150) days (January 28, 2010) after the completion of the Reverse Split

Since the registration statement was not declared effective by the SEC by January 28, 2010, the Company began accruing liquidated damages for $22,900 (or 2 percent of $1,145,000 of the state value of the outstanding Series A Preferred Stock outstanding as of January 28, 2010) for each month that the registration statement was not declared effective by the SEC (up to a maximum of 10%). As of September 30, 2010, the company had accrued $65,700 liquated damages during the third quarter of 2010. There is no such expense in 2009 and therefore no such loss was recorded for the three months ended September 30, 2009. The company is currently planning to speak with the Series A shareholders concerning an adjustment and/or cancelation of these damages.

Gain/(Loss) on foreign currency translation. Loss on foreign currency transactions was approximately $4,927 for the three months ended September 30, 2010 while $20,736 loss was recorded for the three months ended September 30, 2009.

As a result, other income of approximately $89,000 for the three months ended September 30, 2010 was recorded as compared to other loss of approximately $14,100,000 for the three months ended September 30, 2009. This increase was primarily attributed to gain associated with the change in fair value of the recently issued warrants during the third quarter of 2010.

Net Profi t/(Loss).  Net loss for the three months ended September 30, 2010, was approximately $1,100,000 as compared with net loss of approximately $14,960,000 for the three months ended September 30, 2009.  The difference of $13,860,000 was mainly due to the decrease in change in the fair value of warrants issued in conjunction with our 2009 financing and the conversion of the convertible note on August 31, 2009. Aside from gains or losses associated with changes in the fair value of our warrants, Management believes that our net loss will gradually decrease as we begin to gain traction and start increasing our revenue from our prepaid gaming cards and the delivery of digital online entertainment content via various game delivery platforms.

Foreign Currency Transl ation Adjustment. Our reporting currency is the US dollar. The functional currency of our PRC operating entities including Shanghai Moqizone and SZ Mellow is RMB. Results of operations and cash flow are translated at average exchange rates during the period, and assets and liabilities are translated at the unified exchange rate as quoted by the People’s Bank of China at the end of the period. Translation adjustments resulting from this process are included in accumulated other comprehensive income in the statement of shareholders’ equity. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

Currency translation adjustments resulting from this process are included in accumulated other comprehensive income amounted to a loss of approximately $68,000 for the three months ended September 30, 2010 as compared with a gain of $1,800 for the three months ended September 30, 2009.

Comprehensive Income/(Loss). As a result of the above, the comprehensive loss, which adds the currency adjustment to Net Income, was approximately $1,200,000 for the three months ended September 30, 2010 as compared to $14,960,000 during the same period in 2009.

For the nine months ended September 30, 2010 and 2009

Nine months ended Sept 30,	2010	2009
Revenues	$208,612	$-
Cost of revenues	$196,703	$-
Gross profit	$11,909	$-
Research & development expenses	$248,041	$-
Depreciation and amortization expense	$140,026	$5,554
Selling, general and administrative expenses	$2,315,120	$1,842,341
Other income (expense)	$21,430,018	$(14,097,873)
Income taxes	$-	$-
Net profit (Loss)	$18,738,740	$(15,945,768)
Foreign adjustment	$21,184	$(976)
Comprehensive income (Loss)	$18,759,924	$(15,946,744)

Revenues.   Total revenues for the nine months ended September 30, 2010 were $208,000 as compared to no revenue during the six months ended September 30, 2009. Total revenues include approximately $201,000 revenue which was derived from reselling prepaid game cards by MobiZone Hong Kong; and approximately $7,000 revenue which was derived from reselling Netcafe Farmer by Shanghai Moqizone during the third quarter of 2010. As a result, approximately 97% of our revenue was from the reselling of prepaid cards for the nine months ended September 30, 2010. The Company has just begun its business in prepaid card reselling in the second quarter of 2010 and is currently strengthening the business of Netcafe Farmer. The Company is still at its the initial stage of launching its Moqizone WiMAX Network business to service internet cafés and therefore has not reported any revenue from this business unit. Management believes that the reselling of the prepaid game card will continue to grow as we expand and increase our digital entertainment contents. Management also expects “Flirting Scholar II Online” will generate revenue once we obtain the official approval from the Ministry of Culture. Furthermore, Netcafe Farmer is performing a version upgrade and is expected to expand its customer demographic to include residential complex and campus infrastructure in the next 6 months. If additional funding is available, Management believes that over the next two years as we continue to grow and expand our business penetration in Internet cafes throughout targeted cities in China, we will begin to experience significant revenue growth.

Cost of Revenues  Cost of Revenue for the nine months ended September 30, 2010 was approximately $197,000 as compared to no cost of revenue during the three months ended September 30, 2009.   The cost or revenue represents the cost of the prepaid cards sold. The selling of prepaid cards only began during the second quarter of 2010. The business was conducted by MobiZone Hong Kong. This cost of revenue represents approximately 94% of total revenue generated (or a gross profit margin of 6%). The Company has just begun reselling prepaid game cards and the management believes that as the sales increases, the Company will be able to increase it gross profit margin.

Research and Development Expenses.  Research and development expenses were approximately $248,000 for the nine months ended September 30, 2010 as compared to no research and development expenses during the nine months ended September 30, 2009. The net increase of approximately $248,000 was mainly attributable to the development of “Flirting Scholars II Online”. As of September 30, 2010, we had approximately 10 technical staff working on the development of “Flirting Scholars II Online” in conjunction with certain third party developers.

Selling, General and Administrative Expenses. Selling, General and Administrative expenses was approximately $2,315,000 for the nine months ended September 30, 2010, as compare with $1,842,000 during the same quarter in 2009.

This is an increase of approximately $473,000 or 26% was the result of  increased costs associated with establishing, building, and supporting our infrastructure; and promoting our products and services as well as our upcoming online games. These expenses includes (a) general salaries of all the staff; (b) consulting, legal and accounting and other professional fees related to establishing our business; (c) sales and marketing cost on promoting our products and services such as Netcafe Farmer and “Flirting Scholars II Online”. As of September 30, 2010, our total staffing was approximately 55 as compared with approximately 35 during the same period in 2009, representing an expansion of approximately 20 team members. Legal and accounting, and other professional fees has also increased significantly during the reporting period as compared with 2009. Sales and marketing expenses have increased due to increased marketing activities to promote our own products and services, inclusing the initial marketing activities for Flirting Scholars II was beta launched on July 9, 2010. We anticipate that these costs will rise significant when we start more widespread promoting “Flirting Scholars II Online” in later part of 2010.  In addition, as we continue to expand our operations, we believe that our sales and markets cost will increase and will begin to be offset by our expected revenue growth.

Other income (expense). Other income (expenses) includes the following items:-

Interest income/expense.   Interest expenses for the nine months ended September 30, 2010 was approximately $81,000 as compared to interest expenses of approximately $130,000 for the same period in 2009. This decrease of approximately $49,000 was mainly due to the interest expense accrued from our Series A and Series C Preferred Stock for the nine months period ended September 30, 2010.

Changes in Fair Value of Warrants. We accounted for our warrants issued to investors and placement agent as a result of our 2009 financing and conversion of the convertible note as derivative liabilities under ASC Topic 815 “Derivatives and Hedging” (formerly SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”), because it contains a “Down-round” protection that were applicable if we were to issue new shares of common stock or common stock equivalents at a price per share less than the exercise price of the Warrants. the “Down-round protection” provision is not considered to be an input to the fair value of a fixed-for-fixed option on equity shares which lead to the Warrants to fail to be qualified as indexed to the Company’s own stock and then fail to meet the scope exceptions of ASC Topic 815. Therefore, we accounted for the Warrants as derivative liabilities under ASC Topic 815. Pursuant to ASC Topic 815, derivative should be measured at fair value and re-measured at fair value with changes in fair value recorded in earnings at each reporting period.

As a result, for the nine months ended 30 September, 2010, the Company recognized a gain of approximately $21,712,000 which was related to the change in the fair value of warrants issued in conjunction with our 2009 financing and the conversion of the convertible note on August 31, 2009 preferred stock and the market price of the common stock underlying such warrants. $13,000,000 loss was recorded for the nine months ended September 30, 2009.

Liquidated damages for ineffective registration statement. On September 1 and August 11, 2009, the Company entered into Registration Rights Agreement with investors (the “Investor RRA”) of the private financings we closed on those same dates. Under the Investor RRA, the Company was required to prepare and file a registration statement for sale of the Common stock issuable to the investors and holders of the Series A Preferred Stock no later than thirty (30) days after the completion of the Trestle Reverse Split, which occurred on August 31, 2009. Additionally, the Company was required to use its best efforts to obtain effectiveness of the Registration Statement with respect to all Registrable Securities no later than one hundred and fifty (150) days (January 28, 2010) after the completion of the Reverse Split Since the registration statement was not declared effective by the SEC by January 28, 2010, the Company began accruing liquidated damages for $22,900 (or 2 percent of $1,145,000 of the state value of the outstanding Series A Preferred Stock outstanding as of January 28, 2010) for each month that the registration statement was not declared effective by the SEC (up to a maximum of 10%). As of September 30, 2010, the company had incurred and accrued $179,200 liquated damages for the nine months ended September 30, 2010. There is no such expense in 2009 and therefore no such loss was recorded for the nine months ended September 30, 2009. The company is currently planning to speak with the Series A shareholders concerning an adjustment and/or cancelation of these damages.

Gain/Loss on foreign currency translation. Loss on foreign currency transactions was approximately $21,417 for the nine months ended September 30, 2010 while $281 loss was recorded for the nine months ended September 30, 2009.

As a result, other income of approximately $21,430,000 for the nine months ended September 30, 2010 was recorded as compared to other loss of approximately $14,098,000 for the nine months ended September 30, 2009. This increase was primarily attributed to gain associated with the change in fair value of the recently issued warrants during the nine months ended September 30, 2010.

Net Profit/(Loss). Net income for the nine months ended September 30, 2010, was approximately $18,739,000. This net income was substantially due to the gain of approximately $21,712,000 related to the change in the fair value of warrants issued in conjunction with our 2009 financing and the conversion of the convertible note on August 31, 2009 as described above. Without this non-cash gain, the company would have had a net loss of approximately $2,474,000 (before the non-cash loss) for the nine months ended September 30, 2009. The difference of $499,000 was mainly due to the increase in R&D expenses and costs associated with building our infrastructure, promoting our products and services and costs asscoaited with  the development of “Flirting Scholars II Online”. Aside from gains or losses associated with changes in the fair value of our warrants,Management believes that our net loss will gradually decrease when we begin to gain traction and start increasing revenue from our prepaid gaming cards and the delivery of digital online entertainment content via various game delivery platforms.

Foreign Currency Translation Adjustment. Our reporting currency is the US dollar. The functional currency of our PRC operating entities including Shanghai Moqizone and SZ Mellow is RMB. Results of operations and cash flow are translated at average exchange rates during the period, and assets and liabilities are translated at the unified exchange rate as quoted by the People’s Bank of China at the end of the period. Translation adjustments resulting from this process are included in accumulated other comprehensive income in the statement of shareholders’ equity. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

Currency translation adjustments resulting from this process are included in accumulated other comprehensive income and amounted to a gain of $21,184 for the nine months ended September 30, 2010 as compared to a loss of approximately $976 for the nine months ended September 30, 2009.

Comprehensive Income/Loss. As a result of the above, the comprehensive gain, which adds the currency adjustment to Net Income, was approximately $18,760,000 for the nine months ended September 30, 2010 as compared with a loss of $15,947,000 during the same period in 2009.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

DIRECTORS AND EXECUTIVE OFFICERS

The following table and text set forth the names and ages of all directors and executive officers as of January 10, 2011. The Board of Directors is comprised of only one class. All of the directors will serve until the next annual meeting of shareholders and until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal. To date we have not had an annual meeting. There are no family relationships among our directors and executive officers, other than the sibling relationship between Lawrence Cheung and Leo Cheung. Also provided herein are brief descriptions of the business experience of each director, executive officer and advisor during the past five years and an indication of directorships held by each director in other companies subject to the reporting requirements under the Federal securities laws.

In connection with the Share Exchange, Mr. Stoppenhagen resigned as our Interim President as of June 5, 2009; each of our directors tendered their resignation as one of our directors on that same day. Our Board of Directors appointed Cheung Chor Kiu Lawrence (Lawrence Cheung) to serve as our Chief Executive Officer.  Messrs. Lawrence Cheung and Benjamin Chan were nominated to serve as our directors with such appointment to be effective on June 19, 2009. Mr. Paul Lu was appointed as our director on November 3, 2009.

Our bylaws presently provide that our Board of Directors shall consist of such number as may be determined by the Board of Directors. The Board of Directors is currently set at and comprised of three directors. Our directors serve for a term of one year and until the next annual meeting of stockholders and the respective election and qualification of their successors. Pursuant to our bylaws, our officers are selected by the Board of Directors until the executive officer’s successor is duly elected and qualified or until such executive officer’s resignation or removal.

Name	Age	Position with the Company
Lawrence Cheung	44	Chief Executive Officer, Chairman of the Board and Director
Benjamin Chan	38	Vice President of Finance and Director
Paul Lu	47	Director
Zhang, Xin Hua	48	Shanghai MoqiZone Director
Sam Huang	59	Network Director
Leo Cheung	39	Vice President of Sales and Marketing
Calvin Ng	38	Vice President of System and Information Control
Wu Qing Quo	43	Vice President of Government Relationships.
Vivian Qian	40	Financial Controller
Chris Wong	39	Vice President of Business Strategy
Calvin Lam	43	Vice President of Mobile Business & CEO of Viva Red Ltd

Information With Respect to Directors and Executive Officers

The following information pertains to the directors, their principal occupations and other public company directorships for at least the last five-years and information regarding their specific experience, qualifications, attributes or skills that led to the conclusion that each such person should serve as a director in light of our business and structure. In addition to this information, the Board of Directors also believes that each director has a reputation for integrity, honesty and adherence to high ethical standards. Each director has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to us and to the Board of Directors.

Lawrence Cheung is our Chief Executive Officer, Chairman of the Board and a director and was appointed on June 19, 2009. Mr. Cheung has been an entrepreneur since 1998. Mr. Cheung founded MobiZone Hong Kong in 2007 and since then has been acting as the director of MobiZone Hong Kong. From 2002 to 2005, Mr. Cheung established MobiTech Limited which focus in WiMAX Technology deployment. From 2002-2005. Lawrence founded MobiChannel Limited, which was in the business of online game marketing and promotion serving online game companies and internet cafes. During 2000 to 2002, Mr. Cheung acted as the Chief Operating Officer of Gamania Digital Entertainment Ltd., a listed online game company in Taiwan and was appointed as the Chief Operation Officer of Gamania Hong Kong Limited and NC Gamania Limited, the latter is a joint venture between Gamania Group and Korean online game company NCSoft, Corporation. Mr. Cheung established the first interactive TV company in China in 1998 as well as operating a ISP company in Shanghai during 1998 to 2000. Prior to that, Mr. Cheung acted as the Finance Director of J Walter Thompson Advertising Ltd from 1996-1998 and was the Audit Manager at KPMG Shanghai from 1994-1996. Mr. Cheung holds a BSC with honors from University of Bradford, England, and 3 years Chartered Accountants Training in England (ICAEW). Mr. Cheung’s qualifications to serve as a member of the Board of Directors include his significant strategic insight and business experience from his previous works in the telecom, media and online game industry. Mr. Cheung also possesses professional knowledge from his early experience in the accounting and auditing profession.

Benjamin Chan is our Vice President of Finance and a director and was appointed on June 19, 2009. Mr. Chan was one of the founders of MobiZone Hong Kong and is appointed as a director of MobiZone Hong Kong in June 2009. Since 2002, Mr Chan has been overseeing legal, corporate finance as well as investor relations operations in our Group, MobiTech and MobiChannel. From 2000 to 2003, Mr. Chan acted as a corporate consultant for various listed companies in Hong Kong. Mr. Chan holds a Bachelor of Commerce Degree, majoring in finance and account, and a Bachelor of Laws Degree from the University of Melbourne, Victoria, Australia and he is a qualified Australian barrister and solicitor and has practiced in the telecom media and technology sector. His professional highlights include the successful tendering of the first pay television broadcasting license in Hong Kong as well as involving into many other local listing activities. Mr. Chan is also an entrepreneur and owns private companies in Hong Kong in the business of IT equipment trading and medical device manufacturing since 1998. Mr. Chan’s qualification to serve as a member of the Board of Directors include his past involvement in the Company’s business as well as his profession knowledge in the legal field, particularly in relation to the telecom, media and online game industry.

Paul Lu is a director of our Board and was appointed on Nov 3, 2009. Mr. Lu is the Managing director of Twin Oaks Capital LLC since 2008. Mr. Lu is appointed as the Chairman and a director of Green Power (Baoding) Limited, a private companies in the business of renewable energy in China since 2005. Prior to that, Mr. Lu was the Vice President of Operation of Woo A Mart Products Inc. a private Taiwanese company in the business of sporting goods manufacturer and wholesaler and was responsible for establishing its USA office and distribution center in Los Angeles, California. Mr Lu, is a certified public accountant in the United States. He also served as an independent director of Astro Corp. (a company listed on the Taiwan Stock Exchange, stock code: 3064) from 2008 to 2009  and Bright International Group Limited (a company listed on the Hong Kong Stock Exchange, stock code: 1163) from 2008 to 2009 . Mr. Lu had previously worked as an audit manager in Koo Chow & Co, CPA in the United States of America during 19 93 to 1997. Mr. Lu holds a Master in Business Administration degree from California State University at Los Angeles. Mr. Lu’s qualifications to serve as a member of the Board of Directors include his significant accounting, financial and business experience as well as his experience serving as independent directors in various financial markets.

Zhang, Xin Hua is a director of Shanghai Moqizone and one of the founders of Mo b iZone Hong Kong. Mr. Zhang has been involved in MobiTech and MobiZone Hong Kong since 2005 together with Lawrence Cheung and Benjamin Chan. Mr. Zhang is currently also a Director of Tai Ji Tong Gong. and is in charge of the MoqiZone WiMAX Network deployment. From 2000 to 2005, Mr. Zhang founded and operated Beijing Wei Wan Communication Ltd., a private company in China specialized in personal mobile data communication and paging. His other previous employment includes as the General Manager of Network Development Division of Jin Zhong Hua of the Xin Tai Group, Executive Manager of Beijing Yitelian, and Communication Equipment Factory Manager at BJ Electronics Development Ltd. Mr. Zhang graduated in 1984 from Beijing Postal and Telecom University with a major in Computing and Communication.

Sam Huang was appointed as the Network Director of our company. Mr. Huang has been involved in MobiTech and MobiZone Hong Kong since 2005 together with Lawrence Cheung and Benjamin and is currently in charge of our MoqiZone WiMAX Network deployment. Prior to that, Mr. Huang was formerly CTO of Beijing Quantum in 3.5GHz WiMAX from 2000 to 2005. Mr. Huang has over 10 years’ experience in network management and planning. He was the Deputy General Manager of Wai Te Mobile Communication Ltd. Mr. Huang holds a degree in Material Engineering.

Leo Cheung was appointed as the Vice President of Sales & Marketing since May 2009 and is in charge of our Sales and Marketing Department and Shanghai Moqizone operations. Mr. Cheung was one of the co-founders of the 2 largest China Electronic Sports Tournament Organization in the PRC in history, namely China Internet Gaming (CIG) and China E-sports Games (CEG) and operated those tournaments from 2002 to 2004. From 2005 to 2006, Mr. Cheung was employed as Director of E-sports department and Manager of Channel Development of the IPTV Division of Shanda Interactive Entertainment (NASDAQ:SNDA). From 2007 to 2009, Mr. Cheung joined another online game company Optic Communications, which is a subsidiary of CDC Corporation (NASDAQ:CHINA) as Project Director of “The Lord of the Rings Online” and Director of Marketing until May 2009. Mr. Cheung has rich experience in E-sports industry and online game industry.

Calvin Ng  is our Vice President System and Information Control and is one of the founders of Mo b iZone Hong Kong. Mr. Ng is in charge of all of our system and documents control, as well as corporate information control. Mr. Lam has been participating the business of MobiTech and MobiZone Hong Kong together with Lawrence Cheung and Benjamin Chan since 2005 and is responsible for promoting the company services to internet cafes. Prior to that, Mr. Ng was the founder of and operated Green Digital from 2002 to 2005. Mr. Ng has over 6 years in the internet café business in China and was involved in the development of software which has been used in a large percentage of internet cafés in China.

Vivian Qian is appointed as the Shanghai Office Manager in November 2009 and Financial Controller in September 2009 overseeing all the financial and administration of our China operation. Prior to joining MoqiZone, Ms. Qian was at Glory Silicon where she was responsible for financial operations of two solar wafer factories from August 2008 to July 2009. From January 2002 to July 2008 Ms Qian worked in the audit practice of KPMG’s Shanghai office, working with affiliates of US, European and Asian public companies, as well as domestic Chinese companies listed on the China and overseas markets and was an Audit Partner of KPMG Shanghai since July 2005. Ms. Qian is a member of the Chinese Institute of Certified Public Accountants. Ms Qian holds a Bachelor’s degree in International Accounting from Shanghai University of Finance and Economics and is a member of the Chinese Institute of Certified Public Accounts.

Wu Qing Quo  is appointed as our Vice President of Government Relationships since September 2009. Mr. Wu's responsibility is to overlook the internal and external security affairs of the Company. Mr. Wu has been working with various local governments in different provinces including Heilongjiang, Shanxi Province and Guangxi Province from 2000 to 2010 as a security consultant and will be extremely valuable when the Company expands its footprints to unfamiliar provinces.

Chris Wong was appointed as the Vice President of Commerce since March 2010 and prior to that, Mr. Wong was appointed as the Business Strategist of the Company from October 2008 to February 2010. Mr. Wong  is responsible for formulating business strategies for the Company and to position our overall business development. From May 2008 to August 2008, Mr. Wong was employed as the business analysis for CY Foundation Group Ltd. (a company listed on the main board of the Hong Kong Stock Exchange (SEHK.1182)). From June 2006 to May 2008, Mr. Wong was employed as the General Manager of Jupiter Entertainment Asia Limited and he built and lead Shanghai online game team to deploy causal game, online community operations, marketing, promotion and sales. He also worked with the CEO in formulating strategic direction of the company, including developing and implementing long term plans and strategies that are in alignment with the company's values and culture. During May 2004 to Feb 2006, Mr. Wong worked for Shanda Interactive Entertainment (NASDAQ:SNDA) as the personal assistant to the Chairman and CEO. He is a consultant in the “Society of Industry Leader” for Vista Research, a business of Standard & Poor’s. He has an MBA from University of Bradford, England and is a member of the Institute for the Management of Information Systems since. Mr. Wong has extensive online gaming experience in the Greater China.

Calvin Lam is appointed as our Vice President of Mobile Business & CEO of Viva Red Ltd since May 2010. Mr. Lam has extensive experience in the internet and gaming industry. In 2007, he joined CITIC Group to operate and manage its Online Entertainment business, and established an Online Betting Exchange in Macau in 2008. Prior to CITIC, Mr. Lam founded his own mobile gaming company in Shanghai – SOLUTE which is in the business of integrating mobile games with TV shows, movies and online games. SOLUTE was the top 3 service providers in Shanghai Mobile. In 2003, SOLUTE was acquired by Shanda Network (a subsidiary of Shanda Interactive Entertainment (NASDAQ:SNDA)) and Mr. Lam was appointed as the Division Manager of the Mobile Division of Shanda from 2003 to 2006. Prior to his venture in the gaming industry, Mr. Lam worked at Microsoft, Silicon Graphics and Software.com where he was able to establish his solid management and sales experience dealing with Telco companies.

The Board is responsible for oversight of the management of the Company and providing strategic direction. It monitors operational and financial performance, human resources policies and practices and approves the Company's budgets and business plans. Our Board of Directors plays a significant role in our risk oversight and it is also responsible for overseeing the Company's risk management, financial reporting and compliance framework. The Board of Directors makes all relevant Company decisions. As such, it is important for us to have our Chief Executive Officer, Mr. Lawrence Cheung, serve on the Board as he plays a key role in the risk oversight of the Company. Our Vice President of Finance, Mr. Benjamin Chan also serves as a member of the Board. As a smaller reporting company with a small board of directors, we believe it is appropriate to have the involvement and input of all of our directors in risk oversight matters.

The Company plans to establish the following committees consisting solely independent directors to provide oversight in the near future:
●            An audit committee which will be responsible for overseeing the accounting and financial reporting processes of our company and audits of the financial statements of our company, including the appointment, compensation and oversight of the work of our independent auditors.
●            A compensation committee of the board of directors which will be responsible for reviewing and making recommendations to the board regarding our compensation policies for our officers and all forms of compensation, and also administers our incentive compensation plans and equity-based plans.
●            A nominating committee of the board of directors which will be responsible for the assessment of the performance of the board, considering and making recommendations to the board with respect to the nominations or elections of directors and other governance issues. The nominating committee considers diversity of opinion and experience when nominating directors.

Currently, the above functions of the proposed committees are fulfilled by the Board entirely.

CORPORATE GOVERNANCE

Presently, we are not required to comply with the director independence requirements of any securities exchange. In determining whether our directors are independent, however, we intend to comply with the rules of the New York Stock Exchange Alternext Exchange, or the AMEX. The board of directors also will consult with counsel to ensure that the board of director’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors, including those adopted under the Sarbanes-Oxley Act of 2002 with respect to the independence of future audit committee members. The AMEX listing standards define an “independent director” generally as a person, other than an officer of a company, who does not have a relationship with the company that would interfere with the director’s exercise of independent judgment.

Currently we do not satisfy the “independent director” requirements of the American Stock Exchange, which requires that a majority of a company’s directors be independent. Our board of directors intends to appoint additional members, each of whom will satisfy such independence requirements.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

We strive to provide our named executive officers with a competitive base salary that is in-line with their roles and responsibilities when compared to peer companies of comparable size in the same or similar locality.

It is not uncommon for companies with operations primarily in China operations to have base salaries and bonuses as the sole and only form of compensation. The base salary level is established and reviewed based on the level of responsibility, the experience and tenure of the individual and the current and potential contributions of the individual. The base salary is compared to similar positions within comparable peer companies and with consideration of the executive’s relative experience in his or her position. Based on an evaluation of available information with respect to the base salaries of executives of our competitors, the base salary and bonus paid to our named executive officers is in line with our competitors.  Base salaries are reviewed periodically and at the time of promotion or other changes in responsibilities.

We plan to implement a more comprehensive compensation program appropriate for executives of a public company, which takes into account other elements of compensation, including without limitation, short and long term compensation, cash and non-cash, and other equity-based compensation such as stock options.  We expect that such compensation programs shall be comparative to our competitors in the industry and aimed to retain and attract talented individuals.

Executive Compensation

Trestle Executive and Director Compensation Information

Pursuant to a consulting agreement that we maintained with Venor, Inc., a consulting company over which Mr. Stoppenhagan is a principal, we paid Venor $61,000, $36,000 and $12,000 in 2007, 2008 and 2009, respectively as cash compensation for Mr. Stoppenhagen’s services as our Interim President and Secretary; additionally, Mr. Stoppenhagen received a $500 allowance per month for office expenses. Mr. Stoppenhagan did not receive any other compensation - not in the form of stock awards, stock options, or any other form.

Our directors did not receive any other compensation – not in the form of stock awards, stock options, or any other form.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compensation Earnings ($)	Non- qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Eric Stoppenhagen Interim President	2009	$14,000	-	-	-	-	-	-	$14,000	(1)

Eric Stoppenhagen Interim President	2008	$42,000	-	-	-	-	-	-	$42,000	(1)

(1)
Mr. Stoppenhagen received $3,000 per month as cash compensation for his services as our Interim President and Secretary; additionally, Mr. Stoppenhagen received a $500 allowance per month for office expenses. His office allowance is included in his compensation amounts.

MoqiZone Executive and Director Compensation Information

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compensation Ear n ings ($)	Non- qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Paul Lu	$3,833						$3,833

As of December 31 2008, the total salary accrued for Lawrence Cheung was $183,333. As MobiZone Hong Kong was still not revenue generating and was seeking financing, Lawrence Cheung agreed to waive all their accrued salary prior to the Financings for the benefit of the Investors of the Financings. No salary or any other compensation was accrued for Mr. Chan in 2008.

As of December 31, 2009, Mr. Lawrence Cheung is entitled to approximately $111,262 for 2009 and Mr. Lawrence Cheung has received approximately $52,154 and $59,108 remains unpaid. Mr. Benjamin Chan is entitled to $83,447 for 2009 and has received $42,593 and $40,854 remains unpaid. The amounts that Messrs Lawrence Cheung and Benjamin Chan are entitled to represent their respective executive officer role as Chief Executive Office and VP of Finance. Paul Lu will be paid approximately $1,900 per month as his director fees only.

Grants of Plan-Based Awards and Outstanding Equity Awards at Fiscal Year-End

We did not grant any options or awards to any of our named executive officers during our last two completed fiscal years nor did any of our executive officers exercise any such options or awards during such period.

Employment Agreements

We do not currently have any employment agreements with our executive officers, but intend to enter into employment agreements at market rates as determined by the board of directors and confidentiality agreements with our executive officers.

Retirement/Resignation Plans

We do not have any plans or arrangements in place regarding the payment to any of our executive officers following such person’s retirement or resignation.

Director Compensation

We have not paid our directors fees in the past for attending scheduled and special meetings of our board of directors. In the future, we may adopt a policy of paying independent directors a fee for their attendance at board and committee meetings. We reimburse each director for reasonable travel expenses related to such director's attendance at board of directors and committee meetings.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compensation Earnings ($)	Non- qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Lawrence Cheung, CEO	2009	$111,262	-	-	-	-	-	-	$111,262	(1)
Lawrence Cheung, CEO	2008	$0	-	-	-	-	-	-	$0	(2)
Benjamin Chan, VP of Finance	2009	$83,447	-	-	-	-	-	-	$83,447	(3)
Benjamin Chan, VP of Finance	2008	$0							$0	(4)
Leo Cheung, VP of Sales and Marketing	2009	$31,001	-	-	-	-	-	-	$31,001	(5)
Leo Cheung, VP of Sales and Marketing	2008	$0							$0
Calvin Ng, VP of System and Information Control	2009	$31,554							$31,554	(6)
Calvin Ng, VP of System and Information Control	2008	$0							$0	(7)

(1)
Mr. Lawrence Cheung is entitled to approximately $111,262 for 2009, approximately $52,154 of which has been received and $59,108 remains unpaid; Mr. Cheung agrees that such salary will not be paid to him until the Company’s cash position improves. The amount that Mr. Cheung is entitled to represents his executive officer role as Chief Executive Office.

(2)
No salary was paid in cash to the CEO Lawrence Cheung or any of the officers and directors in 2008. Lawrence Cheung had accrued salary of $183,333 for the fiscal year ended December 31, 2008, but all such outstanding salary was waived before the Financings.

(3)
Mr. Benjamin Chan is entitled to $83,447 for 2009, $42,593 of which has been paid cash and $40,854 remains unpaid. Mr. Chan agrees that such salary will not be paid to him until the Company’s cash position improves. The amount that Mr. Chan is entitled to represents his executive officer role as VP of Finance.

(4)	Mr. Benjamin Chan did not receive any compensation for 2008.
(5)
Mr. Leo Cheung joined the Company in May 2009 and was paid a total of $31,001 for the fiscal year ended December 31, 2010. The amount that Mr. Cheung is entitled to represents his executive officer role as VP of Sale and Marketing.

(6)	Mr. Calvin Ng is entitled to $31,554 for 2009. The amount that Mr. Ng is entitled to represents his executive officer role as VP of System and Information Control.
(7)	Mr. Ng did not receive any compensation for 2008.

Grants of Plan-Based Awards and Outstanding Equity Awards at Fiscal Year-End

We did not grant any options or awards to any of our named executive officers during our last two completed fiscal years nor did any of our executive officers exercise any such options or awards during such period.

Employment Agreements

We do not currently have any employment agreements with our executive officers, but intend to enter into employment agreements at market rates as determined by the board of directors and confidentiality agreements with our executive officers.

Retirement/Resignation Plans

We do not have any plans or arrangements in place regarding the payment to any of our executive officers following such person’s retirement or resignation.

Compensation of Directors

Only Paul Lu was paid approximately $1,900 per month ($23,000 per annum) as his director fees only, since he was appointed as a director on November 3, 2009.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Currently, we have only two directors who also serve as our executive officers. We have not yet designated any committees for our board of directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of January 10, 2011, we had a total of 14167,946 shares of Common Stock.

The following table sets forth, as of January 10, 2011: (a) the names and addresses of each beneficial owner of more than five percent (5%) of our Common Stock known to us, the number of shares of Common Stock beneficially owned by each such person, and the percent of our Common Stock so owned currently; and (b) the names and addresses of each director, executive officer and significant employee, the number of shares our Common Stock beneficially owned, and the percentage of our Common Stock so owned, by each such person, and by all of our directors and executive officers as a group. Each person has sole voting and investment power with respect to the shares of our Common Stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of Common Stock, except as otherwise indicated. Individual beneficial ownership also includes shares of Common Stock that a person has the right to acquire within 60 days from October 16, 2010.

Pursuant to the terms of the Share Exchange Agreement, Eric Stoppenhagan resigned as our Interim President, effective immediately.  All of our current directors tendered their resignation as our directors, which resignations were effective on June 19, 2009, the tenth day after mailing of a Schedule 14f-1 pursuant to Rule 14f-1 of the Securities Exchange Act of 1934, as amended to our stockholders.   On June 5, 2009, our Board of Directors appointed Cheung Chor Kiu Lawrence (Lawrence Cheung) to serve as the Chairman of our board and our Chief Executive Officer effective as of the close of the Share Exchange, and nominated Benjamin Chan to serve as our other director with such appointment to be effective on the tenth day after mailing the Schedule 14f.

The Company also appointed Paul Lu to be our director with such appointment being effective on November 3, 2009.

Unless otherwise noted, the principal address of each of the directors, officers and director nominee listed below is 7A-D Hong Kong Industrial Building, 444-452 Des Voeux Road West, Hong Kong.

Name	Current Amount and Nature of Beneficial Ownership (1)		Current Percentage of Outstanding Shares (1)
MKM Opportunity Master Fund, Ltd (2)	1,272,286	(3)	8.88%

JSDWay Digital Technology (Samoa) Co., Ltd. (4)	704,008		5.15%

Cheung Chor Kiu Lawrence (Lawrence Cheung)	8,556,092	(5)	62.47%

Benjamin Chan	-		-

All Directors, Executive Officers and Director Nominees after the Share Exchange and after the Effective Date of this Schedule, As a Group	8,740,242		63.95%

1.
The numbers are based on 13,695,724 shares of common stock outstanding. All Percentages have been rounded up to the nearest one hundredth of one percent and such percentage is based upon the amount of outstanding our common stock. All share ownership figures include shares of our Common Stock issuable upon securities convertible or exchangeable into shares of our Common Stock within sixty (60) days of May 20, 2010, which are deemed outstanding and beneficially owned by such person for purposes of computing his or her percentage ownership, but not for purposes of computing the percentage ownership of any other person.

2.
The person having voting, dispositive or investment powers over MKM is David Skirloff, Authorized Agent. The address of Strategic is c/o Trestle Holdings, Inc., P.O. Box 4198, Newport Beach, CA 92661-4198.

3.
This number represents: (i) 507,559 shares of Common Stock consisting of 494,530 shares of Common Stock MKM held in Trestle prior the Share Exchange after the effect of the Reverse Split,5,601 shares of common stock paid as interest upon conversion of the note into Series A preferred stock and 7,428 common shares paid as the December 31, 2009 series A dividend payment; (ii) an aggregate of 277,778 shares of common stock underlying the Series A Preferred Stock pursuant to the Financing; (iii) an aggregate of 111,100 shares of common stock underlying the Series C Preferred Stock that MKM shall receive upon conversion of the Series C Preferred Stock pursuant to the Financing; (iv) 138,889 shares of common stock underlying the Series A Warrants; (v) 138,889 shares of common stock underlying the Series B Warrants; (vi) 55,550 shares of common stock underlying the Series C Warrants; and (vii) 55,550 shares of common stock underlying the Series D Warrants.

4.
The person having voting, dispositive or investment powers over JSDWay Digital Technology (Samoa) Co., Ltd. is JSDWay Digital Technology Company Limited, a Taiwan incorporated corporation. The address of JSDWay is c/o Equity Trust (Samoa) Limited, Equity Trust Chambers, P.O. Box 3269, Apia, Samoa.

JSDWAY Digital Technology Co. LTD purchased a 36% interest in the Company for $166,011 with cash to maintain its percentage ownership at 43% after the capitalization of $294,860 payable to Lawrence Cheung in 2007, described above. At the same time, The Company purchased computer software for $157,000 from JSDWAY Digital Technology Co. LTD for our platform technology development.LTD. The transaction from the Company’s point of view was carried out on an arms-length basis.

The seller of the software has responsibilities to test the software and process one-month maintenance. As there was no significant abnormal operation, the company agreed to accept the purchase. The seller is also responsible for providing the company with the after-sell service for 3 years and guaranteeing that to its knowledge, none of the Licensee Licensed Intellectual Property infringes upon or misappropriates the rights of any Third Party nor is infringed upon or misappropriated by any Third Party or its property.

5.
After the Share Exchange, 900,000 of Mr. Cheung’s shares are subject to an escrow agreement pursuant to which such shares are to be released back to Mr. Cheung and/or to the Investors of the Financing, based upon certain performance targets as set forth in the Share Exchange Agreement dated March 15, 2009. In addition, Of the 8,556,092 shares that Mr. Cheung currently owns, he plans to transfer 5,235,883 shares to the following persons, subject to such persons achieving certain performance requirements under agreements to be entered into during the 1st or 2nd quarter of 2010. These proposed transfers and the prospective transferees are as follows: approximately 656,646 shares to Goodstand Holdings, Ltd., a company currently owned by Mr. Cheung, the shares of which will be transferred to Sam Huang – the Company’s Chief Technical Officer; approximately 1,553,770 shares to Cheerman Investment Ltd., a company currently owned by Mr. Cheung, the shares of which will be transferred to Zhang Xin Hua – the Company’s General Manager; approximately 1,477,483 shares to Bright Clever Holdings Ltd., a company currently owned by Mr. Cheung, the shares of which will be transferred to Zheng Wei; approximately 1,147,984 shares to Zenia Limited, and these shares will be transferred to Benjamin Chan – Vice President of Finance; approximately 400,000 shares to Calvin Ng– Vice President of System Control; After these transfers, Mr. Cheung will continue to own approximately 2,420,209 shares.

Change in the Control

As a result of consummation of the transactions under the Share Exchange Agreement, Trestle owns 100% of the capital stock of MoqiZone Cayman which, in turn owns 100% of the capital stock of MoqiZone Hong Kong and its wholly-owned Shanghai MoqiZone subsidiary. The former stockholders of MoqiZone Cayman own an aggregate of 10,743,000 shares of Trestle common stock or approximately 95% of its outstanding Trestle common stock after giving effect to the transactions under the Share Exchange Agreements but before giving effect to dilution resulting from the conversion by investors of any of their shares of Series A Preferred Stock or the exercise of any of the Warrants issued and to be issued in the MoqiZone Hong Kong Unit offering.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

We have not entered into any transactions during the last two fiscal years with any director, executive officer, director nominee, 5% or more shareholder, nor have we entered into transactions with any member of the immediate families of the foregoing person (include spouse, parents, children, siblings, and in-laws) nor is any such transaction proposed, except as follows:

JSDWAY Digital Technology Co. LTD purchased a 36% interest in the Company for $166,011 with cash to maintain its percentage ownership at 43% after the capitalization of $294,860 payable to Lawrence Cheung in 2007, described above. At the same time, The Company purchased computer software for $157,000 from JSDWAY Digital Technology Co. LTD for our platform technology development.LTD. The transaction from the Company’s point of view was carried out on an arms-length basis.

The seller of the software has responsibilities to test the software and process one-month maintenance. As there was no significant abnormal operation, the company agreed to accept the purchase. The seller is also responsible for providing the company with the after-sell service for 3 years and guaranteeing that to its knowledge, none of the Licensee Licensed Intellectual Property infringes upon or misappropriates the rights of any Third Party nor is infringed upon or misappropriated by any Third Party or its property.

The Performance Shares

Under the terms of the Share Exchange Agreement dated March 15, 2009, all of the shareholders of MoqiZone Cayman who are members of our senior management have deposited in an escrow account an aggregate of 900 shares of the Series B Preferred Stock (which were automatically converted into 900,000 shares of Trestle common stock).  These shares (the “Performance Shares”) will be delivered to the management group shareholders only in the event that the Company achieves certain performance targets over the twelve consecutive months commencing July 1, 2009 and ending June 30, 2010 (the “Measuring Period”).  If $6,000,000 or more raised in the Financing, then: (i) in the event that we realize at least $19,171,000 of reported revenues by the end of the twelve month Measuring Period, all of the Performance Shares will be released to the management group, and (ii) in the event that less than $19,171,000 of reported revenues are realized by the end of the twelve month Measuring Period, a pro-rata portion of the Performance Shares shall be distributed to the purchasers of the Units offered hereby, based upon 0.2347 Performance Shares for each USD $1.00 that the actual revenues achieved by the end of the Measuring Period shall be less than the $19,171,000 Target Revenue, or 45,000 Performance Shares for each 1% of $19,171,000 ($191,710) by which the actual revenues shall be less than the Target Revenue. If less than $6,000,000 is raised in the Financing, then: (i) in the event that we realize at least $10,450,000 (the “Lower Target Revenue”) in reported revenues by the end of the twelve month Measuring Period, all of the Performance Shares will be released to the management group and (ii) in the event that less than $10,450,000 of reported revenues are realized by the end of the twelve month Measuring Period, a pro-rata portion of the Performance Shares shall be distributed to the purchasers of the Units offered hereby, based upon 0.4306 Performance Shares for each USD $1.00 that the actual revenues achieved by the end of the Measuring Period shall be less than the Lower Target Revenue, or 45,000 Performance Shares for each 1% of $10,450,000 ($104,500) by which the actual revenues shall be less than the Lower Target Revenue.

Any Performance Shares distributable from the escrow will be made within ten business days after the final calculations with respect to the distribution of the Performance Shares are made, and will be distributed to investors in the MoqiZone Hong Kong financing on a pro-rata basis by which the amount of securities purchased by each investor bears to the total amount of securities sold. Performance Shares not distributed to investors will be returned to the management group at the end of the Measuring Period.

The Performance Warrants

Certain of the members of our senior management will be, under the terms of the Share Exchange Agreement, entitled to receive three year warrants to purchase 900,000 shares of Trestle common stock, exercisable at $1.80 per share (the “Performance Warrants”) in the event that our audited net income as of the date that is 24 months after the Final Closing of the Financing shall equal or exceed $21,560,000, assuming that we complete this Offering with the sale of at least 600 Units for $6,000,000.  If however, we complete the Offering for an aggregate amount less than $6,000,000, than such persons shall only be entitled to receive the Performance Warrants in the event that our audited net income as of the date that is 24 months after the Final Closing of the Financing equals or exceeds $5,000,000.

We are in the process of creating a list of senior executive who will be entitled to the Performance Warrants.

Lock Up Agreements

All of the Trestle shares of common stock to be owned by the management shareholders will be restricted from public or private sale for a period of twelve months following the effective date of the registration statement registering the Series B Conversion Shares and Warrant Shares for resale under the Securities Act of 1933, as amended; following such twelve month period, management shall be allowed to sell up to 1/12 of their holdings each month for the next twelve months.

Computer Software Purchase

Prior to the JSDWAY’s purchase of 36% interest for $ 166,011 and the capitalization of $294,860 payable to Lawrence Cheng in 2007, Lawrence Cheng owned 57% interest of MoqiZone Hong Kong, while JSDWAY Digital Technology Co. LTD owned 43% interest. After the $294,860 payable to Lawrence Cheung was capitalized, the interest that Lawrence Cheung held increased accordingly. In order to maintain the ownership percentage at the same level, which was 43%, JSDWAY Digital Technology Co. LTD put in additional paid-in capital for $166,011 with cash, which represents 36% interest in the Company. This purchase of software was carried out on a cash basis.

At the same time of JSDWAY putting in additional paid-in capital, The Company purchased computer software for $157,000 in cash from JSDWAY Digital Technology Co. LTD for our platform technology development.

The management has adopted FASB ASC 850-10-50-5 to determine whether the transaction was not carried out on an arms-length basis. According to FASB ASC 850-10-50-5, transactions involving related parties cannot be presumed to be carried out on an arm's-length basis, as the requisite conditions of competitive, free-market dealings may not exist and representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm's-length transactions unless such representations can be substantiated. Therefore, the transaction from the Company’s point of view was not carried out on an arms-length basis.

During the reverse merger on June 1, 2009, JSDWay sold all of its 43% interest at Mobizone Hong Kong to Lawrence at nominal value in exchange of Lawrence transferring the Series B Preferred Shares to JSDWay. After further negotiation, the parties have agreed that JSDWay will get 1 million common shares of the total common shares converted from the Series B Preferred Stock, of which 704,008 shares have been issued to JSDWay, and the other 295,992 shares are currently held under Mr. Cheung’s name and will be released to JSDWay, upon JSDWay bringing in contents and supporting the gaming market development.

WiMAX License Fee

Pursuant to the Cooperation Agreement dated September 25, 2009 between Shanghai MoqiZone, Tai Ji and SZ Alar, we are required to pay Tai Ji:-

(a)
an annual license fees of RMB 2,500,000 for Year 2008, RMB 3,000,000 for Year 2009 and thereafter; and the annual license fee shall be increased by RMB 500,000 per year based on the previous year annual license fee to a maximum of RMB 7,000,000 per year until the license expires; and

(b)	Tai Ji will further collect a usage fee of RMB 20,000 per year per radio base station.

Tai Ji Chairman Zheng Wei and General Manager Zhang Xin Hua are co-founders of the Company and Zheng Wei was one of the shareholders of SZ Alar whilst Zhang Xin Hua is one of the directors of Shanghai MoqiZone, and as such they fall within the definition of related party. MoqiZone is required to use the spectrum in order to provide its MoqiZone WiMAX Network service. As of October 14, 2010, the Company has already paid the 2008 and 2009 license fees. We are not required to pay any usage fee for the radio base station as they are still on trial stage.

Review, Approval and Ratification of Related Party Transactions

Given our small size and limited financial resources, we do not have formal policies and procedures for the review, approval or ratification of transactions, such as those described above, with our executive officers, directors and significant shareholders. However, we intend that such transactions will, on a going-forward basis, be subject to the review, approval or ratification of our board of directors, or an appropriate committee thereof.

Director Independence

Presently, we are not required to comply with the director independence requirements of any securities exchange.  In determining whether our directors are independent, however, we intend to comply with the rules of the NYSE Amex.  The board of directors also will consult with counsel to ensure that the Board of Director’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors, including those adopted under the Sarbanes-Oxley Act of 2002 with respect to the independence of future audit committee members.  The NYSE AMEX listing standards define an “independent director” generally as a person, other than an officer of a company, who does not have a relationship with the company that would interfere with the director’s exercise of independent judgment.

Currently we do not satisfy the “independent director” requirements of the NYSE Amex, which requires that a majority of a company’s directors be independent.  Our board of directors intends to appoint additional members, each of whom will satisfy such independence requirements.

ITEM 11 A.  MATERIAL CHANGES
None.

ITEM 12.  INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
None.

Item 12A.  DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by that director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether that indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.               Other Expenses of Issuance and Distribution.

The following table sets forth estimated expenses we expect to incur in connection with the sale of the shares being registered. All such expenses are estimated except for the SEC and FINRA registration fees.

SEC registration fee	$931
FINRA registration fee	$6,450
Printing expenses	$5,000
Fees and expenses of counsel for the Company	$30,000
Fees and expenses of accountants for Company	$10,000
Blue Sky fees and expenses	$5,000
Miscellaneous	$12,224
*Total	$69,605

Item 14.               Indemnification of Directors and Officers.

Article VIII of our Articles of Incorporation provide that no director or officer of the corporation past, present or future, shall be personally liable to the corporation or any of its shareholders for damages for breach of fiduciary duty as a director or officer, except for liability (1) for any breach of the director's duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the Delaware General Corporation Law; or (4) for any transaction from which the director derived an improper personal benefit.

Our bylaws provide for the indemnification of our directors and officers, as to those liabilities and on those terms and conditions as appropriate.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

 On June 1, 2009, we completed a private financing of $4,345,000, with 10 accredited investors, which includes $300,000 that we received in October 2008 pursuant to a Convertible Loan Agreement with two accredited investors (the “Convertible Notes”); the Convertible Notes automatically convert into the same securities issued to the investors pursuant to the June 1 Financing.  The net proceeds from the June 1 Financing were approximately $3,637,000.   The securities offered in this Financing were sold pursuant to a Securities Purchase Agreement (the “Purchase Agreement”) by and among the Company, MoqiZone Cayman, Lawrence Cheung, MKM Capital Opportunity Fund Ltd. and each of the purchasers thereto (the “Investors”).  Pursuant to the Purchase Agreement, we issued a total of approximately 435 Units of securities consisting of (a) $10,000 of 8% exchangeable convertible notes of MoqiZone Hong Kong due March 31, 2011 (the “Notes”), (b) three year Class A callable warrants (the “Class A Warrants”) to purchase 2,778 shares of common stock of Trestle, at an exercise price of $2.50 per share, and (c) three year Class B non-callable warrants (the “Class B Warrants”) to purchase 2,778 shares of common stock of Trestle at an exercise price of $3.00 per share.  The exercise prices of the Warrants are subject to weighted average and other anti-dilution adjustments. Pursuant to the sale of approximately 435 Units, we issued an aggregate of approximately $4,345,000 of Notes, Class A Warrants to purchase up to 1,206,948 shares of common stock and Class B Warrants to purchase up to 1,206,948 shares of common stock will be issued.

On August 11, 2009, we completed a private equity financing of $900,000 with 3accredited investors (the “Second Financing”).  Net proceeds from the Second Financing are approximately $800,000.  Pursuant to the Second Financing, we issued a total of approximately 90 Units of securities consisting of (a) $10,000 of 8% exchangeable convertible notes of MoqiZone Hong Kong due March 31, 2011 (the “Notes”), (b) three year Class A callable warrants (the “Class A Warrants”) to purchase 2,778 shares of common stock of Trestle, at an exercise price of $2.50 per share, and (c) three year Class B non-callable warrants (the “Class B Warrants”) to purchase 2,778 shares of common stock of Trestle at an exercise price of $3.00 per share.  The exercise prices of the Warrants are subject to weighted average and other anti-dilution adjustments. Pursuant to the sale of approximately 90 Units, we issued an aggregate of approximately $900,000 of Notes, Class A Warrants to purchase up to 250,000 shares of common stock and Class B Warrants to purchase up to 250,000 shares of common stock will be issued.   All of the securities issued in the Second Financing contain the same terms and conditions as the securities issued to the Investors of the First Financing.

In connection with the Financings, we granted warrants to purchase up to 582,779 warrants to purchase up to 582,779 shares of our common stock to TriPoint Global Equities, LLC, the placement agent or its designees. These warrants have the same terms as the warrants issued to Investors and included in the Units

The 2010 Financing

We completed a private equity financing of $1,956,200 on March 29, 2010, with 7 accredited investors. Net proceeds from the offering, are approximately $1,760,400. Pursuant to the financing, we issued, for $1,956,000, a total of 869,422 units of our securities at $2.25 per unit. Each Unit consists of (i) one (1) share of the Company’s Series C Convertible Preferred Stock, par value $0.001 per share (the “Preferred Shares”), convertible into one share of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and (ii) a Series C Warrant (the “Series C Warrant”) and Series D Warrant (the “Series D Warrant”), collectively the “Warrants”), with the total amount of Warrants of each Series exercisable to purchase that number of shares of Common Stock as shall be equal to fifty percent (50%) of the number of Units purchased in the Offering. Each of the Warrants has a term of three (3) years.

In connection with this financing, we paid cash compensation to a placement agent in the amount of $195,620. Additionally, in connection with this financing, we granted warrants to purchase up to 86,942 shares of common stock, Series C Warrants to purchase up to 43,471 shares of common stock and Series D Warrants to purchase 43,471 shares of common stock to the placement agent or its designees. These warrants have the same terms as the warrants issued to Investors that are included in the Units.

Additionally, we completed the initial closing of a private equity financing of approximately $247,000 on August 27, 2010 with 2 accredited investors pursuant to a Securities Purchase Agreement.  Net proceeds from the offering, are approximately $207,000.  Pursuant to the financing, we issued a total of 11 units of our securities at $22,500 per unit.  Each Unit consists of (i) an 8% Convertible Note, convertible into shares of the Common Stock, (ii) a Series E Warrant, and (iii) a Series F Warrant, each such warrant gives the holder the right to purchase up to that number of shares of our common stock as shall be equal to fifty percent (50%) of the number of shares of common stock underlying the Convertible Note.  Each of the Warrants has a term of three (3) years.

In connection with the August 27 th financing, we paid cash compensation to a placement agent in the amount of $24,650.  We also issued, to the placement agent or its designees, in connection with this financing,  warrants to purchase up to that number of shares of our common stock as shall be equal to ten percent (10%) of the total number of shares underlying the Units.  These warrants have the same terms as the warrants issued to Investors that are included in the Units.

The Financings were consummated pursuant to the exemption from the registration provisions of the Securities Act of 1933, as amended, provided by Section 4(2) of the Securities Act, Rule 506 of Regulation D and/or Regulation S promulgated thereunder since the investors’ were either foreign or accredited.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBITS

The following exhibits are filed as part of this registration statement:

Item 16. Exhibits
EXHIBIT INDEX

Exhibit No.	Document
3.1	Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the registration statement filed on May 21, 2010).

5.1	Opinion of Counsel

10.1	Form of Securities Purchase Agreement (Incorporated by reference to exhibit 10.1 of the Current Report on Form 8-K that we filed on June 3, 2009).

10.2	Form of 8% Exchangeable Note issued under Securities Exchange Agreement (Incorporated by reference to exhibit 10.2 of the Current Report on Form 8-K that we filed on June 3, 2009).

10.3	Form of Registration Rights Agreement (Incorporated by reference to exhibit 10.3 of the Current Report on Form 8-K that we filed on June 3, 2009).

10.4
Form of Certificate of Designation of the Relative Rights and Preferences of the Series A Convertible Preferred Stock (Incorporated by reference to exhibit 10.4 of the Current Report on Form 8-K that we filed on June 3, 2009).

10.5
Form of Certificate of Designation of the Relative Rights and Preferences of the Series B Convertible Preferred Stock (Incorporated by reference to exhibit 10.5 of the Current Report on Form 8-K that we filed on June 3, 2009).

10.6	Form of Series A Warrant (Incorporated by reference to exhibit 10.6 of the Current Report on Form 8-K that we filed on June 3, 2009).

10.7	Form of Series B Warrant (Incorporated by reference to exhibit 10.7 of the Current Report on Form 8-K that we filed on June 3, 2009).

10.8	Form of Pledge Agreement (Incorporated by reference to exhibit 10.8 of the Current Report on Form 8-K that we filed on June 3, 2009).

10.9	Form of Guaranty Agreement (Incorporated by reference to exhibit 10.9 of the Current Report on Form 8-K that we filed on June 3, 2009).

10.10	Form of Share Escrow Agreement (Incorporated by reference to exhibit 10.11 of the Current Report on Form 8-K that we filed on June 3, 2009).

10.11	Form of Exclusive Business Cooperation Agreement (Incorporated by reference to exhibit 10.1 of the Current Report on Form 8-K that we filed on September 25, 2009).

10.12
Form of Share Pledge Agreement among Shanghai MoqiZone,SZ Alar and the Shareholder of SZ Alar (Incorporated by reference to Exhibit 10.2 of the Current Report on form 8-K that we filed on September 25, 2009).

10.13
Form of Exclusive Option Agreement among Shanghai MoqiZone, SZ Alar and the Shareholder of SZ Alar (Incorporated by reference to Exhibit 10.3 of the Current Report on form 8-K that we filed on September 25, 2009).

10.14	Form of Loan Agreement among MobiZone Hong Kong,SZ Alar and Shareholder of SZ Alar (Incorporated by reference to Exhibit 10.4 of the Current Report on form 8-K that we filed on September 25, 2009).

10.15
Form of Irrevocable Power of Attorney between Shanghai MoqiZone and the Shareholder of SZ Alar (Incorporated by reference to Exhibit 10.4 of the Current Report on form 8-K that we filed on September 25, 2009).

10.16	Netcafe Aquisition Agreement, including English translation (Incorporated by reference to Exhibit 10.12 of the Registration Statement filed on May 21,2010).

10.17	Form of Form of Securities Purchase Agreement (Incorporated by reference to Exhibit 10.1 of the current report on Form 8-K filed on September 1. 2010).

10.18	Form of Registration Rights Agreement (Incorporated by reference to Exhibit 10.2 of the current report on Form 8-K filed on September 1. 2010).

10.19	Form of Convertible Note (Incorporated by reference to Exhibit 10.3 of the current report on Form 8-K filed on September 1. 2010).

10.20	Form Series E Warrant (Incorporated by reference to Exhibit 10.4 of the current report on Form 8-K filed on September 1. 2010).

10.21	Form of Series F Warrant (Incorporated by reference to Exhibit 105 of the current report on Form 8-K filed on September 1. 2010).

10.22
Copies of the Company’s Shanghai, Shenzhen and Hong Kong Lease Agreements, including the English translation of the Hong Kong Lease Incorporated by Reference to Exhibit 10.22 of the Registration Statement Pre-Effective Amendment 5 filed on October 15, 2010).

10.23	Share Exchange Agreement dated March 15, 2009 (Incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed on March 23, 2009).

21.1	List of Subsidiaries of the Registrant-Moqizone Holding Corporation
23.1	Consent of Paritz & Paritz

21.1	List of Subsidiaries of the Registrant – Moqizone Holding Corporation (Incorporated by Reference to Exhibit 21.2 of the Registration Statement Pre-Effective Amendment 5 filed on October 15, 2010).

99.1	Press Release (Incorporated by Reference to Exhibit 99.1 on the Current Report 8-K that we filed on August 11, 2009).

ITEM 17.  UNDERTAKINGS

The undersigned registrant hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of  appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(5) In accordance with Rule 430C,  deem this prospectus to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has and authorized this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, on January 10, 2011.

Moqizone Holding Corporation

By:	/s/ Lawrence Cheung
Lawrence Cheung Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 was signed by the following persons in the capacities and on the dates stated.

/s/ Lawrence Cheung	Dated: January 10, 2011
Lawrence Cheung
Chief Executive Officer, Acting Chief Financial Officer,
Acting Principal Accounting Officer and Chairman

/s/ Benjamin Chan	Dated: January 10, 2011
Benjamin Chan, Director

/s/ Paul Lu	Dated: January 10, 2011
Paul Lu, Director